UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

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☐	Soliciting Material Pursuant to §240.14a-12

CHIPOTLE MEXICAN GRILL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Chipotle Mexican Grill, Inc.

1401 Wynkoop Street, Suite 500

Denver, CO 80202

March 26, 2015

DEAR SHAREHOLDER:

You are cordially invited to attend the annual meeting of shareholders of Chipotle Mexican Grill, Inc., which will be held on May 13, 2015 at 8:00 a.m. local time at The Westin Denver Downtown, 1672 Lawrence Street, Denver, Colorado. Details of the business to be conducted at the annual meeting are given in the notice of meeting and proxy statement that follow.

Please vote promptly by following the instructions in this proxy statement or in the Notice of Internet Availability of Proxy Materials that was sent to you.

Sincerely,

/s/ Steve Ells

  Chairman of the Board and Co-Chief Executive Officer

NOTICE OF MEETING

The 2015 annual meeting of shareholders of Chipotle Mexican Grill, Inc. will be held on May 13, 2015 at 8:00 a.m. local time at The Westin Denver Downtown, 1672 Lawrence Street, Denver, Colorado. Shareholders will consider and take action on the following matters:

1.	Election of the six directors named in this proxy statement, John Charlesworth, Kimbal Musk, Monty Moran, Pat Flynn, Steve Ells, and Stephen Gillett, each to serve a one-year term;

2.	An advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement (or “say-on-pay”);

3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015;

4.	A proposal to approve the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, to authorize the issuance of an additional 2,200,000 shares of common stock under the plan and make other changes to the terms of the plan;

5.	A proposal to approve an amendment to the Amended and Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc., as amended, to eliminate a provision requiring the election of directors to be by plurality vote;

6.	A proposal to approve an amendment to the Amended and Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc., as amended, to change provisions requiring approval of certain matters by holders of not less than a two-thirds majority of our outstanding common stock to allow approval of those matters by a majority of our outstanding common stock;

7.	A proposal to approve amendments to the Chipotle Mexican Grill, Inc. Amended and Restated Bylaws to adopt a “proxy access” bylaw allowing a shareholder, or group of not more than 20 shareholders, owning an aggregate of not less than 5% of our outstanding common stock for not less than three years to submit a limited number of candidates for election to our Board, and to require us, subject to satisfaction of the requirements of our bylaws, to include such candidate(s) in our proxy materials for the meeting at which such election will be held;

8.	Five shareholder proposals, if properly presented at the meeting; and

9.	Such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Information with respect to the above matters is set forth in the proxy statement that accompanies this notice.

The record date for the meeting has been fixed by the Board of Directors as the close of business on March 16, 2015. Shareholders of record at that time are entitled to vote at the meeting.

By order of the Board of Directors

/s/ Monty Moran

Co-Chief Executive Officer, Secretary and Director

March 26, 2015

Please execute your vote promptly by following the instructions included on the Notice of Internet Availability of Proxy Materials that was sent to you, or as described under “How do I vote?” on page 2 of the accompanying proxy statement.

Proxy Statement Summary

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING AND BOARD RECOMMENDATION

1. Election of Directors (p. 7)
Name	Years of Service	Independent	Board Recommendation
John Charlesworth	16	Yes	For	This is the second year of our phasing out of the classification of the Board of Directors. At the annual meeting occurring in 2016, all directors will be re-elected annually.
Kimbal Musk	2	Yes	For
Monty Moran	9	No	For
Pat Flynn	17	Yes	For
Steve Ells	19	No	For
Stephen Gillett	new nominee	Yes	For

2. Say on Pay (p. 18)			For	See below under “Performance” and “Compensation” for additional discussion.
3. Ratification of Ernst & Young LLP as independent auditors (p. 19)			For

4. Amendment of Stock Incentive Plan (p. 21)			For
5. Elimination charter provision specifying plurality vote for the election of directors (p. 29)			For	Responsive to requests received from multiple shareholders in 2013 and 2014.

6. Elimination of super-majority voting provisions (p. 30)			For	Responsive to shareholder proposal receiving significant majority support in 2014.
7. Adopt proxy access bylaw (p. 31)			For

8. Shareholder proposals (p. 35)			AGAINST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT	i

Proxy Statement Summary (continued)

PERFORMANCE

Our business performance has been consistently strong. The graphic below reflects our business growth and shareholder return relative to our restaurant industry peer group (see page 55) for the one, three and five year periods ended December 31, 2014.

Moreover, our stock price performance since our initial public offering in 2006 has been superb.

ii	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT

Proxy Statement Summary (continued)

COMPENSATION

Notwithstanding our record of consistently strong business performance, approval of the say-on-pay vote held at our annual meeting in May 2014 declined steeply from prior years. In response, our Compensation Committee and management team had extensive dialogue with our shareholders, including contacting shareholders representing nearly two-thirds of our outstanding common stock. Changes we made in our executive compensation following the 2014 say-on-pay vote and our extensive shareholder engagement are summarized below. These changes were implemented for officer equity awards made in early 2015, and as a result will be fully reflected in the compensation disclosures in next year’s proxy statement.

WHAT WE HEARD	WHAT WE DID
Magnitude of officer equity grants too large.	Reduced grant-date value of officer equity grants for 2015 by up to 41% versus the values on which last year’s say-on-pay vote was held.

Concerns with basing equity awards on fixed number of shares.	Size of 2015 equity awards determined by reference to market value of awards on grant date.

Concerns with SOSARs potentially rewarding gains arising solely from market increases.	Revised performance framework to base vesting on performance versus restaurant industry peer group.

Using only time-based vesting for a portion of the awards is not sufficiently performance-oriented.	Revised performance framework to base vesting on performance versus restaurant industry peer group.

Questions regarding performance measures.	Implemented straightforward performance vesting schedule that is fully disclosed.

Partial vesting after two years doesn’t create sufficient ownership alignment.	Adopted three year cliff vesting, subject to performance versus restaurant industry peer group.

Equity awards weighted too heavily to Co-CEOs.	Reduced Co-CEO equity amounts by greatest amount, while continuing to make awards to a growing number of non-officer grantees, including restaurant managers.
Importance of maintaining incentives for current, highly-capable management team.	Awarded performance shares with potential upside for continued strong performance.

Insufficient reaction to investor concerns on compensation issues.	Changes set forth above following extensive stockholder engagement, and reaffirmed commitment to ongoing investor engagement.

Detailed discussion and analysis of our executive compensation begins on page 48. In reviewing the compensation information included in this proxy statement, it is important to bear in mind that consistent with past practice, compensation decisions for 2014 were made early in the year, before we filed our proxy statement for the annual meeting and received the say-on-pay vote. Consequently, the amounts and awards reflected in the compensation tables beginning on page 64 reflect decisions made before the 2014 say-on-pay vote.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT	iii

Proxy Statement Summary (continued)

GOVERNANCE HIGHLIGHTS
Seven of the nine members of our Board of Directors are independent.

Independent directors are led by an independent Lead Director.

Phase-out of classified board structure will be complete at annual shareholders meeting in 2016.

If Proposal 5 passes as recommended by our Board of Directors, Board intends to adopt changes to bylaws to implement majority voting in uncontested elections for directors.

Independent Board members meet in executive session at each regularly-scheduled Board meeting.

Board conducts an annual self-assessment, the results of which are reported to the full Board.

Each independent director is subject to Board stock ownership requirements.

No shareholder rights plan or “poison pill.”

See also page 53 for significant compensation policies and procedures we employ to motivate our employees to build shareholder value, while protecting the interests of all our shareholders.

iv	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT

Proxy Statement Summary	i

Annual Meeting Information	1

Beneficial Ownership of Our Common Stock	5

Proposal 1 — Election of Six Directors	7

Information Regarding the Board of Directors	7

Biographical Information	7

A Majority of our Board Members are Independent	11

Committees of the Board	11

Director Compensation	13

Corporate Governance	14

Chairman of the Board	14

Lead Director	14

How to Contact the Board of Directors	15

Executive Sessions	15

Director Nomination Process	15

Policies and Procedures for Review and Approval of Transactions with Related Persons	16

Role of the Board of Directors in Risk Oversight	16
Proposal 2 — An Advisory Vote to Approve the Compensation of our Executive Officers as Disclosed in this Proxy Statement	18
Proposal 3 — Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm	19

Audit Committee Report	20

Policy for Pre-Approval of Audit and Permitted Non-Audit Services	20
Proposal 4 — A Proposal to Approve the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan to Increase the Number of Shares of Common Stock Authorized for Issuance Under the Plan and Make Other Changes to the Terms of the Plan	21
Proposal 5 — A Proposal to Approve an Amendment to the Amended and Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc. to Remove a Requirement for the Election of Directors to be by Plurality Vote	29
Proposal 6 — A Proposal to Approve an Amendment to the Amended and Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc. to Eliminate Provisions Requiring a Supermajority Vote for Shareholders to Approve Certain Matters	30
Proposal 7 — A Proposal to Approve Amendments to the Amended and Restated Bylaws of Chipotle Mexican Grill, Inc. to Provide for Shareholder Access to the Company’s Proxy Materials for Shareholder-Nominated Candidates for Election to the Board of Directors	31

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT	v

Table of Contents (continued)

Proposal 8 — An Advisory Vote on a Shareholder Proposal Requesting That We Adopt a Bylaw to Provide for Shareholder Access to the Company’s Proxy Materials for Shareholder-Nominated Candidates for Election to the Board of Directors	35
Statement in Opposition by our Board of Directors
Proposal 9 — An Advisory Vote on a Shareholder Proposal Requesting Specification of Equity Awards in Equity Compensation Plans	36
Statement in Opposition by our Board of Directors
Proposal 10 — An Advisory Vote on a Shareholder Proposal Requesting Adoption of a Stock Retention Policy for Senior Executives	39
Statement in Opposition by our Board of Directors
Proposal 11 — An Advisory Vote on a Shareholder Proposal Requesting Chipotle to Adopt a Policy Restricting the Acceleration of Vesting of Equity Awards in the Event of a Change in Control	41
Statement in Opposition by our Board of Directors
Proposal 12 — An Advisory Vote on a Shareholder Proposal Requesting Chipotle to Issue an Annual Sustainability Report Meeting Specified Criteria	44
Statement in Opposition by our Board of Directors

Executive Officers	47

Compensation Discussion and Analysis	48

Letter From the Compensation Committee of our Board of Directors	48

Compensation Committee Report	64

Summary Compensation Table	64

Grants of Plan-Based Awards in 2014	65

Terms of 2014 Equity-Based Awards	66

Outstanding Equity Awards at December 31, 2014	66

Option Exercises and Stock Vested in 2014	67

Non-Qualified Deferred Compensation for 2014	67

Potential Payments Upon Termination or Change-in-Control	69

Section 16(a) Beneficial Ownership Reporting Compliance	72

Certain Relationships and Related Party Transactions	73

Shareholder Proposals and Nominations for 2016 Annual Meeting	74

Availability of SEC Filings, Corporate Governance Guidelines, Code of Conduct, Codes of Ethics and Committee Charters	74

Delivery of Materials to Shareholders with Shared Addresses	74

Miscellaneous	75

Appendix A — Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, as Proposed in Proposal 4	A-1

Appendix B — Amendedment to Amended and Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc., as Proposed in Proposal 5	B-1

Appendix C — Amendedment to Amended and Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc., as Proposed in Proposal 6	C-1

Appendix D — Amendedment to Chipotle Mexican Grill, Inc. Amended and Restated Bylaws, as Proposed in Proposal 7	D-1

vi	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT

Proxy Statement

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the annual meeting of shareholders of Chipotle Mexican Grill, Inc. to be held on Wednesday, May 13, 2015, beginning at 8:00 a.m. at The Westin Denver Downtown, 1672 Lawrence Street, Denver, Colorado. This proxy statement was prepared under the direction of Chipotle’s Board of Directors to solicit your proxy for use at the annual meeting. It will be made available to shareholders on or about March 26, 2015.

Who is entitled to vote and how many votes do I have?

If you were a shareholder of record of our common stock on March 16, 2015, you are entitled to vote at the annual meeting, or at any postponement or adjournment of the annual meeting. On each matter to be voted on, you may cast one vote for each share of common stock you hold. As of March 16, 2015, there were 31,048,874 shares of common stock outstanding and entitled to vote.

What am I voting on?

You will be asked to vote on twelve proposals:

PROPOSAL 1 —	Election of six directors: John Charlesworth, Kimbal Musk, Monty Moran, Pat Flynn, Steve Ells, and Stephen Gillett.

PROPOSAL 2 —	An advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement (“say-on-pay”).

PROPOSAL 3 —	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

PROPOSAL 4 —	A proposal to approve the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, to authorize the issuance of an additional 2,200,000 shares of common stock under the plan and make other changes to the terms of the plan.

PROPOSAL 5 —	A proposal to approve an amendment to the Amended and Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc., as amended, to eliminate a provision requiring the election of directors to be by plurality vote.

PROPOSAL 6 —	A proposal to approve an amendment to the Amended and Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc., as amended, to change provisions requiring approval of certain matters by holders of not less than a two-thirds majority of our outstanding common stock to allow approval of those matters by a majority of our outstanding common stock.

PROPOSAL 7 —	A proposal to approve amendments to the Chipotle Mexican Grill, Inc. Amended and Restated Bylaws to adopt a “proxy access” bylaw allowing a shareholder, or group of not more than 20 shareholders, owning an aggregate of not less than 5% of our outstanding common stock for not less than three years to submit a limited number of candidates for election to our Board and to require us to include such candidate(s), subject to satisfaction of the requirements of our bylaws, in our proxy materials for the meeting at which such election will be held.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT	1

Proxy Statement (continued)

PROPOSAL 8 —	A shareholder proposal, if properly presented at the meeting, requesting that the Board of Directors adopt and present for shareholder approval a “proxy access“ bylaw to allow a shareholder or group of shareholders owning an aggregate of 3% or more of our outstanding common stock continuously for at least three years to submit a limited number of candidates for election to our Board and to require us to include such candidate(s) in our proxy materials for the meeting at which such election will be held.

PROPOSAL 9 —	A shareholder proposal, if properly presented at the meeting, requesting specification of equity awards in equity compensation plans.

PROPOSAL 10 —	A shareholder proposal, if properly presented at the meeting, requesting adoption of a stock retention policy for senior executives.

PROPOSAL 11 —	A shareholder proposal, if properly presented at the meeting, requesting Chipotle to adopt a policy restricting the acceleration of vesting of equity awards in the event of a change in control.

PROPOSAL 12 —	A shareholder proposal, if properly presented at the meeting, requesting Chipotle to issue an annual sustainability report meeting specified criteria.

The Board of Directors is not aware of any other matters to be presented for action at the meeting.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends a vote FOR each candidate for director, FOR Proposals 2, 3, 4, 5, 6 and 7, and AGAINST Proposals 8, 9, 10,11 and 12.

How do I vote?

If you hold your shares through a broker, bank, or other nominee in “street name,” you need to submit voting instructions to your broker, bank or other nominee in order to cast your vote. In most instances you can do this over the Internet. The Notice of Internet Availability of Proxy Materials that was provided to you has specific instructions for how to submit your vote, or if you have received or request a hard copy of this proxy statement you may mark, sign, date and mail the accompanying voting instruction form in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement. However, since you are not a shareholder of record you may not vote your shares in person at the meeting without obtaining authorization from your broker, bank or other nominee.

If you are a shareholder of record, you can vote your shares over the Internet as described in the Notice of Internet Availability of Proxy Materials that was provided to you, or if you have received or request a hard copy of this proxy statement and accompanying form of proxy card you may vote by telephone as described on the proxy card, or by mail by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. Your designation of a proxy is revocable by following the procedures outlined in this proxy statement. The method by which you vote will not limit your right to vote in person at the annual meeting.

If you receive hard copy materials and sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors.

Will my shares held in street name be voted if I do not provide voting instructions?

Under the rules of the New York Stock Exchange, or NYSE, on voting matters characterized by the NYSE as “routine,” NYSE member firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. On non-routine proposals, such “uninstructed shares” may not be voted by member firms. Only the proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter for this purpose. None of the other proposals presented in this proxy statement are considered routine matters. Accordingly, if you hold your shares through a brokerage firm and do not provide timely voting instructions, your shares will be voted, if at all, only

2	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT

Proxy Statement (continued)

on Proposal 3. We strongly encourage you to exercise your right to vote in the election of directors and other matters to be voted on at the annual meeting.

Can I change my vote or revoke my proxy?

You can change your vote or revoke your proxy at any time before it is voted at the annual meeting by:

•	re-submitting your vote on the Internet;

•	if you are a shareholder of record, by sending a written notice of revocation to our corporate Secretary at our principal offices, 1401 Wynkoop Street, Suite 500, Denver, Colorado, 80202; or

•	if you are a shareholder of record, by attending the annual meeting and voting in person.

Attendance at the annual meeting will not by itself revoke your proxy. If you hold shares in street name and wish to cast your vote in person at the meeting, you must contact your broker, bank or other nominee to obtain authorization to vote.

What do I need to attend the meeting?

We generally limit attendance at the meeting to shareholders. Attendees will be required to present proof of ownership of Chipotle common stock as of the record date, as well as valid picture identification, in order to be admitted to the meeting. Evidence of share ownership may be in the form of a valid stock certificate, or an account statement from our transfer agent or from a broker, bank, trust or other nominee that evidences ownership as of the record date. Note that in order to vote at the meeting, beneficial owners who own shares in “street name” must present a legal proxy from the record holder of the shares. Seating at the meeting will be first come first served, and due to space constraints we can’t guarantee seating for all attendees.

What constitutes a quorum?

A quorum is necessary to conduct business at the annual meeting. At any meeting of our shareholders, the holders of a majority in voting power of our outstanding shares of common stock entitled to vote at the meeting, present in person or by proxy, constitutes a quorum for all purposes. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker, bank or other nominee who holds shares for another does not vote on a particular item because the nominee has not received instructions from the owner of the shares and does not have discretionary voting authority for that item.

What vote is required to approve each proposal?

Proposal 1 — The six nominees for director receiving the highest number of votes cast in person or by proxy at the annual meeting will be elected. If you mark your proxy to “withhold” your vote for a particular nominee on your proxy card, your vote will not count “for” the nominee. Broker non-votes will not count as votes “for” or “withhold” votes.

Proposal 7 — The proposal to approve an amendment to the Chipotle Mexican Grill, Inc. Amended and Restated Bylaws requires the affirmative vote of not less than 66 2/3% of the voting power of our outstanding common stock. Abstentions and broker non-votes will have the same effect as votes “against” this proposal.

Remaining Proposals — The say-on-pay vote, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015, the proposals to approve amendments to the Amended and Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc., the proposal to approve the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, and approval of each of the five shareholder proposals (if properly presented at the meeting) all require the affirmative vote of a majority of the votes cast at the annual meeting in order to be approved. Because the say-on-pay vote and the vote on the shareholder proposals are advisory, they will not be binding on the Board or Chipotle. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation and the subject matters of the shareholder proposals. Ratification of our appointment of independent auditors is not required and therefore the vote on Proposal 3 is also advisory only. See Proposal 3 for additional information about the effect of the voting outcome on this proposal. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of any of these proposals, except that under rules of the NYSE, abstentions on Proposal 4, the proposal to approve the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, will be counted as votes cast and will have the same effect as votes “against” the proposal.

How is this proxy statement being delivered?

We have elected to deliver our proxy materials electronically over the Internet as permitted by rules of the

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT	3

Proxy Statement (continued)

Securities and Exchange Commission, or SEC. As required by those rules, we are distributing to our shareholders of record and beneficial owners as of the close of business on March 16, 2015 a Notice of Internet Availability of Proxy Materials. On the date of distribution of the notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials at the URL address included in the notice. These proxy materials are also available free of charge upon request at 1-800-690-6903, or by e-mail at sendmaterial@proxyvote.com, or by writing to Chipotle Mexican Grill, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Requests by e-mail or in writing should include the 12-digit control number included on the notice you received.

If you would like to receive the Notice of Internet Availability of Proxy Materials via e-mail rather than regular mail in future years, please follow the instructions on the notice, or enroll on the Investors page of our web site at www.chipotle.com. Delivering future notices by e-mail will help us reduce the cost and environmental impact of our annual meeting.

Who is bearing the cost of this proxy solicitation?

We will bear the cost of preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials; of making these proxy materials available on the Internet and providing hard copies of the materials to shareholders who request them; and of reimbursing brokers, nominees, fiduciaries and other custodians for the out-of-pocket and clerical expenses of transmitting copies of the Notice of Internet Availability of Proxy Materials and the proxy materials themselves to beneficial owners of our shares. A few of our officers and employees may participate in the solicitation of proxies, without additional compensation, by telephone, e-mail or other electronic means or in person. We have also engaged Innisfree M&A Incorporated to assist us in the solicitation of proxies, for which we have agreed to pay a fee of $25,000 plus reimbursement of customary expenses.

4	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT

Proxy Statement (continued)

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following tables set forth information as of March 16, 2015 as to the beneficial ownership of shares of our common stock by:

•	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of our common stock;

•	each of the executive officers listed in the Summary Compensation Table appearing later in this proxy statement;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership shown in the following tables is based on 31,048,874 outstanding shares of common stock as of March 16, 2015. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options, stock appreciation rights or restricted stock units exercisable or vesting within 60 days after March 16, 2015 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Total Shares Beneficially Owned	Percentage of Class Beneficially Owned
Beneficial holders of 5% or more of outstanding common stock
BlackRock, Inc.(1)	1,661,312	5.35%
FMR LLC(2)	3,774,408	12.16%
Sands Capital Management, LLC(3)	1,958,598	6.31%
T. Rowe Price Associates, Inc.(4)	2,402,008	7.74%
The Vanguard Group, Inc.(5)	2,321,489	7.48%
Directors and named executive officers
Steve Ells(6)(7)	371,802	1.19%
Montgomery Moran(6)(8)	599,755	1.90%
John Hartung(9)	125,464	*
Mark Crumpacker(10)	21,428	*
Albert Baldocchi(6)(11)(12)	72,729	*
John Charlesworth(11)	5,274	*
Neil Flanzraich(11)	3,442	*
Patrick Flynn(11)	7,624	*
Darlene Friedman(6)(11)(13)	6,054	*
Stephen Gillett(14)	–	–
Kimbal Musk(15)	–	–
All directors and executive officers as a group (11 people)(16)	1,213,572	3.82%

*	Less than one percent.

(1)	Based solely on a report on Schedule 13G filed on February 6, 2015. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10022.

(2)	Based solely on a report on Schedule 13G/A filed on February 13, 2015. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock reflected as beneficially owned by FMR LLC. The interest of one person, Fidelity Contrafund, an investment company registered under the Investment Company Act of 1940, in the shares of common stock reflected as beneficially owned by FMR LLC amounted to 1,917,663 shares or 6.18% of the total outstanding common stock at March 16, 2015. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(3)	Based solely on a report on Schedule 13G/A filed on February 12, 2015. The address of Sands Capital Management, LLC is 1101 Wilson Blvd., Suite 2300, Arlington, Virginia, 22209.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT	5

Proxy Statement (continued)

(4)	Based solely on a report on Schedule 13G/A filed on February 13, 2015. Shares beneficially owned by T. Rowe Price Associates, Inc. (Price Associates) are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland, 21202.

(5)	Based solely on a report on Schedule 13G/A filed on February 11, 2015. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania, 19355.

(6)	A portion of the shares beneficially owned by Mr. Ells, Mr. Moran, Mr. Baldocchi and Ms. Friedman are entitled to piggyback registration rights.

(7)	Shares beneficially owned by Mr. Ells include 125,000 shares underlying vested stock appreciation rights.

(8)	Shares beneficially owned by Mr. Moran include 445,000 shares underlying vested stock appreciation rights.

(9)	Shares beneficially owned by Mr. Hartung include: 19,782 shares in a revocable trust for Mr. Hartung’s benefit and of which his spouse is the trustee; 72 shares beneficially owned by his children; and 95,000 shares underlying vested stock appreciation rights. Mr. Hartung disclaims beneficial ownership of the shares beneficially owned by his children.

(10)	Shares beneficially owned by Mr. Crumpacker include 16,000 shares underlying vested stock appreciation rights.

(11)	Shares beneficially owned by Messrs. Baldocchi, Charlesworth, Flanzraich and Flynn and Ms. Friedman include 675 shares underlying unvested restricted stock units, which are deemed to be beneficially owned because each such director is retirement-eligible and the vesting of the awards accelerates in the event of the director’s retirement.

(12)	Shares beneficially owned by Mr. Baldocchi include 67,368 shares owned jointly by Mr. Baldocchi and his spouse.

(13)	Shares beneficially owned by Ms. Friedman include 5,379 shares held by a revocable trust of which Ms. Friedman is a co-trustee.

(14)	Mr. Gillett was appointed to the Board in March 2015. Directors are expected to own shares of common stock having a total value of five times the annual cash retainer payable to outside directors within five years of being elected to the Board.

(15)	Excludes 70 shares underlying unvested restricted stock units which will vest on September 1, 2016, and 242 shares underlying unvested restricted stock units which will vest on May 15, 2017. Mr. Musk was appointed to the Board in September 2013. Directors are expected to own shares of common stock having a total value of five times the annual cash retainer payable to outside directors within five years of being elected to the Board.

(16)	See Notes (6) through (15).

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Proposal 1

Election of Directors

Our Board of Directors has nine members currently divided into two classes. Beginning in 2014, we commenced the phase-out of the classification of our Board, such that each director is now elected to a one year term and will continue in office until a successor has been elected and qualified, subject to the director’s earlier resignation, retirement or removal from office. The current term of office of our Class I directors will end at this year’s annual meeting of shareholders, and as a result of the continued phase-out of the classification of our Board, the directors elected at this year’s annual meeting will be elected for a one year term as Class I directors ending at the annual meeting of shareholders in 2016. The current term of office of the previously-serving Class II directors will also end at the annual meeting in 2016. Therefore, beginning with the annual meeting in 2016, all directors will be elected on an annual basis.

John Charlesworth, Kimbal Musk, Monty Moran, Pat Flynn, Steve Ells and Stephen Gillett are currently serving as Class I directors and are the nominees for election as directors to serve for a one year term as Class I directors expiring at the 2016 annual meeting. Each of the nominees was nominated by the Board upon the recommendation of the Nominating and Corporate Governance Committee, and has consented to serve if elected. If any nominee is unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote for other candidates in accordance with their judgment. We are not aware of any reason why the nominees would not be able to serve if elected.

The six nominees for director receiving the highest number of votes cast in person or by proxy at the annual meeting will be elected. “Withhold” votes and broker non-votes will not be treated as a vote for any particular director and will not affect the outcome of the election of directors.

The Board of Directors recommends a vote FOR the election of Messrs. Charlesworth, Ells, Flynn, Gillett, Moran and Musk as Class I directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Biographical Information

The following is biographical information about each of the six nominees and each other current director, including a description of the experience, qualifications and skills that have led the Board to determine that each director should serve on the Board. The respective current terms of all directors expire on the dates set forth below or continue until their successors are elected and have qualified.

CLASS I DIRECTORS WHOSE TERMS EXPIRE AT THE 2015 ANNUAL MEETING OF SHAREHOLDERS AND WHO ARE NOMINEES FOR TERMS EXPIRING AT THE 2016 ANNUAL MEETING		AGE	DIRECTOR SINCE

John S. Charlesworth	Mr. Charlesworth is currently the sole owner/member of Hunt Business Enterprises LLC and EZ Street LLC, which own commercial properties and own and operate car care facilities. Before retiring in 2000, Mr. Charlesworth worked for McDonald’s for 26 years, most recently as President of the Midwest Division of McDonald’s USA from July 1997 to December 2000. Prior to that, he served as a Senior Vice President in Southeast Asia from April 1995 to July 1997. His international experience included strategic planning and risk assessment for the growth and development of McDonald’s across Southeast Asia, as well as serving as the McDonald’s partner representative to seven Southeast Asian joint ventures. His experience with McDonald’s included responsibility for managing a large and diverse employee workforce similar in many ways to Chipotle’s, and also gave him a detailed knowledge of restaurant operations, site selection and related matters. He also has developed strong financial acumen through his experience at McDonald’s as well as running his own business interests. He holds a Bachelor of Science degree in business, majoring in economics, from Virginia Polytechnic Institute.	68	1999

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Proposal 1 (continued)

CLASS I DIRECTORS WHOSE TERMS EXPIRE AT THE 2015 ANNUAL MEETING OF SHAREHOLDERS AND WHO ARE NOMINEES FOR TERMS EXPIRING AT THE 2016 ANNUAL MEETING		AGE	DIRECTOR SINCE

Kimbal Musk	Mr. Musk is an entrepreneur and restaurateur who has founded and advised several companies and non-profits including: The Kitchen Restaurant Group, a restaurant company with restaurants in Boulder and Denver, CO; The Kitchen Community; Zip2 Corporation (acquired by Compaq Computer Corporation); PayPal, Inc. (acquired by eBay Inc.); Everdream Corporation (acquired by Dell Inc.); Tesla Motors, Inc.; Space Exploration Technologies Corp. (SpaceX); OneRiot (acquired by Wal Mart Stores, Inc.) and SolarCity Corporation. Mr. Musk has been Chief Executive Officer of The Kitchen Restaurant Group since April 2004, and Executive Director of The Kitchen Community, a non-profit organization that creates learning gardens in schools across the United States, since November 2010. After success in the technology business, Mr. Musk decided to pursue his passion for food and cooking and attended the French Culinary Institute in New York City. His extensive experience with fast-growing and innovative companies as well as restaurants and other retail operations, and his experience on numerous boards of directors, are an asset to our Board. Mr. Musk is a member of the board of directors of Tesla Motors, Inc. (Nasdaq:TSLA) as well as a number of privately-held companies and charitable organizations. He has served as an Adjunct Professor at New York University, and is a graduate of Queen’s Business School in Canada and the French Culinary Institute.	42	2013

Montgomery F. (Monty) Moran	Mr. Moran is our Co-Chief Executive Officer. He was appointed to this position on January 1, 2009, after serving as President and Chief Operating Officer since March 2005. Mr. Moran previously served as chief executive officer of the Denver law firm Messner & Reeves, LLC, where he was employed since 1996, and as general counsel of Chipotle. His experience as our outside general counsel from the time we had only a few restaurants through our growth to several hundred restaurants at the time he joined us as an employee has given him an in-depth knowledge and understanding of every aspect of our business. His legal experience ran from trial and employment matters to real estate and other transactional matters, as well as general corporate counseling. As a result he has an outstanding skill set in such areas as risk management and crisis handling, and also is thoroughly familiar with management personnel throughout our organization. In addition, Mr. Moran was the visionary and creator of our Restaurateur program and other aspects of instilling a culture of high performers throughout Chipotle, and his leadership in this area has been critical to our success. He is also one of the largest individual shareholders of our company. Mr. Moran holds a Bachelor of Arts degree in communications from the University of Colorado and a J.D., cum laude, from Pepperdine University School of Law.	48	2006

Patrick J. Flynn	Prior to retiring in 2001, Mr. Flynn spent 39 years at McDonald’s where he held a variety of executive and management positions, most recently as Executive Vice President responsible for strategic planning and acquisitions. From his background as a senior-level restaurant industry executive, Mr. Flynn developed strong capabilities in guiding corporate strategy, and tremendous knowledge of the operational aspects of the restaurant business as well. In addition, Mr. Flynn’s past experience as a director of a publicly-held financial institution, and his background in analyzing financial statements of businesses he has led and companies he has considered for acquisition, have given him strong financial analysis skills.	72	1998

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Proposal 1 (continued)

CLASS I DIRECTORS WHOSE TERMS EXPIRE AT THE 2015 ANNUAL MEETING OF SHAREHOLDERS AND WHO ARE NOMINEES FOR TERMS EXPIRING AT THE 2016 ANNUAL MEETING		AGE	DIRECTOR SINCE

Steve Ells	Mr. Ells founded Chipotle in 1993. He is Co-Chief Executive Officer and was appointed Chairman of the Board in 2005. Prior to launching Chipotle, Mr. Ells worked for two years at Stars restaurant in San Francisco. Mr. Ells’s vision – that food served fast doesn’t have to be low quality and that delicious food doesn’t have to be expensive – is the foundation on which Chipotle is based. This visionary thinking has led Chipotle to extraordinary accomplishments, such as growing from a single restaurant to over 1,800 and serving more responsibly-raised meat than any other restaurant company. This thinking has also resulted in Mr. Ells remaining a principal driving force behind making our company innovative and striving for constant improvement, and he continues to provide important leadership to our executive officers, management team, and Board. He is also one of the largest individual shareholders of our company. Mr. Ells graduated from the University of Colorado with a Bachelor of Arts degree in art history, and is also a 1990 Culinary Institute of America graduate.	49	1996

Stephen Gillett	Mr. Gillett was appointed to our Board on March 12, 2015. Most recently he served as Executive Vice President and Chief Operating Officer of Symantec Corporation (Nasdaq: SYMC) until December 31, 2014. In this role, he was responsible for corporate strategy, business segment management, eBusiness, IT, marketing, communications, sales and marketing operations, customer care, product renewals and cloud platform engineering. Mr. Gillett also served as a member of Symantec’s Board of Directors from January 2012 to December 2012. Prior to joining Symantec, Mr. Gillett was Executive Vice President and President, Best Buy Digital, Global Marketing and Strategy of Best Buy Co., Inc., from March 2012 to December 2012. From May 2008 to March 2012, Mr. Gillett was Executive Vice President, Digital Ventures and Chief Information Officer at Starbucks, Inc. Mr. Gillett served as Chief Information Officer of Corbis Corporation, a digital media company, from May 2006 to May 2008. Prior to his role at Corbis, Mr. Gillett held senior technology positions with various technology companies including Yahoo! Inc., CNET Networks and Sun Microsystems, Inc. Mr. Gillett’s extensive experience with technology and cybersecurity is valuable to the Board in exercising its oversight of our IT systems and related security matters. He also has extensive leadership experience, including with global organizations, and considerable financial planning experience, all of which are also assets to our Board. He received a Bachelor’s degree from University of Oregon and an MBA from San Francisco State University.	39	2015

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Proposal 1 (continued)

CLASS II DIRECTORS WHOSE TERMS EXPIRE AT THE 2016 ANNUAL MEETING OF SHAREHOLDERS		AGE	DIRECTOR SINCE

Albert S. Baldocchi	Mr. Baldocchi has been self-employed since 2000 as a financial consultant and strategic advisor for and investor in a variety of privately-held companies. His extensive involvement with restaurant companies over a period of 17 years has given Mr. Baldocchi an in-depth knowledge of restaurant company finance, operations and strategy. He also has considerable experience with high-growth companies in the restaurant industry and in other industries, and his experience as a senior investment banker at a number of prominent institutions, including Morgan Stanley, Solomon Brothers and Montgomery Securities, helped him develop solid capabilities in accounting and finance as well. Mr. Baldocchi holds a Bachelor of Science degree in chemical engineering from the University of California at Berkeley and an MBA from Stanford University.	60	1997

Darlene J. Friedman	Prior to retiring in 1995, Ms. Friedman spent 19 years at Syntex Corporation, a pharmaceutical company, where she held a variety of management positions, most recently as Senior Vice President of Human Resources. While at Syntex, Ms. Friedman was a member of the corporate executive committee and the management committee, and was responsible for the analysis, recommendation and administration of the company’s executive compensation programs and worked directly with the compensation committee of Syntex’s board. This experience and Ms. Friedman’s talent in these areas are invaluable in connection with her service as a director and as a member of our Compensation Committee. Ms. Friedman holds a Bachelor of Arts degree in psychology from the University of California at Berkeley and an MBA from the University of Colorado.	72	1995

Neil W. Flanzraich	Mr. Flanzraich has been a private investor since February 2006. He is also the Chairman and CEO of Cantex Pharmaceuticals, Inc. (formerly ParinGenix, Inc.), a privately-owned biotech company. From 1998 through its sale in January 2006 to TEVA Pharmaceuticals Industries, Ltd., he served as Vice Chairman and President of IVAX Corporation, an international pharmaceutical company. From 1995 to 1998, Mr. Flanzraich served as Chairman of the Life Sciences Legal Practice Group of Heller Ehrman LLP, a law firm, and from 1981 to 1994, served as the Senior Vice President and Chief Counsel and member of the Operating and Executive Committees of Syntex Corporation, an international pharmaceutical company. Mr. Flanzraich’s executive experience has helped him develop outstanding skills in leading and managing strong teams of employees, and in oversight of the growth and financing of businesses in a rapidly-evolving market. His legal background also is valuable to us in the risk management area, and Mr. Flanzraich brings to us extensive experience serving as an independent director of other public and privately-held companies. He is a director of Equity One Inc. (NYSE:EQY). Mr. Flanzraich was a director of BELLUS Health Inc. until May 2012, a director of Continucare Corporation until October 2011, a director of Javelin Pharmaceuticals, Inc. until July 2010, and a director of RAE Systems, Inc. until March 2009. Mr. Flanzraich received an A.B. from Harvard College and a J.D. from Harvard Law School.	71	2007

10	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT

Proposal 1 (continued)

The Board of Directors held four meetings in 2014. Each director attended at least 75 percent of the meetings of the Board and of committees of which they were members during 2014. The Board has requested that each member attend our annual shareholder meetings absent extenuating circumstances, and all directors serving on the Board on the date of the 2014 annual meeting of shareholders attended the meeting.

A Majority of our Board Members are Independent

Our Board of Directors, under direction of the Nominating and Corporate Governance Committee, reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence from us, including under the independence standards contained in the rules of the NYSE. Based on that review, in March 2015 the Board determined that none of our directors have any relationships, transactions or arrangements that would compromise their independence, except Messrs. Ells and Moran, our Co-Chief Executive Officers. In particular, the Board determined that the registration rights granted to Mr. Baldocchi and Ms. Friedman, as described below under “Certain Relationships and Related Party Transactions,” and a grant of $250,000 to The Kitchen Community (representing less than 10% of the total 2014 donations to The Kitchen Community), a non-profit organization founded and chaired by Mr. Musk, by Chipotle Cultivate Foundation, our company charitable foundation, do not constitute relationships that would create material conflicts of interest or otherwise compromise the independence of Messrs. Baldocchi or Musk or Ms. Friedman in attending to their duties as directors. Accordingly, the Board concluded that each director other than Messrs. Ells and Moran qualifies as an independent director.

Committees of the Board

Our Board of Directors has three standing committees: (1) the Audit Committee, (2) the Compensation Committee, and (3) the Nominating and Corporate Governance Committee, each composed entirely of persons the Board has determined to be independent as described above. Each member of the Audit Committee has also been determined by the Board to be independent under the definition included in SEC Rule 10A-3(b)(1), and each member of the Compensation Committee has been determined to be independent under NYSE Rule 303A.02(a)(ii). Each committee operates pursuant to a written charter adopted by our Board of Directors which sets forth the committee’s role and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available on the Investors page of our corporate website at ir.chipotle.com under the Corporate Governance link.

Audit Committee

In accordance with its charter, the Audit Committee acts to oversee the integrity of our financial statements and system of internal controls, the annual independent audit of our financial statements, the performance of our internal audit services function, our compliance with legal and regulatory requirements, the implementation and effectiveness of our disclosure controls and procedures, and the evaluation and management of risk issues, and also acts to ensure open lines of communication among our independent auditors, accountants, internal audit and financial management. The committee’s responsibilities also include review of the qualifications, independence and performance of the independent auditors, who report directly to the Audit Committee. The committee retains, determines the compensation of, evaluates, and when appropriate replaces our independent auditors and pre-approves audit and permitted non-audit services provided by our independent auditors. The Audit Committee has adopted the “Policy Relating to Pre-Approval of Audit and Permitted Non-Audit Services” under which audit and non-audit services to be provided to us by our independent auditors are pre-approved. This policy is summarized on page 20 of this proxy statement. The committee determined that the fees paid to the independent auditor in 2014, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the auditor’s independence.

As required by law, the Audit Committee has established procedures to handle complaints received regarding our accounting, internal controls or auditing matters. It is also required to ensure the confidentiality of employees who have provided information or expressed concern regarding questionable accounting or auditing practices. The committee also fulfills the oversight function of the Board with respect to risk management, as described under “Corporate Governance – Role of the Board of Directors in Risk Oversight.” The committee may retain independent advisors at our expense that it considers necessary for the completion of its duties.

The Audit Committee held nine meetings in 2014. The members of the Audit Committee are Messrs. Baldocchi (Chairperson), Charlesworth and Flanzraich. Our Board of

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Proposal 1 (continued)

Directors has determined that all of the Audit Committee members meet the enhanced independence standards required of audit committee members by regulations of the SEC, and are financially literate as defined in the listing standards of the NYSE. The Board has further determined that Mr. Baldocchi qualifies as an “Audit Committee Financial Expert” as defined in SEC regulations.

No member of the Audit Committee served on more than three audit or similar committees of publicly held companies, including Chipotle, in 2014. A report of the Audit Committee is found under the heading “Audit Committee Report” on page 20.

Compensation Committee

The Compensation Committee oversees our executive compensation policies and programs. In accordance with its charter, the committee determines the compensation of our Co-Chief Executive Officers based on an evaluation of their performance, and approves the compensation level of our other executive officers following an evaluation of their performance and recommendation by the Co-Chief Executive Officers. The manner in which the committee makes determinations as to the compensation of our executive officers is described in more detail below under “Executive Officers and Compensation – Compensation Discussion and Analysis – Overview of Executive Compensation Determinations.”

The Compensation Committee charter also grants the committee the authority to: review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; review and approve the terms of written employment agreements and post-service arrangements for executive officers; review our compensation programs generally to confirm that those plans provide reasonable benefits to us; recommend compensation to be paid to our outside directors; review disclosures to be filed with the SEC and distributed to our shareholders regarding executive compensation and recommend to the Board the filing of such disclosures; assist the Board with its functions relating to our compensation and benefits programs generally; and other administrative matters with regard to our compensation programs and policies. The committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee, except where such delegation is not allowed by legal or regulatory requirements.

The Compensation Committee has also been appointed by the Board to administer our 2011 Stock Incentive Plan and to make awards under the plan, including as described below under “Executive Officers and Compensation – Compensation Discussion and Analysis – Components of Compensation – Long-Term Incentives.” The committee has in some years, including 2014, delegated its authority under the plan to our executive officers to make grants to non-executive officer level employees, within limitations specified by the committee in its delegation of authority.

The Compensation Committee retained Compensation Strategies Inc., an outside executive compensation consulting firm, to provide the committee with advice regarding compensation matters for 2014 and to conduct an annual review of our executive compensation programs. Compensation Strategies also occasionally works with our senior human resources staff to provide us with advice on the design of our company-wide compensation programs and policies and other matters relating to compensation, in addition to working with the committee on executive compensation matters. All of the fees paid to Compensation Strategies during 2014 were in connection with the firm’s work on executive compensation matters on behalf of the committee. Compensation Strategies was retained pursuant to an engagement letter with the Compensation Committee, and the committee has determined that Compensation Strategies’ service to Chipotle does not give rise to any conflict of interest, and considers the firm to have sufficient independence from our company and executive officers to allow it to offer objective advice.

The Compensation Committee held seven meetings in 2014. A report of the committee is found under the heading “Executive Officers and Compensation – Compensation Discussion and Analysis – Compensation Committee Report” on page 64.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Ms. Friedman (Chairperson) and Mr. Flynn. There are no relationships between the members of the committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the members of the committee is our employee and no member has been an officer of our company at any time. The Board has determined that each member of the committee qualifies as a “Non-Employee Director” under SEC Rule16b-3 and as an “Outside Director” under Section 162(m) of the Internal Revenue Code of 1986, as amended, and that each member

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Proposal 1 (continued)

satisfies the standards of NYSE Rule 303A.02(a)(ii) regarding independence of compensation committee members. No member of the committee nor any organization of which any member of the committee is an officer or director received any payments from us during 2014, other than the payments disclosed under “– Compensation of Directors” below. See “Certain Relationships and Related Party Transactions” for a description of agreements we have entered into with Ms. Friedman.

Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee include reviewing, at least annually, the adequacy of our corporate governance principles and recommending to the Board any changes to such principles as deemed appropriate, and recommending to the Board appropriate guidelines and criteria to determine the qualifications to serve and continue to serve as a director. The Nominating and Corporate Governance Committee identifies and reviews the qualifications of, and recommends to the Board, (i) individuals to be nominated by the Board for election to the Board at each annual meeting, (ii) individuals to be nominated and elected to fill any vacancy on the Board which occurs for any reason (including increasing the size of the Board) and (iii) appointments to committees of the Board.

The committee, at least annually, reviews the size, composition and organization of the Board and its committees and recommends any policies, changes or other action it deems necessary or appropriate, including recommendations to the Board regarding retirement age, resignation or removal of a director, independence requirements, frequency of Board meetings and terms of directors. A number of these matters are covered in our Corporate Governance Guidelines, which the committee also reviews at least annually. The committee also reviews the nomination by our shareholders of candidates for election to the Board if such nominations are within the time limits and meet other requirements established by our bylaws. The committee oversees the annual evaluation of the performance of the Board and its committees and reviews and makes recommendations regarding succession plans for positions held by executive officers.

The Nominating and Corporate Governance Committee held three meetings in 2014. The members of the committee are Mr. Flynn (Chairperson) and Ms. Friedman.

Special Litigation Committee

In addition to the standing committees described above, in February 2014 the Board established a Special Litigation Committee to investigate a consolidated shareholder derivative action pursued by lead plaintiff Saleem Mohammed against the members of our Board (other than Mr. Musk and Jeff Kindler, a former director who resigned from our Board in August 2014) and our Chief Financial Officer, Mr. Hartung. Chipotle was a nominal defendant in the case, which was settled during 2014 following review and approval of the terms of the settlement by the Special Litigation Committee. As a result, the committee, which consisted of Messrs. Kindler and Musk, was disbanded following settlement of the litigation.

Director Compensation

Directors who are also employees of Chipotle do not receive compensation for their services as directors. Directors who are not employees of Chipotle received an annual retainer during 2014 of $195,000, of which $75,000 was paid in cash and $120,000 was paid in restricted stock units representing shares of our common stock, based on the closing price of the stock on the grant date, which is the date of our annual shareholders meeting each year. Each director who is not an employee of Chipotle also received a $2,000 cash payment for each meeting of the Board of Directors he or she attended and $1,500 for each meeting of a committee of the Board of Directors he or she attended ($750 in the case of telephonic attendance at an in-person committee meeting). Annual cash retainers are paid to the chairperson of each committee of the Board of Directors, in the following amounts for 2014: $20,000 for the Audit Committee Chairperson, $15,000 for the Compensation Committee Chairperson, $10,000 for the Nominating and Corporate Governance Committee Chairperson, and $5,000 for the chairperson of any other committee established by the Board of Directors unless otherwise specified by the Board. Beginning in 2015, we will also pay an annual retainer of $15,000 to the Lead Director. Directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meetings. We have also adopted a requirement that each non-employee director is expected to own Chipotle common stock with a market value of five times the annual cash retainer within five years of the director’s appointment or election to the Board. All directors other than Mr. Musk, who was appointed to the Board in September 2013, and Mr. Gillett, who was appointed to the Board in March 2015, met this requirement as of December 31, 2014. Unvested restricted stock units received as compensation for Board service count as shares owned for purposes of this requirement.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT	13

Proposal 1 (continued)

The compensation of each of our non-employee directors in 2014 is set forth below.

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)	TOTAL
Albert S. Baldocchi	$116,500	$120,013	$236,513
John S. Charlesworth	$96,500	$120,013	$216,513
Neil W. Flanzraich	$96,500	$120,013	$216,513
Patrick J. Flynn	$106,500	$120,013	$226,513
Darlene J. Friedman	$111,500	$120,013	$231,513
Jeffrey B. Kindler(2)	$47,500	$120,013	$167,513
Kimbal Musk	$83,000	$120,013	$203,013

(1)	Reflects the grant date fair value under FASB Topic 718 of restricted stock units awarded for the equity portion of each director’s annual retainer. Restricted stock units in respect of 242 shares of common stock were granted to each non-employee director on May 15, 2014. The restricted stock units were valued at $495.92, the closing price of our common stock on the grant date. The restricted stock units vest on the third anniversary of the grant date subject to the director’s continued service as a director through that date. Vesting accelerates in the event of the retirement of a director who has served for a total of six years (including any breaks in service), or in the event the director leaves the Board following certain changes in control of Chipotle. Directors may elect in advance to defer receipt upon vesting of the shares underlying the restricted stock units. Each director serving as of December 31, 2014, other than Mr. Musk, held 675 unvested restricted stock units as of that date, and Mr. Musk held 312 unvested restricted stock units as of that date.

(2)	Mr. Kindler resigned from the Board effective August 15, 2014. Unvested restricted stock units held by Mr. Kindler were forfeited upon his resignation.

CORPORATE GOVERNANCE

Our Board of Directors has adopted a number of policies to support our values and provide for good corporate governance, including our Corporate Governance Guidelines, which set forth our principles of corporate governance; our Board committee charters; the Chipotle Mexican Grill, Inc. Code of Conduct, which applies to all Chipotle officers, directors and employees; and separate Codes of Ethics for our directors, our Co-Chief Executive Officers and our Chief Financial Officer/principal accounting officer. The Corporate Governance Guidelines, Code of Conduct, and each of the Codes of Ethics are available on the Investors page of our corporate website at ir.chipotle.com under the Corporate Governance link.

If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Conduct or our Codes of Ethics that apply to our executive officers, we will satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on the Investors page of our website at ir.chipotle.com under the Corporate Governance link.

Chairman of the Board

Mr. Ells, our founder and Co-Chief Executive Officer, also serves as Chairman of the Board. The Chairman of the Board presides at all meetings of the Board and exercises and performs such other powers and duties as may be periodically assigned to him in that capacity by the Board or prescribed by our bylaws. We believe it is not only appropriate but also important for Mr. Ells to serve as Chairman in addition to serving as Co-Chief Executive Officer. As the founder of our company, he has since our inception been the principal architect of our corporate strategy and vision, and continues to be a primary driving force to keep our company innovative and striving for constant improvement. The Board believes that its oversight responsibilities can be most effectively fulfilled if the Board is led by that same driving force, and also believes that it is appropriate for Mr. Ells to lead the Board due to his being one of the largest individual shareholders of our company.

Lead Director

Mr. Flanzraich was appointed Lead Director in September 2014, replacing Jeff Kindler, who had been appointed as Lead Director in May 2014 prior to his resignation from the Board in August. The Board believes that maintaining a Lead Director position held by an independent director ensures that our outside directors remain independent of management and provide objective oversight of our business and strategy. The Lead Director chairs Board meetings during any sessions conducted as executive sessions without employee directors or other employees being present, and also consults with the Chairman, the Co-Chief Executive Officers and the Chief Financial Officer on business issues and with the Nominating and Corporate Governance Committee on Board management.

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Proposal 1 (continued)

How to Contact the Board of Directors

Any shareholder or other interested party may contact the Board of Directors, including the Lead Director or the non-employee directors as a group, or any individual director or directors, by writing to the intended recipient(s) in care of Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, Colorado, 80202, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Audit Committee. Our corporate Secretary or general counsel, or their designees, will review and sort communications before forwarding them to the addressee(s), although communications that do not, in the opinion of the Secretary, our general counsel or their designees, deal with the functions of the Board or a committee or do not otherwise warrant the attention of the addressees may not be forwarded.

Executive Sessions

Non-management directors met in executive session without management at the end of each regularly-scheduled Board meeting during 2014. The Lead Director chaired the non-employee executive sessions of the Board held during 2014. The Board expects to conduct an executive session limited to non-employee Board members at each regularly-scheduled Board meeting during 2015, and independent directors may schedule additional sessions in their discretion.

At regularly-scheduled meetings of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, executive sessions are generally held at the end of each meeting, with only the committee members or the committee members and their advisors present, to discuss any topics the committee members deem necessary or appropriate.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for establishing criteria for nominees to serve on our Board, screening candidates, and recommending for approval by the full Board candidates for vacant Board positions and for election at each annual meeting of shareholders. The committee’s policies and procedures for consideration of Board candidates are described below. Messrs. Charlesworth, Ells, Flynn, Gillett, Moran and Musk, the nominees for election as directors at this year’s annual meeting, were recommended to the Board as nominees by the Nominating and Corporate Governance Committee.

The committee considers candidates suggested by its members, other directors, senior management and shareholders. During 2014, we also paid fees to two third party search firms we engaged at the direction of the committee to identify potential candidates for service on the Board. The committee is authorized under its charter to retain, at our expense, additional search firms, consultants, and any other advisors it may deem appropriate to identify and screen potential candidates. The committee may also retain a search firm to evaluate and perform background reviews on director candidates, including those recommended by shareholders. One of the search firms retained during 2014 performed a background review on Mr. Gillett prior to his appointment to the Board in March 2015. Any advisors retained by the committee will report directly to the committee.

Candidate Qualifications and Considerations

The committee seeks to identify candidates of high integrity who have a strong record of accomplishment and who display the independence of mind and strength of character necessary to make an effective contribution to the Board and to represent the interests of all shareholders. Candidates are selected for their ability to exercise good judgment and to provide practical insights and diverse perspectives. In addition to considering the Board’s and Chipotle’s needs at the time a particular candidate is being considered, the committee considers candidates in light of the entirety of their credentials, including:

•	Their integrity and business ethics;

•	Their strength of character and judgment;

•	Their ability and willingness to devote sufficient time to Board duties;

•	Their potential contribution to the diversity and culture of the Board;

•	Their educational background;

•

Their business and professional achievements and experience and industry background, particularly in light of our principal business and strategies, and from the standpoint of alignment with our vision and values;

•	Their independence from management, including under requirements of applicable law and listing standards, and any potential conflicts of interest arising from their other business activities; and

•	Relevant provisions of our Corporate Governance Guidelines.

These factors may be weighted differently depending on the individual being considered or the needs of the Board at the time. We do not have a particular policy regarding the diversity of nominees or Board members. The Board does believe that diverse membership with varying perspectives

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT	15

Proposal 1 (continued)

and breadth of experience is an important attribute of a well-functioning Board; diversity (whether based on factors commonly associated with diversity such as race, gender, national origin, religion, or sexual orientation or identity, as well as on broader principles such as diversity of perspective and experience) is one of many elements that will be considered in evaluating a particular candidate. A third party search firm with which we are currently engaged to identify potential Board nominees has been instructed to specifically focus on identifying candidates that would, in addition to bringing particular skills and experience to the Board, also add to the gender and/or ethnic diversity on the Board.

Consideration of Shareholder-Recommended Candidates and Procedure for Shareholder Nominations

Shareholders wishing to recommend candidates to be considered by the Nominating and Corporate Governance Committee must submit to our corporate Secretary the following information: a recommendation identifying the candidate, including the candidate’s contact information; a detailed resume of the candidate and an autobiographical statement explaining the candidate’s interest in serving on our Board; and a statement of whether the candidate meets applicable law and listing requirements pertaining to director independence. Candidates recommended by shareholders for consideration will be evaluated in the same manner as any other candidates, as described below under “Candidate Evaluation Process,” and in view of the qualifications and factors identified above under “Candidate Qualifications and Considerations.”

Under our bylaws, shareholders may also nominate candidates for election as a director at our annual meeting. To do so, a shareholder must comply with the provisions of our bylaws regarding shareholder nomination of directors, including compliance with the deadlines described under “Other Business and Miscellaneous – Shareholder Proposals and Nominations for 2016 Annual Meeting – Bylaw Requirements for Shareholder Submission of Nominations and Proposals” on page 74.

Candidate Evaluation Process

The committee initially evaluates candidates in view of the qualifications and factors identified above under “Candidate Qualifications and Considerations,” and in doing so may consult with the Chairman, the Lead Director, other directors, senior management or outside advisors regarding a particular candidate. The committee also takes into account the results of recent Board and Board committee self-evaluations and the current size and composition of the Board, including expected retirements and anticipated vacancies. In the course of this evaluation, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other reasons. Following the initial evaluation, if one or more candidates were deemed worthy of further consideration, the committee would arrange for interviews of the candidates. To the extent feasible, candidates would be interviewed by the Chairman, the Co-Chief Executive Officers and a majority of committee members, and potentially other directors as well. The results of these interviews would be considered by the committee in its decision to recommend a candidate to the Board. Those candidates approved by the Board as nominees are named in the proxy statement for election by the shareholders at the annual meeting (or, if between annual meetings, one or more nominees may be elected by the Board itself if needed to fill vacancies, including vacancies resulting from an increase in the number of directors).

Policies and Procedures for Review and Approval of Transactions with Related Persons

We recognize that transactions in which our executive officers, directors or principal shareholders, or family members or other associates of our executive officers, directors or principal shareholders, have an interest may raise questions as to whether those transactions are consistent with the best interests of Chipotle and our shareholders. Accordingly, our Board has adopted written policies and procedures requiring the Audit Committee to approve in advance, with limited exceptions, any transactions in which any person or entity in the categories named above has any material interest, whether direct or indirect, unless the value of all such transactions in which a related party has an interest during a year total less than $10,000. We refer to such transactions as “related person transactions.” Current related person transactions to which we are a party are described on page 73.

A related person transaction will only be approved by the Audit Committee if the committee determines that the related person transaction is beneficial to us and the terms of the related person transaction are fair to us. No member of the Audit Committee may participate in the review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Role of the Board of Directors in Risk Oversight

While our executive officers and various other members of management are responsible for the day-to-day management of risk, the Board of Directors exercises an

16	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT

Proposal 1 (continued)

oversight role with respect to risk issues facing our company, principally through considering risks associated with our company strategy as part of its oversight of our overall strategic direction, as well as delegation to the Audit Committee of the responsibility for evaluating enterprise risk issues. Under the terms of its charter, the Audit Committee discusses with management, our internal auditors and our independent auditors our major risk exposures, whether financial, operating or otherwise, as well as the adequacy and effectiveness of steps management has taken to monitor and control such exposures (including, for instance, our internal control over financial reporting). The Audit Committee’s oversight of risk management includes its review each year of an annual risk assessment conducted by our internal audit department, which functionally reports to the Audit Committee. The Audit Committee also recommends from time to time that key identified risk areas be considered by the full Board, and individual Board members also periodically ask the full Board to consider an area of risk. In those cases the Board considers the identified risk areas at its regularly-scheduled meetings, including receiving reports from and conducting discussions with the appropriate management personnel.

The Board believes our current leadership structure facilitates its oversight of risk by combining independent leadership through the Lead Director, independent Board committees, and majority independent Board composition, with an experienced Chairman and Co-Chief Executive Officer and additional Co-Chief Executive Officer with intimate knowledge of our business, industry and challenges. The Co-Chief Executive Officers’ in-depth understanding of these matters and levels of involvement in the day-to-day management of Chipotle allow them to promptly identify and raise key risks to the Board, call special meetings of the Board when necessary to address critical issues, and focus the Board’s attention on areas of concern. This is effectively balanced by the independent oversight of the Lead Director, independent Board committees, and independent directors as a whole, who can objectively assess the risks identified by the Board or by management, as well as management’s effectiveness in managing such risks.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT	17

Proposal 2

An Advisory Vote to Approve the Compensation of our Executive Officers as Disclosed in this Proxy Statement

As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to cast an advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our executive officers. We have committed to holding say-on-pay votes at each year’s annual meeting, until at least the annual meeting to occur in 2017.

Response to 2014 Say-on-Pay Vote

In response to the say-on-pay vote held at our annual meeting in May 2014, our Compensation Committee and management team had extensive dialogue with our shareholders, including contacting shareholders representing nearly two-thirds of our outstanding common stock. Changes we made in our executive compensation following the 2014 say-on-pay vote and our extensive shareholder engagement are summarized below. These changes were implemented for officer equity awards made in early 2015, and as a result will be fully reflected in the compensation disclosures in next year’s proxy statement.

•	Reduced grant-date value of officer equity grants for 2015 by up to 41% versus the values on which last year’s say-on-pay vote was held.

•	Determined size of 2015 equity awards by reference to market value of awards on grant date.

•	Revised performance framework to base vesting on performance versus restaurant industry peer group.

•	Implemented straightforward performance vesting schedule that is fully disclosed.

•	Adopted three year cliff vesting, subject to performance versus restaurant industry peer group.

•	Reduced Co-CEO equity amounts by greatest amount, while broadening pool of non-officer grantees, including restaurant managers.

We believe the Compensation Committee has responded to the 2014 say-on-pay vote in a manner that addresses shareholder concerns, while continuing to incentivize our highly capable management team to achieve extraordinary results.

2014 Executive Compensation Disclosures

Detailed discussion and analysis of our executive compensation begins on page 48. In reviewing the compensation information included in this proxy statement, it is important to bear in mind that consistent with past practice, compensation decisions for 2014 were made early in the year, before we filed our proxy statement for the annual meeting and received the say-on-pay vote. Consequently, the amounts and awards reflected in the compensation tables beginning on page 64 reflect decisions made before the 2014 say-on-pay vote and our subsequent shareholder engagement on compensation issues.

Say-on-Pay Resolution

The Compensation Committee of our Board of Directors believes that our executive compensation programs continue to emphasize performance-oriented components that encourage and reward strong operating and financial performance and stock price gains, and that have aligned the interests of our officer team with those of shareholders. Accordingly, our Board asks that you vote in favor of the following shareholder resolution:

“RESOLVED, that the compensation of the executive officers of Chipotle Mexican Grill, Inc. as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis section, compensation tables and related material in the company’s proxy statement, are hereby approved.”

The say-on-pay vote is advisory and therefore will not be binding on the Compensation Committee, the Board of Directors, or Chipotle. However, the Compensation Committee and Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors recommends a vote FOR the say-on-pay proposal.

18	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT

Proposal 3

Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm

The Audit Committee, which is responsible for the appointment, compensation and oversight of our independent auditors, has engaged Ernst & Young LLP as independent auditors to audit our consolidated financial statements for the year ending December 31, 2015 and to perform other permissible, pre-approved services. As a matter of good corporate governance, we are requesting that shareholders ratify the Audit Committee’s appointment of Ernst & Young LLP as independent auditors. If shareholders do not ratify the appointment of Ernst & Young LLP, the committee will reevaluate the appointment.

The committee has adopted a policy which sets out procedures that the committee must follow when retaining the independent auditor to perform audit, review and attest engagements and any engagements for permitted non-audit services. This policy is summarized below under “Policy for Pre-Approval of Audit and Permitted Non-Audit Services” and will be reviewed by the Audit Committee periodically, but no less frequently than annually, for purposes of assuring continuing compliance with applicable law. All services performed by Ernst & Young LLP for the years ended December 31, 2014 and 2013 were pre-approved by the Audit Committee in accordance with this policy, following a determination by the committee that the fees to be paid to Ernst & Young LLP in each year, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the independence of Ernst & Young LLP as our independent auditors.

Ernst & Young LLP has served as our independent auditors since 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

INDEPENDENT AUDITORS’ FEE

The aggregate fees and related reimbursable expenses for professional services provided by Ernst & Young LLP for the years ended December 31, 2014 and 2013 were:

Fees for Services	2014	2013
Audit Fees(1)	$606,825	$585,025
Audit-Related Fees(2)	2,147	2,147
Tax Fees(3)	359,839	399,322
All Other Fees(4)	—	20,200
Total Fees	$968,811	$1,006,694

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit fees also include fees and expenses, if any, related to SEC filings, comfort letters, consents, SEC comment letters and accounting consultations.

(2)	Represents fees for a subscription to an Ernst & Young online service used for accounting research purposes.

(3)	Represents fees for tax consulting and advisory services.

(4)	Represents reimbursement of costs and expenses in connection with litigation and regulatory proceedings.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT	19

Proposal 3 (continued)

AUDIT COMMITTEE REPORT

With regard to the fiscal year ended December 31, 2014, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2014 and for the year then ended; (ii) discussed with Ernst & Young LLP, the independent auditors, the matters required by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T; (iii) received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with Ernst & Young LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

The Audit Committee:

Albert S. Baldocchi, Chairperson

Neil W. Flanzraich

John S. Charlesworth

POLICY FOR PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

The Board of Directors has adopted a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to Chipotle by its independent auditors. This policy provides that the Audit Committee must pre-approve all audit, review and attest engagements and may do so on a case-by-case basis or on a class basis if the relevant services are predictable and recurring. Any internal control-related service may not be approved on a class basis, but must be individually pre-approved by the committee. The policy prohibits the provision of any services that the auditor is prohibited from providing under applicable law or the standards of the PCAOB.

Pre-approvals on a class basis for specified predictable and recurring services are granted annually at or about the start of each fiscal year. In considering all pre-approvals, the committee may take into account whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor. The committee reviews the scope of services to be provided within each class of services and imposes fee limitations and budgetary guidelines in appropriate cases.

The committee may pre-approve a class of services for the entire fiscal year. Pre-approval on an individual service basis may be given or effective only up to six months prior to commencement of the services.

The committee periodically reviews a schedule of fees paid and payable to the independent auditor by type of covered service being performed or expected to be provided. Our Chief Financial Officer is also required to report to the committee any non-compliance with this policy of which he becomes aware. The committee may delegate pre-approval authority for individual services or a class of services to any one of its members, provided that delegation is not allowed in the case of a class of services where the aggregate estimated fees for all future and current periods would exceed $500,000. Any class of services projected to exceed this limit or individual service that would cause the limit to be exceeded must be pre-approved by the full committee. The individual member of the committee to whom pre-approval authorization is delegated reports the grant of any pre-approval by the individual member at the next scheduled meeting of the committee.

20	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT

Proposal 4

A Proposal to Approve the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan to Increase the Number of Shares of Common Stock Authorized for Issuance Under the Plan and Make Other Changes to the Terms of the Plan

Introduction

Chipotle is requesting that shareholders approve the amendment and restatement of its 2011 Stock Incentive Plan, which amendment and restatement was approved by the Board of Directors on March 12, 2015 subject to shareholder approval at the 2015 Annual Meeting. If this proposal is approved:

•	2,200,000 shares will be added to the number of shares authorized for issuance under the 2011 Stock Incentive Plan;

•	eligible persons who may receive equity awards under the Plan will be expanded to include consultants and other advisors;

•	the material terms of the performance goals under the Plan for purposes of Section 162(m) of the Internal Revenue Code will be approved for five additional years; and

•	various administrative changes and clarifications will be made or authorized as discussed below.

If this amendment and restatement is not approved by shareholders at the 2015 Annual Meeting, no new shares will be added and equity awards will continue to be granted under the 2011 Stock Incentive Plan as currently in effect.

The 2011 Stock Incentive Plan is our only plan for providing equity incentive compensation to our employees, other than our tax-qualified Employee Stock Purchase Plan that allows employees to purchase our stock at a discount. The Board believes that our 2011 Stock Incentive Plan is in the best interests of shareholders and Chipotle, as equity awards granted under this plan help to attract, motivate, and retain key talent, align employee and shareholder interests, link employee compensation to company performance and maintain a culture based on employee stock ownership. Equity is a significant component of total compensation for many of our key employees.

The following discussion and summary of the 2011 Stock Incentive Plan as amended and restated is qualified in its entirety by reference to the actual text of the plan document. A copy of the plan document for the 2011 Stock Incentive Plan as amended and restated subject to shareholder approval is set forth as Appendix A.

Significant Changes in the Amended and Restated 2011 Stock Incentive Plan

We are requesting that shareholders approve the Amended and Restated 2011 Stock Incentive Plan to include the following significant changes:

Increase to Share Reserve

The 2011 Stock Incentive Plan sets forth a maximum number of shares authorized for issuance under the plan. The Board is requesting that shareholders approve the addition of 2,200,000 shares of common stock to the share reserve. As of March 16, 2015, 808,288 shares remained authorized but unissued under the plan; as a result, if this proposal is approved, a total of 3,008,288 shares would have been available for issuance under the plan as of that date. Shares available for issuance under the 2011 Stock Incentive Plan may be used to issue any type of award permitted under the plan. The 2011 Stock Incentive Plan contains a fungible share reserve feature. Under this feature, a distinction is made between the number of shares in the reserve attributable to stock options and stock appreciation rights and Full Value Awards. Full Value Awards initially count as two shares against the share reserve whereas stock option and stock appreciation right grants count as only one share.

Expanded Eligibility

Currently, the 2011 Stock Incentive Plan only allows for the grant of equity awards to employees and non-employee directors. From time to time it may be in Chipotle’s best interests to grant equity awards to other persons. Chipotle is requesting that shareholders approve the expansion of eligible persons who may receive equity awards under the 2011 Stock Incentive Plan to include consultants or advisors to Chipotle or any of its subsidiaries who may be offered securities registrable on Form S-8, SEC Rule 701 or otherwise, and prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from Chipotle or its subsidiaries.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT	21

Proposal 4 (continued)

Material Terms of Performance Goals

The 2011 Stock Incentive Plan has been structured in such a manner so that the Compensation Committee can, in its sole discretion, elect to grant equity awards that satisfy the requirements of “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code. In general, under Section 162(m), in order for Chipotle to be able to deduct compensation in excess of $1 million paid in any one year to either of our Co-CEOs or any of our other named executive officers (other than our CFO or any officer who is not subject to U.S. income tax), such compensation must qualify as performance-based. One of the requirements of performance-based compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by shareholders. For purposes of Section 162(m), the material terms include the employees eligible to receive compensation, a description of the business criteria on which the performance goal is based, and the maximum amount of compensation that can be paid to an employee under the performance goal. Each of these terms as proposed to apply for grants of equity awards on and after the 2015 Annual Meeting under the amended and restated 2011 Stock Incentive Plan is discussed below. Shareholder approval of this proposal will constitute approval of the material terms of the 2011 Stock Incentive Plan as amended and restated for purposes of the Section 162(m) with respect to grants made after the 2015 Annual Meeting. However, nothing in this proposal precludes Chipotle or the Compensation Committee from granting equity awards that do not qualify for tax deductibility under Section 162(m), nor is there any guarantee that equity awards intended to qualify for tax deductibility under Section 162(m) will ultimately be viewed as so qualifying by the Internal Revenue Service.

Administrative Changes

The amendment and restatement to the 2011 Stock Incentive Plan provides for administrative changes and clarifications. With respect to stock options and stock appreciation rights, our Compensation Committee will be authorized to establish rules for automatic exercise at the end of the award’s exercise period, to toll the exercise period under certain circumstances, to impose minimum amounts for partial exercises and to determine the fair market value of our stock from alternative valuation methods recognized by IRS regulations issued under Section 409A of the Internal Revenue Code. Clarifications have been made that dividend equivalents are not to be paid prior to meeting performance criteria on Full Value Awards, a change in control can occur in one or a series of related transactions and payments of nonqualified deferred compensation shall not be made on account of a change in control if doing so would violate Section 409A of the Internal Revenue Code. The Compensation Committee is also authorized to establish special rules in order to comply with non-U.S. legal and tax law requirements with respect to grants of equity awards outside the United States. Default rules have also been included for tax compliance.

Corporate Governance Aspects of the 2011 Stock Incentive Plan

The 2011 Stock Incentive Plan includes several provisions that promote best practices by reinforcing alignment with shareholders’ interests. These provisions include, but are not limited to, the following:

•

No Discounted Options or Stock Appreciation Rights: Stock options and stock appreciation rights may not be granted with exercise prices lower than the market value of the underlying shares on the grant date.

•

No Repricing without Shareholder Approval: Other than in connection with corporate reorganizations or restructurings, at any time when the purchase price of a stock option or stock appreciation right is above the market value of a share, Chipotle will not, without shareholder approval, reduce the purchase price of such stock option or stock appreciation right and will not exchange such stock option or stock appreciation right for a new award with a lower (or no) purchase price or for cash.

•

No Liberal Share Recycling: Shares used to pay the exercise price or withholding taxes related to an equity award under the plan, unissued shares resulting from the net settlement of any such equity awards, and shares purchased by us in the open market using the proceeds of option exercises do not become available for issuance as future equity awards under the plan.

•	No Transferability: Equity awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.

•	No Evergreen Provision: The 2011 Stock Incentive Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the plan can be automatically replenished.

•	No Automatic Grants: The 2011 Stock Incentive Plan does not provide for automatic grants to any participant.

•	No Tax Gross-ups: The 2011 Stock Incentive Plan does not provide for any tax gross-ups.

22	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT

Proposal 4 (continued)

Key Terms of the 2011 Stock Incentive Plan

Eligible Persons

Currently, executive officers, officers, other employees, and non-employee directors of our Company and our subsidiaries are eligible to participate in the Plan. As discussed above, the amendment and restatement adds consultants and advisors as eligible persons subject to shareholder approval. As of March 16, 2015, this group includes seven non-employee directors and approximately 57,600 employees, consultants and advisors, including our four executive officers.

Types of Awards

The 2011 Stock Incentive Plan authorizes the Compensation Committee to grant non-qualified and incentive stock options, stock appreciation rights and Full Value Awards, including restricted stock, restricted stock units, performance shares, deferred share units, phantom stock or share-denominated performance units. No grants of equity awards are permitted under the plan after March 16, 2021.

Share Reserve

The initial share reserve was 3,360,000 shares and, if the amendment is approved by shareholders, would be increased by 2,200,000 shares. As of March 16, 2015, 808,288 shares remained authorized but unissued under the plan; as a result, if this proposal is approved, a total of 3,008,288 shares would have been available for issuance under the plan as of that date. Shares issued with respect to Full Value Awards are counted as two shares for every share that is actually issued. For example, if 100 shares are issued with respect to a restricted stock unit award granted under this plan, 200 shares will be counted against the share reserve. A share subject to a stock option or stock appreciation right issued under the 2011 Stock Incentive Plan only counts as one share against the share reserve.

Share Counting Rules

The following rules apply for counting shares against the applicable share limits of the Stock Incentive Plan:

•

To the extent that an equity award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2011 Stock Incentive Plan.

•

To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares to which the exercise related shall be counted against the applicable share limits, as opposed to the number of shares actually issued. For example, if a stock option relates to 1,000 shares and is fully exercised at a time when the payment due to the participant is 150 shares (such as due to a net exercise feature or a participant tendering shares to exercise a stock option), 1,000 shares shall nevertheless be the net charge against the applicable share limit. Shares that are exchanged by a participant to pay the exercise price of an option or stock appreciation right granted under the plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any option or stock appreciation right, will not be available for subsequent awards under the plan.

•

Except as otherwise provided below, shares that are subject to awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2011 Stock Incentive Plan will again be available for subsequent awards under the 2011 Stock Incentive Plan. Any such shares subject to Full Value Awards will become available taking into account the two to one share counting rule, discussed above, for these types of awards. For example, if a 100 share restricted stock unit award is made under the Stock Incentive Plan, the award would count as 200 shares against the Stock Incentive Plan’s share limit after giving effect to the two to one share counting rule. If the award is later forfeited before it vests, the 200 shares that were originally counted against the 2011 Stock Incentive Plan’s share limit would again be available for subsequent awards under the 2011 Stock Incentive Plan.

•	Shares that are withheld to satisfy the tax withholding obligations related to any Full Value Award will not be available for subsequent awards under the 2011 Stock Incentive Plan.

•

Chipotle may not increase the applicable share limits of the 2011 Stock Incentive Plan by repurchasing shares of our common stock on the market (by using cash received through the exercise of stock options or otherwise).

•

Shares issued in connection with awards that are granted by or become obligations of Chipotle through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2011 Stock Incentive Plan, and such awards may reflect the original terms of the related award being assumed or substituted for and need not comply with other specific terms of the plan.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT	23

Proposal 4 (continued)

Award Limits

The maximum number of shares that may be covered by awards granted under the 2011 Stock Incentive Plan to any single participant during any calendar year is 700,000.

The maximum number that may be covered by “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code may not exceed 3,000,000.

Vesting and Exercise of Stock Options and Stock Appreciation Rights

The exercise price of stock options granted under the 2011 Stock Incentive Plan may not be less than the fair market value of our common stock on the date of grant. The Committee determines fair market value using any permitted valuation method permitted under the stock rights exemption available under IRS regulations. The maximum exercise period may not be longer than ten years. The Compensation Committee determines when each stock option becomes exercisable, including the establishment of performance vesting criteria, if any. The award agreement specifies the consequences under the stock option of a recipient’s termination of the employment, service as a director or other relationship between us and the participant. Unless otherwise specified in an award agreement for a particular option, unvested stock options vest in full in the event of a participant’s termination without cause or resignation for good reason (as defined in the 2011 Stock Incentive Plan) within two years following a change in control (as defined in the 2011 Stock Incentive Plan). Similar terms and limitations apply to stock appreciation rights under the 2011 Stock Incentive Plan.

Vesting of Full Value Awards

The Compensation Committee may make the grant, issuance, retention, or vesting of Full Value Awards contingent upon continued employment with Chipotle, the passage of time, or such performance criteria and the level of achievement against such criteria as it deems appropriate. A Full Value Award may, among other things, involve the transfer of actual shares of common stock, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of common stock and be subject to performance-based and/or service-based conditions. Unless otherwise specified in an award agreement for a particular award, unvested Full Value Awards vest in full in the event of a participant’s termination without cause or resignation for good reason (as defined in the 2011 Stock Incentive Plan) within two years following a change in control (as defined in the 2011 Stock Incentive Plan). The Compensation Committee may,

but is not required, to grant Full Value Awards under the plan in a manner intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Eligibility under Section 162(m)

Awards may, but need not, include performance criteria that are intended to satisfy Section 162(m) of the Internal Revenue Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria will be based on stock price appreciation (in the case of stock options or stock appreciation rights) or on one or more of the following performance measures (in the case of Full Value Awards), each of which may be adjusted as provided in the 2011 Stock Incentive Plan:

(i) revenue growth; (ii) cash flow; (iii) cash flow from operations; (iv) net income; (v) net income before equity compensation expense; (vi) earnings per share, diluted or basic; (vii) earnings per share from continuing operations, diluted or basic; (viii) earnings before interest and taxes; (ix) earnings before interest, taxes, depreciation, and amortization; (x) earnings from continuing operations; (xi) net asset turnover; (xii) inventory turnover; (xiii) capital expenditures; (xiv) income from operations; (xv) income from operations excluding non-cash related entries; (xvi) income from operations excluding non-cash adjustments; (xvii) income from operations before equity compensation expenses; (xviii) income from operations excluding equity compensation expense and lease expense; (xix) operating cash flow from operations; (xx) income before income taxes; (xxi) gross or operating margin; (xxii) restaurant-level operating margin; (xxiii) profit margin; (xxiv) assets; (xxv) debt; (xxvi) working capital; (xxvii) return on equity; (xxviii) return on net assets; (xxix) return on total assets; (xxx) return on capital; (xxxi) return on investment; (xxxii) return on revenue; (xxxiii) net or gross revenue; (xxxiv) comparable restaurant sales; (xxxv) new restaurant openings; (xxxvi) market share; (xxxvii) economic value added; (xxxviii) cost of capital; (xxxix) expense reduction levels; (xl) safety record; (xli) stock price; (xlii) productivity; (xliii) customer satisfaction; (xliv) employee satisfaction; and (xlv) total shareholder return.

These performance measures may be applied individually, alternatively, or in any combination, either to Chipotle as a whole or to one or more of its subsidiaries, divisions or operating units or groups, and measured either annually or cumulatively over a period of years, on an absolute basis, or relative to a pre-established target, to previous years’

24	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT

Proposal 4 (continued)

results, or to a designated comparison group, in each case as specified by the Compensation Committee in the award agreement.

The number of shares of common stock, stock options, or other benefits granted, issued, retainable, or vested under an award that is intended to satisfy Section 162(m) upon satisfaction of performance criteria may be reduced by the Committee based on any further considerations that the committee may determine in its sole discretion. Specifically, the Compensation Committee is authorized at any time during the first ninety (90) days of a performance period (or, if longer or shorter, within the maximum period allowed under Section 162(m)), to adjust or modify the calculation of a performance goal for a performance period, based on:

(i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) “events of an unusual nature” or of a type that indicates “ infrequency of occurrence,” both as described in Accounting Standards Codification Topic 255-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in Chipotle’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; and (ix) a change in Chipotle’s fiscal year.

Time-based restricted stock units are not intended to qualify as performance-based compensation for purposes of Section 162(m).

Administration

The Compensation Committee administers the 2011 Stock Incentive Plan, and has broad authority to do all things necessary or desirable, in its sole discretion, in connection with plan administration. The Compensation Committee will select who will receive equity awards; determine the number of shares covered thereby; and, subject to the terms and limitations expressly set forth in the 2011 Stock Incentive Plan, establish the terms, conditions, and other provisions of the equity awards. The Compensation Committee may interpret the 2011 Stock Incentive Plan and establish, amend, and rescind any rules related to the 2011 Stock Incentive Plan, and make remedial changes to the terms of an outstanding equity award to comply with applicable laws, regulations and listing requirements and to avoid unintended consequences resulting from unexpected events. The Compensation Committee has the discretion to permit the automatic exercise of vested in-the-money stock options and stock appreciation rights, and can delegate this authority to Chipotle’s management. The Compensation Committee has the authority to toll the exercise period for stock options and stock appreciation rights if such awards held by a former employee cannot be exercised due to trading or other legal restrictions, but not beyond the maximum expiration date of the stock options or stock appreciation rights.

Claw-back Provision for Executive Officers

Equity awards granted to a participant who is determined by the Board to be an “executive officer” shall be subject to any right that Chipotle may have under any recoupment policy or other agreement with such participant, including any provisions that may be adopted regarding the recovery of “incentive-based compensation” under the Dodd-Frank Act.

Amendments Requiring Shareholder Approval

The Board may terminate, amend, or suspend the 2011 Stock Incentive Plan, provided that no action is taken by the Board (except those described in “Adjustments”) without shareholder approval to:

•	increase the number of shares that may be issued under the 2011 Stock Incentive Plan;

•	reprice, repurchase, or exchange underwater stock options or stock appreciation rights;

•	amend the maximum number of shares that may be granted to a participant within a single calendar year;

•	extend the term of the 2011 Stock Incentive Plan;

•	change the class of persons eligible to participate in the 2011 Stock Incentive Plan; or

•	otherwise implement any amendment required to be approved by shareholders under exchange listing rules as in effect from time to time.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of our common stock, or any similar equity restructuring transaction (as that term is used in ASC 718) affecting our common stock, the Compensation Committee will equitably adjust the number and kind of shares available for grant under the 2011 Stock Incentive Plan, the number and kind of shares subject to the award limitations set forth in the 2011 Stock Incentive

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT	25

Proposal 4 (continued)

Plan and subject to outstanding awards under the 2011 Stock Incentive Plan and the exercise price of outstanding stock options and of other awards.

The impact of a merger or other reorganization of Chipotle on outstanding stock options, stock appreciation rights and Full Value Awards granted under the 2011 Stock Incentive Plan shall be determined in the Compensation Committee’s sole discretion. Permitted adjustments include assumption of outstanding equity awards, accelerated vesting, or accelerated expiration of outstanding equity awards, or settlement of outstanding awards in cash.

U.S. Tax Consequences under the 2011 Stock Incentive Plan

The following summary sets forth the tax events generally expected for United States citizens under current United States federal income tax laws in connection with equity awards under the 2011 Stock Incentive Plan. This summary omits the tax laws of any municipality, state, or foreign country in which a participant resides.

Stock Options

A participant will realize no taxable income, and we will not be entitled to any related deduction, at the time a stock option that does not qualify as an “incentive stock option” under the Code is granted under the Stock Incentive Plan. At the time of exercise of such a non-qualified stock option, the participant will realize ordinary income, and we will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

For stock options that qualify for treatment as “incentive stock options” under the Code, a participant will realize no taxable income, and we will not be entitled to any related deduction, at the time an incentive stock option is granted. If certain statutory employment and holding period conditions are satisfied before the participant disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option, and we will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a participant will be a long-term capital gain or loss. We will not be entitled to a deduction with respect to a disposition of the shares by a participant after the expiration of the statutory holding periods. Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods, such participant will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. We will be entitled to a deduction at the same time and in the same amount as the participant is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. Such capital gain or loss will be long-term or short-term based upon how long the shares were held. The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option.

Stock Appreciation Rights; Performance Shares

In general, (a) the participant will not realize income upon the grant of a stock appreciation right or performance shares; (b) the participant will realize ordinary income, and we will be entitled to a corresponding deduction, in the year cash or shares of common stock are delivered to the participant upon exercise of a stock appreciation right or in payment of the performance shares; and (c) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date of issuance. The federal income tax consequences of a disposition of unrestricted shares received by the participant upon exercise of a stock appreciation right or in payment of a performance shares award are the same as described below with respect to a disposition of unrestricted shares.

Restricted and Unrestricted Stock; Restricted Stock Units

Unless the participant files an election to be taxed under Section 83(b) of the Code: (a) the participant will not realize income upon the grant of restricted stock; (b) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction (subject to the limitations of Section 162(m) of the Code), for grants of restricted stock subject only to time-based vesting and not including any performance conditions), when the restrictions have been removed or expire; and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the participant files an election to be taxed under Section 83(b) of the Code, the

26	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT

Proposal 4 (continued)

tax consequences to the recipient will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

A participant will not realize income upon the grant of restricted stock units, but will realize ordinary income, and we will be entitled to a corresponding deduction (subject to the limitations of Section 162(m) of the Code), for grants of restricted stock subject only to time-based vesting and not including any performance conditions), when the restricted stock units have vested and been settled in cash and/or shares of our common stock. The amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of our common stock received on the date of issuance.

When the participant disposes of restricted or unrestricted stock, the difference between the amounts received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

Section 409A

Section 409A of the Internal Revenue Code provides additional tax rules governing non-qualified deferred compensation. Generally, Section 409A will not apply to awards granted under the 2011 Stock Incentive Plan, but may apply in some cases to restricted stock unit, performance shares, deferred share units, phantom stock or share-denominated performance units. For such awards subject to Section 409A, certain officers of the company may experience a delay of up to six months in the settlement of the awards in shares of company stock.

Withholding

The 2011 Stock Incentive Plan permits us to withhold from awards an amount sufficient to cover any required withholding taxes. In lieu of cash, the committee may permit a participant to cover withholding obligations through a reduction in the number of shares to be delivered to such participant or by delivery of shares already owned by the participant.

Section 162(m)

As described above, equity awards granted under the 2011 Stock Incentive Plan may be structured to qualify as performance-based compensation under Section 162(m) of the tax code. To qualify, the 2011 Stock Incentive Plan must satisfy the conditions set forth in Section 162(m) of the Internal Revenue Code, and stock options and other awards must be granted under the 2011 Stock Incentive Plan by a committee consisting solely of two or more outside directors (as defined under Section 162 regulations) and must satisfy the plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. For awards other than stock options and stock appreciation rights to qualify, the grant, issuance, vesting, or retention of the award must be contingent upon satisfying one or more of the performance criteria set forth in the 2011 Stock Incentive Plan, as established and certified by a committee consisting solely of two or more outside directors. The rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, and may apply with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the 2011 Stock Incentive Plan will be deductible under all circumstances.

Key Metrics Related to the 2011 Stock Incentive Plan

The following table sets forth the overhang, burn rate and dilution metrics for 2012-2014 under the 2011 Stock Incentive Plan:

	2014	2013	2012	AVERAGE
Current Dilution	6.95%	5.67%	5.05%	5.89%
Burn Rate	2.46%	2.38%	1.99%	2.28%
Total Potential Overhang	11.10%	12.16%	13.92%	12.40%

“Current Dilution” is the number of shares subject to equity awards outstanding but not exercised, divided by the total number of common shares outstanding as of year end.

The “Burn Rate” measures how quickly we use shares and is calculated by dividing the number of equity awards granted during any particular period by the number of outstanding shares of common stock as of December 31st of the applicable year. A higher burn rate indicates an increased number of equity awards being granted to employees and/or directors. The burn rate is usually compared to industry data, particularly data furnished by various shareholder services groups.

“Total Potential Overhang” is the number of shares subject to equity awards outstanding but not exercised, plus the number of shares available to be granted, divided by the total number of common shares outstanding as of year end.

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Proposal 4 (continued)

New Plan Benefits

The benefits that will be awarded or paid in the future under the amended and restated 2011 Stock Incentive Plan cannot currently be determined. Awards granted under this plan after the date of our 2015 Annual Meeting are within the discretion of the Compensation Committee, subject to limits on the maximum amounts that may be awarded to any individual as described above. As of March 16, 2015, the closing price of a share of Chipotle common stock was $678.88.

Recent Equity Awards under the 2011 Stock Incentive Plan

On February 20, 2015, the Compensation Committee approved the award of performance shares to our executive officers, with the target number of shares for each officer set forth below.

Officer	Number of Shares at Target

Steve Ells	14,887

Monty Moran	14,887

Jack Hartung	6,252

Mark Crumpacker	4,466

Additional details regarding these awards are set forth on page 60.

On February 24, 2015, we granted stock-only stock appreciation rights to non-officer employees with respect to 321,791 shares. These equity awards are reflected in the shares available for grant information presented above.

Grants that we made to our named executive officers under the plan in 2014 are set forth in the Grants of Plan-Based Awards in 2014 table on page 65. As noted in our Compensation Discussion and Analysis on page 52, these awards were made prior to the say-on-pay vote in May 2014 and our extensive engagement with shareholders regarding executive compensation.

The Board of Directors recommends a vote FOR the approval of the proposed amendment increasing the shares of common stock authorized for issuance under the Stock Incentive Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table presents information regarding options and rights outstanding under our equity compensation plans as of December 31, 2014. All options/SOSARs reflected are options to purchase common stock.

	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS AND RIGHTS(1)	(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS AND RIGHTS(1)	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))(2)
Equity Compensation Plans Approved by Security Holders:	2,157,461	$395.46	1,536,207
Equity Compensation Plans Not Approved by Security Holders:	None.	N/A	None.
Total	2,157,461	$395.46	1,536,207

(1)	Includes shares issuable in connection with performance shares, which will be issued based on achievement of performance criteria associated with the awards, with the number of shares issuable dependent on our level of performance. The weighted-average exercise price in column (b) includes the weighted-average exercise price of SOSARs only.

(2)	Includes 1,287,972 shares remaining available under the Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, without giving effect to the amendments being proposed in Proposal 4, and 248,235 shares remaining available under the Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan. In addition to being available for future issuance upon exercise of SOSARs or stock options that may be granted after December 31, 2014, all of the shares available for grant under the Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan may instead be issued in the form of restricted stock, restricted stock units, performance shares or other equity-based awards. Each share underlying a full value award such as restricted stock, restricted stock units or performance shares counts as two shares used against the total number of securities authorized under the plan.

28	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT

Proposal 5

A Proposal to Approve an Amendment to the Amended and Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc. to Remove a Requirement for the Election of Directors to be by Plurality Vote

In response to requests submitted by a number of shareholders in 2013 and 2014, we are asking that shareholders approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, to eliminate a provision requiring the election of directors to be by plurality vote.

Under a plurality voting standard, the nominees for election as directors who receive the greatest number of votes cast in their favor at a shareholder meeting are elected to the Board, up to the maximum number of directorships to be filled at that meeting. As a result, under a plurality voting standard in an uncontested election, each nominee is elected or reelected to the Board so long as a single vote is cast in favor of his or her election, regardless of the number of shareholders who might not be satisfied with his or her qualifications or performance.

Over the past several years, many companies have eliminated plurality voting in uncontested elections and adopted “majority voting” by-laws or standards that provide shareholders with more influence over the outcome of uncontested elections for directors. Majority voting standards provide a means to register dissent by authorizing shareholders to vote “against” director nominees in uncontested elections, and provide that, in such elections, a nominee will not be elected or reelected, or will offer to resign from the board, if the votes “against” election exceed the votes “for” election.

The Board wishes to amend our Amended and Restated Certificate of Incorporation, as amended, to enable the implementation of majority voting in uncontested elections for directors to serve on the Board. Accordingly, the Board recommends this amendment to delete the provision mandating that a plurality voting standard apply to uncontested elections for directors. If this amendment is approved at the annual meeting, our Board intends to adopt amendments to our Amended and Restated Bylaws to provide for a majority vote standard, via a requirement that any incumbent nominee for election to the Board in an uncontested election receiving a greater number of votes “against” election than “for” election will be required to submit his or her resignation from the Board, and the Board would then make a determination as to whether or not to accept such resignation.

This description of the proposed amendment to our Amended and Restated Certificate of Incorporation, as amended, is qualified in its entirety by reference to and should be read in conjunction with the full text of our certificate of incorporation, as amended by the proposed Certificate of Amendment attached to this proxy statement as Appendix B.

The Board of Directors recommends a vote FOR the proposed amendment to our Amended and Restated Certificate of Incorporation to remove the requirement of a plurality voting standard.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT	29

Proposal 6

A Proposal to Approve an Amendment to the Amended and Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc. to Remove Supermajority Voting Requirements

We are asking that shareholders approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, to eliminate provisions requiring a supermajority vote of our outstanding shares of common stock to approve certain matters.

At the annual meeting of shareholders held May 15, 2014, shareholders owning more than a majority of shares voted at the meeting voted in favor a shareholder proposal requesting that we eliminate supermajority voting provisions from our certificate of incorporation. Under our existing Amended and Restated Certificate of Incorporation, as amended, an affirmative vote of the holders of at least two-thirds of our outstanding common stock is required for the shareholders to remove directors from the Board, or to adopt, amend or repeal any bylaw.

In accordance with the request set forth in the shareholder proposal, the Board is recommending an amendment to our Amended and Restated Certificate of Incorporation, as

amended, to delete these super majority voting provisions and provide that an affirmative vote of the holders of at least a majority in voting power of our outstanding capital stock is required for the shareholders to remove directors from the Board, or to adopt, amend or repeal any bylaw. Our bylaws do not have any provisions containing supermajority voting requirements.

This description of the proposed amendment to our Amended and Restated Certificate of Incorporation, as amended, is qualified in its entirety by reference to and should be read in conjunction with the full text of our certificate of incorporation, as amended by the proposed Certificate of Amendment attached to this proxy statement as Appendix C.

The Board of Directors recommends a vote FOR the proposed amendment to our Amended and Restated Certificate of Incorporation to remove supermajority voting requirements.

30	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT

Proposal 7

A Proposal to Approve Amendments to the Amended and Restated Bylaws of Chipotle Mexican Grill, Inc. to Provide for Shareholder Access to the Company’s Proxy Materials for Shareholder-Nominated Candidates for Election to the Board of Directors

We are asking that shareholders approve amendments to our Amended and Restated Bylaws to provide a means for shareholders to include shareholder-nominated director candidates in our proxy materials for annual meetings of shareholders, which is commonly known as “proxy access.” Proxy access for U.S. publicly traded companies was virtually nonexistent prior to 2012, when rules of the Securities and Exchange Commission first allowed shareholders to make advisory proposals asking companies to adopt proxy access provisions. Since that time, a small number of companies have adopted proxy access bylaws, and the Board and its advisors have actively monitored developments in this area. The Board began to seriously consider the possible adoption of a proxy access bylaw following receipt of the shareholder proposal set forth in Proposal 8.

It is important to note that, irrespective of this proposal or the shareholder proposal included as Proposal 8, shareholders already have a meaningful voice in electing directors at Chipotle. As described on page 16, we allow shareholders to recommend candidates for the Board to our Nominating and Corporate Governance Committee, and our Amended and Restated Bylaws allow shareholders to formally nominate candidates for election to the Board by following the procedures set forth in the bylaws. Additionally, the federal securities laws enable shareholders to solicit proxies for their own nominees. Notably, no shareholder has ever recommended a candidate to our Nominating and Corporate Governance Committee or sought to nominate a candidate for election under our bylaws. Shareholders will also have greater influence over director elections in the event the proposal in Proposal 5 is approved at the meeting, which will enable us to implement majority voting for uncontested director elections. And beginning at our 2016 annual meeting, all directors will be elected annually.

However, recognizing that proxy access has come to be viewed by many (though not all) investors as a good governance practice, our Board reviewed and considered the issue and approved the terms of this proposal as those the Board believes to be most appropriate for Chipotle at the present time. The proposal provides for a proxy access bylaw under which a shareholder or group of not more than 20 shareholders owning an aggregate of not less than 5% of our outstanding common stock for a minimum of three years may nominate candidates for election to our Board at an annual meeting, and require us to list such candidates in our proxy materials for the meeting. The proposal further provides that such proxy access nominees will be limited to a number of candidates not exceeding 20% of our Board.

The non-binding shareholder proposal in Proposal 8 calls for us to adopt a 3%/three year ownership standard, would not limit the number of shareholders who could aggregate their holdings for purposes of meeting the ownership standard, and calls for a limit on the number of proxy access candidates of 25% of our Board. Our Board believes that the higher ownership threshold, restrictions on shareholders aggregating ownership of shares, and lower cap on the number of shareholder nominees that are proposed in this proposal are more appropriate for Chipotle and in shareholders’ best interests because, among other things:

•

Allowing proxy access with lesser ownership requirements and other precautions than those included in this proposal may encourage potentially costly and disruptive contested elections, which would be particularly inappropriate in circumstances in which shareholders seeking to make one or more nominations to our Board do not perceive sufficient benefits from the nomination(s) to justify such shareholders’ incurring their own expenses to solicit proxies for their candidate(s);

•

The limits on aggregation in this proposal allow a reasonable number of shareholders to join together to list a nominee in our proxy materials, while helping to provide assurance that proxy access will not be subject to abuse by short-term investors or investors without a substantial investment in our company;

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT	31

Proposal 7 (continued)

•

The limits included in this proposal on the total number of proxy access candidates that a shareholder may include in our proxy materials will help avoid a shareholder or group of shareholders having a level of influence on the makeup of our Board that is disproportionate to the level of share ownership of such shareholder or group of shareholders;

•

Proxy access is a very recent development in the corporate governance of U.S. companies, and the vast majority of companies do not provide for shareholder proxy access at all, so it is appropriate to approach this issue with caution in order to see how these provisions actually operate in practice at the small number of companies that have implemented proxy access, and to allow for further development of market practices in this rapidly evolving area;

•

Our company performance has been exceptional, and it is not in the best interests of shareholders to facilitate significant changes to a Board that has overseen such consistently strong business results and extraordinary creation of shareholder value; and

•

In our discussions with a number of our largest shareholders regarding proxy access, a range of views was expressed, including holders who support one or more of the standards included in this proposal, those who support one or more of the standards included in Proposal 8, as well as holders who do not support proxy access at all, leading our Board to conclude that the standards included in this proposal are the best compromise among the various positions of the investors with whom we discussed the issue, the views of our internal and external advisors, and the beliefs of the Board in relation to this issue.

In deciding on the provisions to include in our binding proposal to adopt a proxy access bylaw, the Board also considered that under the standards included in this binding proposal, we believe that three of our existing holders would be eligible to use proxy access immediately, with at least one other holder becoming eligible within one year following adoption of the bylaw. Accordingly, after taking into account the aggregation permitted by the provisions being proposed, this proposal will, if approved, provide for a meaningful immediate right to a significant number of shareholders.

Because of the range of views of our shareholders and others regarding proxy access and the uncertainties surrounding how these provisions will affect companies that adopt them, and consistent with good governance practice, our Board decided to submit the proposed proxy access amendments to shareholders for approval. The amendments will not become effective unless approved by the holders of 66 2/3% of our issued and outstanding shares of common stock.

A more detailed description of the proposed proxy access bylaw amendments is set forth below. This description is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the proposed bylaw amendments, which are attached to this proxy statement as Appendix D.

Terms of Proposed Proxy Access Bylaw

Shareholder eligibility. Our proposed proxy access bylaw would permit any single shareholder or group of up to 20 shareholders who have maintained continuous qualifying ownership of 5% or more of our outstanding common stock continuously for three years to nominate candidates for election to the Board and require that we list such nominees with the Board’s nominees in our proxy statement for the annual meeting of shareholders. Proxy access will be unavailable to any shareholders at any special meeting of the shareholders.

Number of shareholder-nominated candidates. Under the proposed proxy access bylaw, a qualifying shareholder or group of shareholders would be permitted to nominate the greater of (i) one director or (ii) 20% of the Board of Directors, rounding down to the nearest whole number of board seats. If the Board decides to reduce the size of the Board after the nomination deadline, the 20% calculation will be applied to the reduced size of the Board, with the potential results that a shareholder-nominated candidate may be disqualified.

Nominating shareholders submitting more than one nominee would be required to rank their nominees in order. If the number of the shareholder-nominated candidates exceeds the greater of (i) one director or (ii) 20% of the Board, rounding down to the nearest whole number of Board seats, the highest ranking qualified individual from the list proposed by each nominating shareholder, beginning with the nominating shareholder with the largest qualifying ownership and proceeding through the list of nominating shareholders in descending order of qualifying ownership, will be selected for inclusion in the proxy materials until the maximum number is reached.

Shareholder-nominated candidates that the Board determines to include in the proxy materials as Board-nominated candidates will be counted against the greater of (i) one director or (ii) 20% maximum.

32	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT

Proposal 7 (continued)

Calculation of ownership. In order to ensure that the interests of shareholders seeking to include director nominees in our proxy materials are aligned with those of our other shareholders, a nominating shareholder would be considered to own only the shares for which the shareholder possesses the full voting and investment rights and the full economic interest. Borrowed or hedged shares would not count as “owned” shares.

Nominating procedure. In order to provide adequate time to access shareholder-nominated candidates, requests to include shareholder-nominated candidates in our proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that we issued our proxy statement for the previous year’s annual meeting of shareholders.

Information required of all nominating shareholders. Each shareholder seeking to include a director nominee in our proxy materials is required to provide certain information, including:

•	proof of qualifying stock ownership as of a date within seven calendar days prior to the date of the submission and the record date for the annual meeting;

•	the shareholder’s notice on Schedule 14N required to be filed with the Securities and Exchange Commission;

•	the written consent of the shareholder nominee to being named in the proxy statement and serving as a director, if elected; and

•	the information required by the advance notice provision of our bylaws.

Nominating shareholders are also required to make certain representations and agreements regarding:

•	lack of intent to effect a change of control;

•	intent to maintain qualifying ownership through the meeting date;

•	intentions with respect to maintaining qualifying ownership for one year after the meeting date;

•	only participating in the solicitation of their nominee or Board of Director nominees; and

•	complying with solicitation rules and assuming liabilities related to and indemnifying us against losses arising in connection with the nomination.

Information required of all shareholder nominees. Each shareholder nominee is required to provide the representations and agreements required of all nominees for election as director, including representations and agreements regarding:

•

such nominee not being a party or subject to, and refraining from entering into, any voting commitment not disclosed to us or that could limit or interfered with such nominee’s fiduciary duties as a director;

•

refraining from entering into agreements, arrangements or understanding with any person or entity other than Chipotle with respect to compensation, reimbursement or indemnification for service as a director; and

•	compliance with our policies and guidelines applicable to directors.

Shareholder nominees also must submit completed and signed questionnaires required of all of our directors and officers and provide consent to being named in our proxy statement as a nominee and to serving as a director if elected.

Disqualification of shareholder nominees. We will not be required to include any nominee information in our proxy materials for any director nominee submitted by shareholders:

•

for which our Secretary receives a notice that a shareholder has nominated such person pursuant to the advance notice requirements for shareholder nominations or other business set forth in Article II, Section 9(a) of our bylaws;

•

if the shareholder that has nominated such nominee has or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(1) under the Securities Exchange Act of 1934 in support of the election of any individual as director at the annual meeting other than its nominee(s) or a nominee of our Board;

•

if the nominee is or becomes a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than Chipotle, or is receiving or will receive any such compensation or other payment from any person or entity other than Chipotle, in each case in connection with service as a director on our Board;

•

if the nominee is not independent under the listing standards of each principal U.S. exchange upon which our common stock is listed, any applicable rules of the Securities and Exchange Commission and any publicly

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT	33

Proposal 7 (continued)

disclosed standards used by our Board in determining and disclosing independence of our directors, in each case as determined by our Board;

•

whose election would cause us to be in violation of our bylaws, our certificate of incorporation, as amended, the rules and listing standards of the principal U.S. exchanges upon which our common stock is traded, or any applicable state or federal law, rule or regulation;

•	who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

•	who is named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years;

•	who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933; or

•

if the nominee or the applicable nominating shareholder provided information to us in respect to such nomination that was untrue in any material respect or omitted to state a material fact, as determined by our Board or any committee thereof.

Supporting statement. Shareholders will be permitted to include in our proxy statement a statement not exceeding 500 words in support of their nominees. We may omit any information or statement that we, in good faith, believe would violate any applicable law or regulation.

Invalidation of shareholder nominations. In the event a shareholder or group of shareholders making a nomination under this provision, or the nominee(s) of such shareholder or group of shareholders, violate the terms of the proxy access bylaw, such shareholder nomination(s) will be declared invalid and the shareholder or group of shareholders will be ineligible to make nominations under the proxy access bylaw for the next two annual meetings.

Re-nomination of shareholder nominees. Shareholder nominees who are included in our proxy materials but subsequently withdraw from or become ineligible for election at the meeting or do not receive at least 25% of the vote cast in the election would be ineligible for nomination under the proxy access bylaw for the next two annual meetings.

The Board believes that adopting the proxy access amendments to our Amended and Restated Bylaws as described above would provide benefits to our shareholders by allowing greater shareholder influence over the makeup of our Board while balancing the Board’s concerns regarding potential abuse by parties who are not aligned with all of our shareholders. Accordingly, the Board recommends an amendment to the Amended and Restated Bylaws to include the proxy access bylaw described above.

The Board of Directors recommends a vote FOR the proposed amendment to our Amended and Restated Bylaws to provide for proxy access.

34	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT

Shareholder Proposals

Proposals 8 through 12 are shareholder proposals. If the shareholder proponent of each proposal, or representative who is qualified under state law, is present at the annual meeting and submits the applicable proposal for a vote, that proposal will be voted upon. The shareholder proposals and related supporting statements are included in this proxy statement as submitted by the proponents and we accept no responsibility for their contents. The Board’s statements in opposition to each proposal are presented immediately following each proposal and supporting statement. The name and address of the proponent of each proposal and the amount of stock owned by such proponent will be promptly provided to any shareholder making an oral or written request for such information to our corporate Secretary at our headquarters.

Proposal 8

AN ADVISORY VOTE ON A SHAREHOLDER PROPOSAL REQUESTING THAT WE ADOPT A BYLAW TO PROVIDE FOR SHAREHOLDER ACCESS TO THE COMPANY’S PROXY MATERIALS FOR SHAREHOLDER-NOMINATED CANDIDATES FOR ELECTION TO THE BOARD OF DIRECTORS

Resolved:

Shareholders of Chipotle Mexican Grill, Inc. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nomined candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;
b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and
c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting statement:

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

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Shareholder Proposals (continued)

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed bylaw terms enjoy strong investor support – votes for similar shareholder proposals averaged 55% from 2012 through September 2014 – similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal.

Statement in Opposition

This advisory proposal conflicts with the company’s Proposal 7, a binding proposal calling for shareholder adoption of a proxy access bylaw with different parameters than those included in this proposal. The Board recommends that you vote AGAINST this proposal and FOR Proposal 7.

For the reasons set forth in Proposal 7, the Board believes that the company’s binding proxy access proposal better balances the interests of all shareholders in having a strong voice on the Board, but also in avoiding potential disruption of a Board that has proven to be highly adept at ensuring the creation of shareholder value, than does this proposal.

The Board of Directors recommends a vote AGAINST the shareholder proposal.

Proposal 9

AN ADVISORY VOTE ON A SHAREHOLDER PROPOSAL REQUESTING

SPECIFICATION OF EQUITY AWARDS IN EQUITY COMPENSATION PLANS

Resolved:

Shareholders of Chipotle Mexican Grill (the “Company”) urge the Compensation Committee (“Committee”) to adopt a policy that all equity compensation plans submitted to shareholders for approval under Section 162(m) of the Internal Revenue Code will specify the awards to senior executive officers only that will result from performance. This policy shall require shareholder approval of quantifiable performance metrics, numerical formulas and payout schedules (“performance standards”) for at least a majority of awards to the senior executive officers. If the Committee wants to use performance standards containing confidential or proprietary information it believes should not be disclosed in advance, they can be used for the non-majority of awards to the senior executive officers. If changing conditions make previously approved performance standards inappropriate, the Committee may adjust the performance standards and resubmit them for shareholder ratification. This policy should be implemented so as not to violate existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement:

The Company’s 2014 advisory vote on executive compensation received support from only 23 percent of shareholders. In our opinion, this shows a disconnect between executive pay and long-term Company performance that warrants dramatic change.

We believe a major contributing factor to this pay for performance misalignment is that the recent plans submitted by the Company for shareholder approval have only cited general criteria so vague or multitudinous as to be meaningless and this has prevented shareholders from knowing what criteria would be used to assess performance and in what way. We are also concerned that the Committee is free to pick performance standards each year to maximize awards.

36	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT

Shareholder Proposals (continued)

The Company’s current Stock Plan provides awards may be subject to a potpourri of 45 metrics including but not limited to: (i) revenue growth; (ii) cash flow; (iii) cash flow from operations; (iv) net income; (v) net income before equity compensation expense; (vi) earnings per share, diluted or basic; (vii) earnings per share from continuing operations, diluted or basic; (viii) earnings before interest and taxes; (ix) earnings before interest, taxes, depreciation, and amortization; (x) earnings from continuing operations.

We do not believe such complete discretion for the Committee give shareholders confidence executive pay will be properly aligned with Company performance. Under this proposal, the Committee continues to have complete discretion in selecting any number of metrics and to structure them as it feels appropriate. But under this proposal, the Company must, when submitting a plan for shareholder approval, specify for shareholders the performance standards establishing the link between the Company performance and specific awards – a common practice in the United Kingdom. By way of illustration, not intended to limit the Company’s discretion, examples satisfying this proposal are:

•	If the Company’s share price increases 10 percent over its Peer Group for a 36-month period, the CEO shall receive a grant of 100,000 Company shares.
•	If the Company’s operating income increases 10 percent over five years, the CEO shall receive a grant of 100,000 Company shares.

Statement in Opposition

The Compensation Committee of our Board of Directors has taken great care to structure an executive compensation program that rewards our executive officers for performance, and the committee believes that our compensation programs have played an important role in driving our sensational growth. Recognizing that the say-on-pay vote held at the 2014 annual meeting did reflect significant shareholder concern with our executive compensation programs, the committee responded by completely redesigning our officer equity award structure for 2015. As described in the table on page iii in the Proxy Statement Summary and elsewhere in this proxy statement, the changes made in 2015 to our officers’ equity compensation are responsive to the most significant concerns expressed during the committee’s extensive engagement with shareholders following last year’s annual meeting. And notably, the policy being sought by this proposal could have severely compromised the committee’s ability to implement such a drastic revision in our officer equity compensation design, since the policy seeks to limit the committee’s discretion in structuring officer equity awards.

Our Board does not believe that the inflexible policy being advanced in this proposal should displace the careful, deliberate, expertly-informed business judgment of a Compensation Committee that is intimately familiar with our executive officer team and our business. Accordingly, the Board recommends that you vote AGAINST the proposal. A more detailed explanation of the Board’s reasoning follows.

Providing the Compensation Committee with flexibility in structuring officer equity awards has allowed us to drive the creation of tremendous shareholder value. As reflected in the graphics under the heading “Performance” on page ii of the Proxy Statement Summary, our long term stock price performance has been superb. We believe that this has been driven at least in part by the significant alignment we have created between the interests of our officers and those of our shareholders. The flexibility afforded by the terms of our 2011 Stock Incentive Plan and our prior equity compensation plans has allowed our Compensation Committee to carefully tailor the equity awards received by our officers to ensure that officer and shareholder interests are aligned in a way that encourages the continued creation of shareholder value. This has served our shareholders well over time, and we believe it will continue to be in shareholders’ best interests.

Restricting the future discretion of the Compensation Committee in structuring officer equity awards would not be in the best interests of our company or our shareholders. Implementation of this proposal would significantly restrict the ability of the committee to structure equity awards in the manner it believes will best drive the creation of shareholder value. It is important for the committee to have the ability to respond to changing conditions in our business, the

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Shareholder Proposals (continued)

competitive landscape, the makeup of our officer team, and other factors. In many circumstances, this might include the need to rely on different performance metrics or performance targets than may have been appropriate in preceding years. It may also include the need to alter the form of equity awards as the goals of our officer compensation programs change. Depriving the committee of its discretion to structure appropriate equity compensation terms could adversely impact the committee’s ability, for example, to make awards to top-performing executive officers as an incentive to remain with Chipotle rather than pursuing other opportunities, or to attract qualified candidates for open officer positions at Chipotle.

The proponent attempts to address these fundamental problems in part by including a statement in the proposal that “[i]f changing conditions make previously-approved performance standards inappropriate, the Committee may adjust the performance standards and resubmit them for shareholder ratification.” Leaving aside the significant additional administration and expense that would be involved in resubmitting awards to shareholders every time a change in circumstances calls for a revision to the terms of officer equity awards, this clause illustrates just how poorly conceived the proposed policy truly is. In circumstances where changing conditions call for a different equity award design, this policy would impose a period of uncertainty – which could last as much as a year – prior to our submitting the proposed changes to shareholders for ratification, and during which our officers would have no clarity about what awards or performance goals they would be entitled to. This type of uncertainty would severely undermine the purposes of our equity compensation programs, and as a result would be directly adverse to the best interests of our shareholders.

The proposal is vague and ambiguous in a number of respects, making it unclear how the policy would be implemented. A number of aspects of this proposal are extremely unclear, and as a result it would be difficult for us to ascertain what actions or measures would be required to implement the proposal in a manner that meets shareholder expectations. For example, the proposal does not define “a majority of awards to the senior executive officers,” or what is meant by “senior executive officers.” It is not clear how awards are to be valued or counted for purposes of applying the policy (i.e., on face value? reported accounting value? realized value? number of shares only?), and it is not clear whether the policy is intended to refer to our executive officers generally, or is intentionally distinguishing between our executive officers as a group, and only “senior” members of that group (and if the latter, what is meant by “senior”). It is also unclear whether the “majority of awards” is to be calculated at each issuance of awards under a plan covered by the policy, or on a yearly basis, or over the life of the plan, or based on some other unspecified time period. These ambiguities would make implementation of the policy difficult and uncertain, in addition to being contrary to shareholder interests.

For these reasons, the Board and the Compensation Committee believe that a blanket policy restricting our discretion in making equity awards in the manner being sought in this proposal would be detrimental to our company and our shareholders.

The Board of Directors recommends a vote AGAINST the shareholder proposal.

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Shareholder Proposals (continued)

Proposal 10

AN ADVISORY VOTE ON A SHAREHOLDER PROPOSAL REQUESTING ADOPTION OF A STOCK RETENTION POLICY FOR SENIOR EXECUTIVES

Resolved:

Shareholders of Chipotle Mexican Grill (the “Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age or terminating employment with the Company. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 75 percent of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement:

Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from our Company’s equity compensation plans. In our opinion, the Company’s current share ownership guidelines for its senior executives do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long-term.

For example, according to last year’s proxy statement, our Company’s share ownership guidelines required the co-Chief Executive Officers (“CEO”) to hold 31,000 shares each. In comparison, co-CEO Steve Ells owns 339,474 shares and co-CEO Montgomery Moran owns 449,755 shares.

We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

Our proposal seeks to better link executive compensation with long-term performance by requiring a meaningful share retention ratio for shares received by senior executives from the Company’s equity compensation plans. Requiring senior executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age will better align the interests of executives with the interests of shareholders and the Company. A 2009 report by the Conference Board Task Force on Executive Compensation observed that such hold-through-retirement requirements give executives “an ever growing incentive to focus on long-term stock price performance as the equity subject to the policy increases” (available at http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf).

We urge shareholders to vote FOR this proposal.

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Shareholder Proposals (continued)

Statement in Opposition

The proponent of this proposal is correct that equity-based compensation is an important component of our executive compensation programs. The proponent also correctly notes that we have adopted guidelines that require our executive officers to maintain significant equity ownership in our company. However, the proponent suggests that the interests of our officers are not sufficiently aligned with shareholder interests, and appears to ignore our tremendous performance over the years, both in terms of the growth and profitability of our business and our creation of shareholder value. We believe these strong results have been attributable, at least in part, to our officers having the opportunity to realize significant rewards when our performance is strong. We further believe that this proposal, which would put restrictions on our officers’ ability to realize such rewards, would undermine, rather than improve, the alignment of officer interests with those of our shareholders.

Taking these considerations into account, our Board does not believe that the policy being advanced in this proposal is appropriate, or is worth the risk of significant unintended consequences that would accompany such a policy. Accordingly, the Board recommends that you vote AGAINST the proposal. A more detailed explanation of the Board’s reasoning follows.

Chipotle’s officers have an incredibly strong interest in Chipotle’s long-term performance. Reflected below are the stock ownership guidelines applicable to each of our officers, as well as the actual share ownership of each officer, as of March 16, 2015 in both number of shares and in dollar value. These numbers exclude the value of shares underlying equity compensation awards held by the officers, which further increase each officer’s financial interest in Chipotle’s success.

Officer Name	Ownership Guideline	Shares Owned	Dollar Value of Shares Owned

Steve Ells	31,000	246,802	$167,548,942

Monty Moran	31,000	154,755	$105,060,074

Jack Hartung	7,000	30,464	$20,681,400

Mark Crumpacker	3,000	5,428	$3,684,961

Moreover, to further align the interests of our officers with those of our shareholders, we prohibit both hedging and pledging of shares of our stock by our officers and the members of our Board of Directors. This approach to executive share ownership is consistent with a vast majority of publicly-traded companies in the U.S.

The supporting statement for this shareholder proposal suggests that the interests of our officers need to be better aligned with those of shareholders. In our opinion, the significant ownership interests and other policies described above reveal that suggestion to be, at best, ill-informed.

At the same time, if we were to adopt a policy that required our officers to retain 75% of the net after-tax shares associated with all equity compensation awards received by the officers, our officers’ ability to realize the value created when they drive increases in shareholder value, and to diversify their personal financial portfolios, may be adversely impacted. We don’t believe such a policy would strike an appropriate balance between protecting shareholder interests and allowing our officers to attend to their personal financial situations.

The policy being advocated in this shareholder proposal could have significant unintended consequences that would not be in the best interests of Chipotle or our shareholders. One potential impact of a policy restricting our officers’ ability to realize value from their equity compensation awards is the creation of an incentive for our officers to terminate their employment relationship with us. Given the phenomenal success we have achieved under this officer team, our Board believes that creation of such an incentive would be wildly imprudent. Additionally, such a restriction could lead

40	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT

Shareholder Proposals (continued)

to an overwhelming concentration of one or more officer’s wealth in Chipotle stock, which could affect the officer’s risk tolerance and profile in unpredictable ways that may be inconsistent with the long-term interests of Chipotle and our shareholders. Furthermore, the proposed limitations on officers’ ability to realize value from their equity compensation awards may adversely affect our ability to attract and retain additional officers in the future.

For these reasons, the Board and the Compensation Committee believe that the policy proposed by this resolution would not be in the best interests of shareholders.

The Board of Directors recommends a vote AGAINST the shareholder proposal.

Proposal 11

AN ADVISORY VOTE ON A SHAREHOLDER PROPOSAL REQUESTING CHIPOTLE TO ADOPT A POLICY RESTRICTING THE ACCELERATION OF VESTING OF EQUITY AWARDS IN THE EVENT OF A CHANGE IN CONTROL

Resolved:

The shareholders ask the board of directors of Chipotle Mexican Grill to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of an equity awards granted to any named executive officer, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the named executive officer’s termination, with such qualifications for an award the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments that shareholders approve after the date of the 2015 annual meeting.

Supporting Statement:

Chipotle Mexican Grill (“Company”) allows executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with an executive’s performance.

According to last year’s proxy statement, a change in control as of December 31, 2013 could have accelerated the vesting of $217 million worth of long-term equity to Company’s four senior executives, with $174 million going to the co-CEOs, Steve Ells and Monty Moran.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

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Shareholder Proposals (continued)

Other major corporations, including Apple, Chevron, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards. Research from James Reda & Associates found that over one third of the largest 200 companies now pro rate, forfeit, or only partially vest performance shares upon a change of control.

We urge you to vote FOR this proposal.

Statement in Opposition

The Compensation Committee of our Board of Directors has taken great care to structure an executive compensation program that rewards our executive officers for performance, and the committee believes that our compensation programs have played an important role in driving our sensational growth. Taking these considerations into account, our Board does not believe that the inflexible policy being advanced in this proposal should displace the careful, deliberate, expertly-informed business judgment of a Compensation Committee that is intimately familiar with our executive officer team and our business. At our annual meeting in 2013, shareholders agreed, with holders of nearly two-thirds of the shares voted at that meeting rejecting an identical shareholder proposal. Accordingly, the Board recommends that you vote AGAINST the proposal. A more detailed explanation of the Board’s reasoning follows.

The significant amounts realizable from outstanding, unvested equity awards in the event of a change in control are a direct result of dramatic increases in shareholder value that the executive team has driven. The Compensation Committee carefully designs compensation programs to encourage the creation of shareholder value. One of the principal elements of our executive compensation programs in past years has been awards of stock-only stock appreciation rights, or SOSARs. SOSARs align the interests of the recipient with those of shareholders, because value is only realizable from the SOSAR awards if shareholder value is created. Another element of our executive compensation programs has been triennial awards of performance shares, which also align the interests of the recipient with those of shareholders, because vesting is contingent on meeting financial performance objectives, and because the ultimate value of the awards depends on the price of our common stock, with an increased stock price resulting in a benefit to all shareholders, as well as an increase in value realized upon vesting (assuming the performance criteria for the awards are satisfied).

The shareholder proponent’s supporting statement suggests that the amounts to which our executive officers would have been entitled, in the event of termination as of December 31, 2013 and following a change in control, may be “windfall awards that have nothing to do with . . . performance.” To the contrary, had the officers realized the amounts recited by the proponent, the amounts would have resulted from increases in our market capitalization from approximately $8.3 billion as of the grant date for the oldest awards reflected in the proponent’s numbers, to approximately $16.5 billion as of the date used to calculate the total amounts that would have been realized. The officers’ collective realization (on a pre-tax basis) of $217 million from the creation of up to $8.2 billion in shareholder value would, in the committee’s view, represent a fair and appropriate reward for the officers’ success in driving such dramatic gains for all shareholders. And in any event, in light of the stock price performance driving these gains and the important role played by top-performing executives in driving business performance, and therefore stock returns, the shareholder proponent’s suggestion that such rewards would “have nothing to do with an executive’s performance” is inaccurate.

The “double-trigger” acceleration terms of Chipotle’s SOSAR and other equity awards are common in the market and reasonably balance the interests of the company, its shareholders and its key leaders. Our equity awards only provide for acceleration of vesting following a change in control if the employment of the recipient is terminated within close proximity to the change in control, or if the award would otherwise be terminated following the change in control. We believe, and have been advised by an independent outside compensation consultant, that these terms are quite customary, notwithstanding the proponent’s recitation of a few large companies that have adopted policies similar to those in the proposal.

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Shareholder Proposals (continued)

The “double-trigger” acceleration terms of Chipotle’s SOSAR and other equity awards can be critically important in retaining executives if a change in control is pending. Change in control transactions frequently involve an extended period during which such transactions are negotiated or remain pending. During that period, officers may have a strong incentive to seek opportunities elsewhere in light of the uncertainties surrounding a change in control transaction. Departure of a senior executive can be disruptive, and may be extraordinarily so during the pendency of a change in control transaction – particularly if a proposed or announced transaction is not consummated. The likelihood of an executive losing focus or departing for other opportunities during the pendency of a change in control transaction can be greatly minimized by providing incentives for officers to remain employed through the change in control. Restricting the value realizable from equity awards, which are one important source of such incentives, may therefore not be in the best interests of shareholders. This is especially true for companies that, like Chipotle, do not have employment or severance agreements providing executives with other benefits in connection with a change in control.

The “double-trigger” acceleration terms of Chipotle’s SOSAR and other equity awards avoid penalizing executives for a change in control that is in the interests of shareholders. Providing for accelerated vesting in the event of termination following a change in control ensures that senior executives are not penalized with a loss of equity compensation awards that could occur from consummation of the change in control transaction. Such transactions are in many cases in the best interests of a company’s shareholders as a whole, and in the committee’s view it would be unwise to create possible disincentives for the executive officer team to work towards consummation of such a transaction. Furthermore, a change in control transaction may be outside the control of executive officers, and in those circumstances it would be unfair for officers to lose the potential for rewards that would otherwise be due had the change in control not occurred or had their employment continued for a meaningful period of time following the change in control. This is particularly true in cases such as ours, where equity awards are made in part to reward past performance, and where the vast majority of equity compensation is in the form of SOSARs, which are inherently performance-based. Moreover, allowing for only pro-rata vesting up to the time of an executive’s termination may deprive the executive of the potential for rewards that are properly attributable to the executive’s tenure, such as where implementation of a significant new strategy or development of a new concept – which may in fact be the primary basis for the change in control transaction to begin with – begins to pay off only after the executive’s departure.

Adoption of the policy being proposed would limit the flexibility of the committee in structuring compensation, which may not be in the best interests of the company and its shareholders. Although the committee may determine in particular circumstances that it would be inappropriate for an equity award to include a provision allowing, in at least some circumstances, for the full acceleration of an equity award in the event of termination of the recipient’s employment following a change in control, the policy proposed by the shareholder proponent would rob the committee of its discretion to include such provisions in any awards. The committee should not have such constraints. Depriving the committee of its discretion to structure appropriate equity compensation terms could adversely impact the committee’s ability, for example, to make awards to top-performing executive officers as an incentive to remain with Chipotle rather than pursuing other opportunities, or to attract qualified candidates for open officer positions at Chipotle.

For these reasons, the Board and the Compensation Committee believe that a blanket policy restricting the terms of our equity awards in the manner proposed by this resolution would not be in the best interests of shareholders.

The Board of Directors recommends a vote AGAINST the shareholder proposal.

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Shareholder Proposals (continued)

Proposal 12

AN ADVISORY VOTE ON A SHAREHOLDER PROPOSAL REQUESTING CHIPOTLE TO ISSUE AN ANNUAL SUSTAINABILITY REPORT MEETING SPECIFIED CRITERIA

Whereas:

Managing and reporting environmental, social and governance (ESG) business practices helps companies compete in a business environment characterized by finite natural resources, changing legislation, and heightened public expectations. Transparent, substantive reporting allows companies to gain strategic value from existing sustainability efforts and identify emerging risks and opportunities. ESG issues can pose significant risks to business. Without proper disclosure, investors and other stakeholders cannot adequately ascertain how the company is managing these risks and opportunities.

The link between strong sustainability management and value creation is increasingly evident. A 2012 Deutsche Bank review of 100 academic studies, 56 research papers, two literature reviews, and four met-studies on sustainable investing found 89% of the studies demonstrated that companies with high ESG ratings also showed market-based outperformance.

More than 1,200 institutional investors managing more than $45 trillion have signed The Principles for Responsible Investment and publicly commit to seek comprehensive corporate ESG disclosure and incorporate it into investment decisions.

According to KPMG, “corporate responsibility reporting is now undeniably a mainstream business practice worldwide, undertaken by almost three quarters (71 percent) of the 4,100 companies surveyed in 2013…. Seventy eight percent of reporting companies worldwide refer to the GRI reporting guidelines in their CR reports.” The Governance and Accountability Institute reports that 72% of the S&P 500 published a corporate sustainability report in 2013.

McDonalds, Darden Restaurants, Dunkin Brands and Starbucks all publish sustainability reports.

In contrast, Chipotle Mexican Grill which stated in 2010 that its “commitment to serving Food with Integrity will continue to have many beneficial impacts,” and “it is constantly working to get all of the ingredients its uses from sustainable sources”, has very limited information on its policies and progress toward achieving these objectives.

Resolved:

Shareholders request Chipotle issue an annual sustainability report describing the company’s short- and long-term responses to ESG-related issues. The report should include objective quantitative indicators and goals relating to each issue where feasible, be prepared at a reasonable cost, omit proprietary information, and be made available to shareholders by October 2015.

Supporting Statement:

The report should address relevant policies, practices, metrics and goals on topics such as: greenhouse gas emissions, pesticide use management, waste minimization, energy efficiency, labor standards and practices, and other relevant environmental and social impacts.

We recommend Chipotle consider using the GRI Sustainability Reporting Guidelines to prepare the report. The GRI is an international organization developed with representatives from the corporate, investor, environmental, human rights and labor communities. The Guidelines cover environmental impacts, labor practices, human rights, product responsibility, and community impacts. The Guidelines provide a flexible reporting system allowing Chipotle to report on those areas most relevant to its operations.

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Shareholder Proposals (continued)

We also recommend Chipotle consider drawing on the expertise of the Equitable Food Initiative, a collaborative effort of retailers, workers and growers focused on reducing risks in food supply chains. Its standard was adopted to reduce duplication of other industry-leading certifications and has attracted Costco and Bon Appetit as project partners.

Statement in Opposition

Through our constant efforts to expand our Food With Integrity mission, we believe Chipotle is driving more positive change in the nation’s food supply than any other restaurant company. Today, we serve more meat that has been raised responsibly (by which we mean from animals raised in a humane way, and never given antibiotics or added hormones) than any other restaurant company. We are the only national restaurant company with a significant stated commitment to serving local and organically grown produce. We believe we were the first national restaurant company to serve dairy products (cheese and sour cream) made only with milk from cows that are not treated with the synthetic hormone rBGH. We are increasingly serving dairy products made with milk from pasture-raised dairy cattle. And in 2013 we became the first national restaurant company to voluntarily identify all ingredients in our food containing genetically modified organisms, or GMOs.

While numerous companies have published reports of the type being advocated in this shareholder proposal, Chipotle has made a deliberate decision not to do so, preferring to devote our resources instead to actually taking actions and adopting practices that we believe will have a positive impact on the sustainability of our business. In this way, our commitment to Food With Integrity directly impacts many of the issues associated with sustainable agriculture – from the humane treatment of farm animals, to overuse of antibiotics on animals, pesticide use, and the welfare of workers, environmental degradation and beyond.

As just a few examples of our accomplishments that we believe have positively impacted the environmental footprint and overall sustainability of our business:

•      Over 155 million pounds of meat we purchased in 2014 – representing about 95% of our meat purchases – adhered to the standards we require for our Responsibly Raised® brand (coming from animals that are raised in a humane way, and never given antibiotics or added hormones).

•      In 2014 we exceeded our goal of purchasing 20 million pounds of local produce (by which we mean produce grown or raised within 350 miles of the restaurant at which it was served). This was an increase of 33% from our 2013 goal of serving 15 million pounds of local produce.

•      We purchased over 4 million pounds of organic black beans and over 2.5 million pounds of organic pinto beans in 2014, and we also supported the growth of organic farms by purchasing approximately 500,000 pounds of transitional-acreage beans from growers undergoing conversion to organic certified land. We also purchased over 3 million pounds of Food Alliance certified black beans and over 1.5 million pounds of Food Alliance certified pinto beans in 2014.

•      We also purchased over 6 million pounds of organically grown produce in 2014, including about 76% of our cilantro, about 54% of our oregano, and about 2% of our avocados.

•      Since late 2012, we have been a party to the Fair Food Premium Program of the Coalition of Immokalee Workers, or CIW.

And our commitment to sustainability is broader than simply focusing on food issues. We have a team dedicated to assessing and improving the environmental impact of our restaurant operations through key initiatives and projects in waste, energy and water.

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Shareholder Proposals (continued)

In 2014 we focused our waste efforts on reducing our overall waste and improving our diversion rate. Through strategic initiatives surrounding recycling and composting, we were able to reduce our overall landfill waste by 3%, saving 85,000 cubic yards of waste from entering landfills. We also expanded our food donation program, with 94% of our restaurants around the country participating in this meaningful program, through which excess food in our restaurants is used to supply nutritious meals to people in need in the communities in which we operate. In addition, we piloted an equipment donation program that puts our used kitchen equipment into the hands of deserving organizations that can use the equipment in their operations. We were able to donate over 75 grills and over 300 vegetable food processors to schools, non-profits, training centers and small businesses across the country.

We also ramped up our energy reduction efforts in 2014. We expanded our energy management system, providing us with more transparency than we have ever had into the electricity it takes to run our restaurants. As a result, we were able to target certain equipment and behavior and ultimately reduce our electricity usage by 13% at restaurants participating in the pilot program. In 2015, we will expand the pilot to 100 additional sites throughout the country. In addition to targeting our electricity, we will spend 2015 taking a holistic approach to energy management, focusing on our natural gas usage and how we procure energy as a company.

We took a closer look at water usage as an organization during 2014 as well. We focused specifically on our water usage at the restaurant level and determined a baseline of usage that we will work towards improving in 2015, through initiatives surrounding design, equipment and behavior at in the restaurants. We will also continue to work with our suppliers in 2015 to understand our water impact through the entire value chain.

Our commitment to sustainability also extends beyond our restaurant business to the Chipotle Cultivate Foundation, a non-profit organization we formed in 2011 to expand Chipotle’s philanthropic influence. The Chipotle Cultivate Foundation is dedicated to grantmaking to provide resources and promote good stewardship for farmers, promote better livestock husbandry, encourage regenerative agricultural practices, and foster better food literacy, cooking education and nutritious eating.

Notwithstanding our demonstrated commitment to sustainability, including through our Food With Integrity mission and the direct benefits it confers, we do not believe that a separate effort to generate, distribute, and update comprehensive reporting on our sustainability achievements represents an efficient or prudent use of our resources. While we do report a number of key measures related to our Food With Integrity mission in press releases and our filings with the SEC, and include much of the same information, as well as additional information about other sustainability aspects of our business, on our web site – content that we intend to expand in the future – we believe that preparing a sustainability report of the type proposed would require a sizeable expansion of the types and amount of information we gather, analyze and disclose. This would involve significant expense and distraction, diverting time and resources from activities that can have direct benefits on the profitability and sustainability of our business, such as opening new restaurants, continuing to build and improve our supply chain, and making improvements in our restaurant design and operations. Moreover, we believe we would gain little from such a diversion of resources, as we believe our management teams already collect and rely on the information that is most appropriate for the management of our business, and that our existing disclosures provide information that is most useful to our shareholders. We think our shareholders generally agree, with holders of over two-thirds of the shares voting at the 2014 annual meeting having voted AGAINST this same proposal at that meeting.

Although we do not believe the reporting being suggested in this proposal would provide sufficient benefits to Chipotle or its shareholders to justify the costs, that should not be misunderstood as an indication that our Board or our company are not focused on environmental, social and governance issues. In resisting the proposal, we are merely resisting the requirement to comprehensively gather data and publish a report that we do not believe offers meaningful benefits. Instead, we believe our resources will be better devoted to continuing our commitment to changing the way the world thinks about and eats fast food, and to continuing to build shareholder value.

The Board of Directors recommends a vote AGAINST the shareholder proposal.

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Executive Officers and Compensation

EXECUTIVE OFFICERS

In addition to Steve Ells, our Chairman of the Board and Co-Chief Executive Officer, and Monty Moran, our Co-Chief Executive Officer, each of whose biographies are included under the heading “Information Regarding the Board of Directors,” our executive officers as of March 16, 2015, are as follows:

John R. (Jack) Hartung, 57, is Chief Financial Officer and has served in this role since 2002. In addition to having responsibility for all of our financial and reporting functions, Mr. Hartung also oversees IT; safety, security and risk; and compensation and benefits. Mr. Hartung joined Chipotle after spending 18 years at McDonald’s where he held a variety of management positions, most recently as Vice President and Chief Financial Officer of its Partner Brands Group. Mr. Hartung has a Bachelor of Science degree in accounting and economics as well as an MBA from Illinois State University.

Mark Crumpacker, 52, was appointed Chief Marketing Officer in January 2009 and as Chief Development Officer in October 2013, and on March 12, 2015, his title was changed to Chief Creative and Development Officer. From December 2002 until December 2008 Mr. Crumpacker was Creative Director for Sequence, LLC, a strategic design and marketing consulting firm he co-founded in 2002, and prior to that served as creative director and in other leadership roles for a variety of design and media companies. Mr. Crumpacker attended the University of Colorado and received his B.F.A. from the Art College of Design in Pasadena, California.

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Executive Officers and Compensation (continued)

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the objectives and principles underlying our executive compensation programs, outlines the material elements of the compensation of our executive officers, and explains the Compensation Committee’s determinations as to the actual compensation of our executive officers for 2014. In addition, this Compensation Discussion and Analysis is intended to put into perspective the tables and related narratives which follow it regarding the compensation of our executive officers.

Letter from the Compensation Committee of our Board of Directors

Dear Fellow Shareholder, 2014 has been a year of intense engagement and listening for our Compensation Committee and our Board of Directors.

The Compensation Committee has always believed the best way to drive outstanding shareholder value creation at Chipotle is to design compensation programs that incentivize the unique entrepreneurial and innovative drive of our management team, and that reward success when the management team’s efforts build shareholder value. The results of that strategy to date have been astounding – while changing the way people think about and eat fast food and creating one of the most valuable and growing brands in the restaurant industry, our management team has also delivered total shareholder returns of 1,456% since our IPO in 2006 and 676% for the five years ended December 31, 2014.

After our executive team delivered another year of outstanding performance in 2013, with sales and net income growth and shareholder returns all continuing to perform strongly in comparison to other restaurant companies, we granted stock appreciation rights, or SOSARS, to each executive in February 2014. These equity grants were larger than grants made in the past several years, as we felt that consistently strong performance and increases in shareholder value justified increased recognition.

The Compensation Committee was naturally very concerned by the say-on-pay vote at our annual meeting in May 2014. Accordingly, we reached out to several of our shareholders to better understand their concerns with our compensation practices, and we committed to take the feedback that we received very seriously and re-evaluate our compensation practices in light of that feedback.

In early 2015, we expanded our shareholder outreach efforts and engaged with shareholders representing about one-half of our outstanding stock. We reviewed potential revisions to our executive compensation approach with these holders, and received positive support and feedback. Based on these discussions and conversations with our management team, we made our officer equity grants for 2015, as more fully discussed below. Although the changes we made with these awards could not address every viewpoint expressed during our engagement with shareholders, we believe the changes have resulted in awards that will continue to help drive the creation of shareholder value, while addressing the principal points of concern for shareholders with our past compensation practices.

The members of the Compensation Committee would like to thank the shareholders with whom we spoke for their insights and candor. We value the support and input of our shareholders, and we look forward to the opportunity to work with our management team to continue to build shareholder value for years to come.

Darlene Friedman

Pat Flynn

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Executive Officers and Compensation (continued)

Overview of the Performance-Based Nature of our Executive Compensation

The fundamental aim of our executive compensation program is to reward our executive officers for the creation of shareholder value. The Compensation Committee of our Board seeks to achieve this objective through a program consisting of the following principal components:

BASE SALARY	ANNUAL CASH BONUS	EQUITY COMPENSATION

Determined subjectively each year based on each executive’s contributions, individual performance, and level of experience.	Determined under our company-wide Annual Incentive Plan, or AIP, which provides for variable payouts based on achievement against operating and financial performance goals approved by the committee at the beginning of each year, as well as subjective evaluations of individual performance.

Aligns the incentives of our executive officers with shareholder interests and rewards the creation of shareholder value.

•   In 2014, as in prior years, consisted of an annual award of stock-only stock appreciation rights, or SOSARs, which are inherently performance based since the grantees only realize compensation in connection with the awards if our stock price increases over a multi-year period following the grant, as well as continued accrual toward vesting of performance shares granted in 2013 with a three year performance period, with vesting based on achievement levels of cumulative aggregrate operating income.

•   For 2015, following the say-on-pay vote registered at our 2014 annual meeting of shareholders and extensive dialogue with investors, altered officers’ equity compensation to consist solely of performance share awards with vesting based on relative achievement on three different performance measures versus the restaurant industry peer group.

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Executive Officers and Compensation (continued)

The committee believes that cash bonuses (where the reward is tied to individual performance and our financial and operating performance), as well as equity-based compensation (where the reward is based on the value of our common stock), reward achievement of our corporate goals and the creation of shareholder value. Accordingly, as illustrated in the following graphics, compensation for our executive officers is weighted heavily toward these components, putting a high priority on pay-at-risk elements and promoting our pay-for-performance philosophy.

We believe our executive compensation programs have contributed significantly to our tremendous growth and strong business performance, highlights of which are reflected below for the past five years.

	ANNUAL COMPANY PERFORMANCE
	TOTAL RESTAURANTS	INCREASE FROM PRIOR YEAR	SALES	INCREASE FROM PRIOR YEAR	NET INCOME	INCREASE FROM PRIOR YEAR
2014	1,783	12%	$4,108,269	28%	$445,374	36%
2013	1,595	13%	$3,214,591	18%	$327,438	18%
2012	1,410	15%	$2,731,224	20%	$278,000	29%
2011	1,230	13%	$2,269,548	24%	$214,945	20%
2010	1,084	13%	$1,835,922	21%	$178,981	41%

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Executive Officers and Compensation (continued)

Our performance relative to our restaurant industry peer group (the composition of which is further described below under “Overview of Executive Compensation Decisions – Market Data”) has also generally been strong in the areas of sales growth, net income growth, and total shareholder return. The following graphics illustrate our relative performance in each of these areas as a percentile of the peer group over the one, three, and five year periods ended December 31, 2014, computed based on the compound annual growth rate of each measure (for the periods greater than one year).

Moreover, our stock price performance since our initial public offering in 2006, has been superb.

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Executive Officers and Compensation (continued)

The compensation of our executive officers has been determined in light of this consistent, sustained record of strong performance, and our Compensation Committee believes our compensation programs will provide powerful incentives to our executive officer team to continue this strong performance over time.

2014 Say-On-Pay Vote and Shareholder Engagement

Notwithstanding our record of consistently strong business performance, approval of the say-on-pay vote held at our annual meeting in May 2014 declined steeply from prior votes, with only 23.4% of shares being voted to approve the compensation of our executive officers as disclosed in the proxy statement for the 2014 annual meeting. In response, our Compensation Committee and management team had extensive dialogue with our shareholders, including contacting shareholders representing nearly two-thirds of our outstanding common stock, and meeting either in person or by telephone with holders of about one-half of our outstanding common stock. In response to feedback received during these extensive interactions with shareholders, the committee made significant changes to our executive compensation programs.

The committee will continue to consider the outcome of our future say-on-pay votes when making compensation decisions for the named executive officers.

Note Regarding 2014 Compensation Reflected in the Proxy Tables Below

The changes made to our programs were implemented for officer equity awards and other compensation decisions made in early 2015, and as a result will be fully reflected in the compensation disclosures in next year’s proxy statement. It is important to understand that the compensation decisions reflected in this year’s proxy statement tables were made in early 2014, prior to receiving the say-on-pay vote.

2015 Changes to Executive Officer Compensation

The chart below reflects feedback received from shareholders leading up to and subsequent to the 2014 annual meeting, and changes made in early 2015 in response to that feedback.

WHAT WE HEARD	WHAT WE DID
Magnitude of officer equity grants too large.	Reduced grant-date value of officer equity grants for 2015 by up to 41% versus the values on which last year’s say-on-pay vote was held.

Concerns with basing equity awards on fixed number of shares.	Size of 2015 equity awards determined by reference to market value of awards on grant date.

Concerns with SOSARs potentially rewarding gains arising solely from market increases.	Revised performance framework to base vesting on performance versus restaurant industry peer group.

Using only time-based vesting for a portion of the awards is not sufficiently performance-oriented.	Revised performance framework to base vesting on performance versus restaurant industry peer group.

Questions regarding performance measures.	Implemented straightforward performance vesting schedule that is fully disclosed.

Partial vesting after two years doesn’t create sufficient ownership alignment.	Adopted three year cliff vesting, subject to performance versus restaurant industry peer group.

Equity awards weighted too heavily to Co-CEOs.	Reduced Co-CEO equity amounts by greatest amount, while continuing to make awards to a growing number of non-officer grantees, including restaurant managers.
Importance of maintaining incentives for current, highly-capable management team.	Awarded performance shares with potential upside for continued strong performance.

Insufficient reaction to investor concerns on compensation issues.	Changes set forth above following extensive shareholder engagement, and reaffirmed commitment to ongoing investor engagement.

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Executive Officers and Compensation (continued)

For more detail on the awards made in February 2015 in response to shareholder feedback regarding our executive compensation programs, and particular the long-term incentive portion, see below under “Long-Term Incentives – SOSAR and Performance Share Awards – 2015 Performance Share Awards.”

SIGNIFICANT COMPENSATION POLICIES AND PRACTICES
We do not have employment agreements with our officers, so have no “golden parachute” obligations to make cash change-in-control or severance payments, or to provide tax gross-ups on any such payments.

We pay for performance; the vast majority of total compensation is tied to performance measures or stock price performance.

We use multiple performance metrics to set goals for incentive-based compensation programs and multi-year vesting schedules, thus limiting unnecessary or excessive risk-taking.

We do not have “single trigger” provisions for the acceleration of vesting of outstanding equity awards following a change in control.

Equity awards provide for a clawback policy that, once regulatory requirements are finalized, will allow for the recovery of previously paid equity incentive compensation in the event of a financial restatement.

We have robust stock ownership guidelines for our officers and directors.

We do not allow hedging or pledging of shares of Chipotle common stock.

We do not reprice stock options or stock appreciation rights.

We engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent directors.

Compensation Philosophy and Objectives

Our philosophy with regard to the compensation of our employees, including our executive officers, is to reinforce the importance of performance and accountability at the corporate, regional and individual levels. We strive to provide our employees with meaningful rewards while maintaining alignment with shareholder interests, corporate values, and important management initiatives. In setting and overseeing the compensation of our executive officers, the Compensation Committee believes our compensation philosophy to be best effectuated by designing compensation programs and policies to achieve the following specific objectives:

•	Attracting, motivating, and retaining highly capable executives who are vital to our short- and long-term success, profitability, and growth;

•	Aligning the interests of our executives and shareholders by rewarding executives for the achievement of strategic and other goals that we believe will enhance shareholder value; and

•	Differentiating executive rewards based on actual performance.

The committee believes that these objectives are most effectively advanced when a significant portion of each executive officer’s overall compensation is in the form of at-risk elements such as incentive bonuses and long-term incentive-based compensation, which should be structured to closely align compensation with actual performance and shareholder interests.

The committee’s philosophy in structuring executive compensation rewards is that performance should be measured by comparing our company performance to market-wide performance in our industry, as well as subjectively evaluating each executive officer’s performance. See “– Overview of Executive Compensation Determinations – Market Data” below.

In structuring and approving our executive compensation programs, as well as policies and procedures relating to compensation throughout our company, the committee also considers risks that may be inherent in such programs, policies and procedures. The committee has determined that it is not reasonably likely that our compensation programs, policies and procedures will have a material adverse effect on our company.

Overview of Executive Compensation Determinations

In setting compensation for our executive officers, the committee assesses numerous factors, including the following primary considerations:

•	company performance, focusing in particular on our sales growth, net income growth and total shareholder return in relation to other companies in our industry over the prior one, three and five years;

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Executive Officers and Compensation (continued)

•

individual officer performance, including discussions with our Co-Chief Executive Officers regarding the performance of our other executive officers, and private meetings in executive session to discuss the performance of the Co-Chief Executive Officers;

•

each executive officer’s individual circumstances, including tally sheet information reflecting the cash and equity-based compensation paid to each executive officer in each year since the officer started work with us (or since 1998 in the case of Mr. Ells, our Chairman and Co-Chief Executive Officer), as well as the accumulated value of all cash and equity-based compensation awarded to each executive officer; and

•	competitive market pay practices.

The committee does not “benchmark” the compensation of our executive officers in the traditional sense. Rather, the committee refers to market data on executive compensation, and approves individual compensation levels by reference to its assessment of market compensation, together with historical compensation levels, subjective assessments of individual performance and other subjective factors. This is described further under “– Market Data” below.

The committee’s outside compensation consultant, Compensation Strategies, also provides input on compensation decisions, including providing comparisons to market levels of compensation

Market Data

The committee believes the investment community generally assesses our company performance by reference to other companies in the restaurant industry, and our management team and Board also reference such peer company performance in analyzing and evaluating our business. Accordingly, calibrating compensation by reference to our relative performance against, and levels of executive compensation at, companies in the restaurant industry allows for the most meaningful comparisons of our actual performance against our peers and of our executive compensation programs and practices against competitive market practice. The committee further believes that this ensures that compensation packages for our executive officers are structured in a manner rewarding superior operating performance and the creation of shareholder value.

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Executive Officers and Compensation (continued)

The restaurant peer group used for these purposes has generally been comprised of all publicly-traded companies in the Global Industry Classification Standard, or GICS, restaurant industry with annual revenues greater than $500 million, excluding McDonald’s Corporation due to its substantially greater size than us, and excluding companies serving a substantially different market or client base than we do. At the time the committee made its initial executive compensation decisions for 2014, the companies included in the peer group were as follows:

COMPANY	2013 ANNUAL REVENUES(1)	MARKET CAPITALIZATION(1)(2)
Biglari Holdings, Inc.	$756	$872
BJ’s Restaurants, Inc.	$775	$877
Bob Evans Farms, Inc.	$1,330	$1,339
Brinker International, Inc.	$2,846	$3,106
Buffalo Wild Wings, Inc.	$1,267	$2,764
Carrols Restaurant Group, Inc.	$663	$152
CEC Entertainment, Inc.	$822	$916
The Cheesecake Factory Incorporated	$1,878	$2,527
Cracker Barrel Old Country Store, Inc.	$2,645	$2,621
Darden Restaurants, Inc.	$5,921	$7,099
Denny’s Corp.	$463	$642
DineEquity Inc.	$640	$1,590
Domino’s Pizza Inc.	$1,802	$3,881
Jack In The Box Inc.	$1,490	$2,131
Panera Bread Company	$2,385	$4,945
Papa John’s International Inc.	$1,439	$1,956
Red Robin Gourmet Burgers, Inc.	$1,017	$1,055
Ruby Tuesday, Inc.	$1,251	$425
Sonic Corp.	$543	$1,137
Starbucks Corporation	$14,867	$59,075
Texas Roadhouse Inc.	$1,423	$1,961
The Wendy’s Company	$2,487	$3,415
Yum! Brands, Inc.	$13,084	$33,671

Median	$1,423	$1,961
Chipotle Mexican Grill, Inc.	$3,215	$16,534

(1)	In millions.

(2)	Based on market value as of December 31, 2013.

The committee reviews the composition of the restaurant industry peer group periodically and will make adjustments to the peer group in response to changes in the size or business operations of Chipotle and of companies in the peer group, companies in the peer group being acquired or taken private, and other companies in the GICS restaurant industry becoming public.

For decisions regarding executive compensation in early 2015, the peer group was revised to include McDonald’s Corporation due to our substantial growth in number of restaurants in operation, sales, and market capitalization, and also to exclude CEC Entertainment, Inc. due to its having been acquired during 2014. Additionally, the peer group has been further revised for future decisions to include Bloomin’ Brands, Inc., Dunkin’ Brands Group, Inc., Fiesta Restaurant Group, Inc., and Ignite Restaurant Group, Inc. and to exclude Denny’s Corp. These changes to the peer group are incorporated into the terms of the performance shares granted to the executive officers in February 2015, and are included in the peer group performance data on page ii of the Proxy Statement Summary and on page 49.

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Executive Officers and Compensation (continued)

Data drawn from the restaurant peer group is adjusted by using regression analysis to eliminate variations in compensation level attributable to differences in size of the component companies, based on revenues and on market capitalization. Compensation Strategies, the committee’s independent executive compensation consultant, performs this analysis.

Components of Compensation

Base Salaries

We pay a base salary to compensate our executive officers for services rendered during the year, and also to provide them with income regardless of our stock price performance, which helps avoid incentives to create short-term stock price fluctuations and mitigates the impact of forces beyond our control such as general economic and stock market conditions. We do not have written employment agreements with any of our executive officers and therefore do not have contractual commitments to pay any particular level of base salary. Rather, the committee reviews the base salary of each executive officer at least annually and adjusts salary levels as the committee deems necessary or appropriate, based on the recommendations of our Co-Chief Executive Officers for each of the other officers. Base salaries are typically adjusted during the first quarter of each year. The committee’s philosophy is to administer base salaries in a range around the 50th percentile of the market, while also taking into account an individual’s performance, experience, development and potential, and internal equity issues. The committee anticipates that this range could extend from the 25th percentile and below for executive officers newer to their role, in a developmental period, or not meeting expectations, to the 90th percentile or higher for truly exceptional performers in critical roles who consistently exceed expectations. The current base salaries of our officers are at the high end of this range, due to their proven ability to drive consistently strong business performance.

The base salaries set for the executive officers for 2014 are discussed below under “– Discussion of Executive Officer Compensation Decisions – Base Salaries.”

Annual Incentives

We have designed, and the Compensation Committee oversees, an annual performance-based cash bonus program for all of our full-time regional and corporate employees, including our executive officers. We call this program our “Annual Incentive Plan,” or “AIP.” Bonuses under the AIP are based on the achievement of pre-established performance measures that the committee determines to be important to the success of our operations and financial performance, and therefore to the creation of shareholder value.

Early in each year, we set a target AIP bonus for each eligible employee, including approval by the committee of the target bonus for each executive officer. Consistent with our overall compensation policies and philosophy, target AIP bonuses as a percent of each executive officer’s base salary are set in a range around the 50th percentile of the market. Individual targeted amounts can also be increased or decreased based on subjective individual considerations such as level of responsibility, experience and internal equity issues.

Following completion of our year-end financial statements and each executive officer’s annual performance evaluation, actual bonuses are determined by applying to each executive officer’s target bonus a formula that increases or decreases the payout amount based on performance against the AIP measures approved by the committee.

The committee may in some years also approve discretionary bonuses to reward particularly strong individual achievement or overall performance. In some years this is accomplished via a discretionary adjustment to the AIP terms at the time final payouts are determined, and in some years discretionary bonuses are determined outside the parameters of the AIP. No discretionary bonuses were paid for 2014.

See “– Discussion of Executive Officer Compensation Decisions – Annual Incentives – 2014 AIP Payouts” below for a discussion of AIP bonuses for 2014.

Long-Term Incentives

We use long-term incentives as determined by the committee to be appropriate to motivate and reward our executive officers for superior levels of performance, to align the interests of the executive officers with those of the shareholders through the delivery of equity, and to add a retention element to the executive officers’ compensation. Eligibility for long-term incentives is generally limited to our top performing employees who we believe have a substantial impact on our success, as well as high potential individuals who may be moving into roles that may have a substantial impact in the future.

Long-term incentive awards are made under our 2011 Stock Incentive Plan, under which we are authorized to issue

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Executive Officers and Compensation (continued)

stock options, restricted stock or other equity-based awards denominated in shares of our common stock. The plan is administered by the Compensation Committee, and the committee makes grants directly to our executive officers, and is authorized to delegate the authority to make awards to employees other than the executive officers. The committee also sets the standard terms for awards under the plans each year.

In light of the say-on-pay vote received in 2014, our
Compensation Committee completely redesigned our
officer equity award structure for 2015. See below
under “Long-Term Incentives – SOSAR and
Performance Share Awards– 2015 Performance Share
Awards,” as well as the table on page iii in the Proxy
Statement Summary for more information regarding
our officer equity awards for 2015.

While we have completely redesigned our equity award structure in 2015, one portion of our long-term incentive awards in 2014 and prior years has consisted of stock-only stock appreciation rights, or SOSARs. We believe SOSARs align the economic interests of our employees, including our executive officers, with those of our shareholders by rewarding employees for the creation of shareholder value. We also believe that the terms the committee has set for our SOSARs strike an appropriate balance between rewarding our employees for building shareholder value and limiting the dilutive effect to our shareholders of our equity compensation programs. SOSARs require the issuance of fewer shares in respect of each award than do stock options, because only the shares representing the appreciation over the exercise price of the SOSARs are issued upon exercise, whereas upon the exercise of a stock option all of the shares subject to the option are issued. As a result, SOSARs minimize dilution as compared to equivalent grants of stock options. All options and SOSARs have had, and all SOSARs or similar awards we grant in the future will have, an exercise price equal to no less than the closing market price of our common stock on the date of the grant. The SOSAR awards made in 2014 are described below under “– Discussion of Executive Officer Compensation Decisions – Stock Appreciation Rights Granted during 2014.”

The committee’s policy has generally been to make SOSAR grants to officers only on an annual basis, within five business days following our public release of financial results for the previous year. SOSARs are granted to officers outside of this annual award cycle only in exceptional circumstances, such as in the case of key hires or promotions. For 2015, as described elsewhere, the committee determined not to award SOSARs to the executive officers.

The other portion of each executive officer’s long-term incentive award has consisted of performance shares. The committee believes that having a portion of each executive’s long-term incentive in the form of full-value shares is best correlated with performance by including a performance vesting condition on the awards. The committee has since 2010 granted performance shares every three years, with a three-year performance period. Because our practice has been to make periodic performance share awards designed to compensate performance over a multi-year performance period, the compensation reported for each executive officer in the Summary Compensation Table below will reflect additional compensation expense in the years in which performance shares are granted. See “– Discussion of Executive Officer Compensation Decisions—Long-Term Incentives—Performance Shares Granted during 2013” below for a discussion of the most recent triennial performance share award in 2013. The last SOSAR grant was made in February 2014, prior to the say-on-pay vote at our 2014 annual meeting. For 2015, as described elsewhere, officers were granted additional performance shares instead of annual SOSAR grants.

The committee may make additional long-term incentive awards, including equity awards, or delegate to one or more officers the authority to make such awards, to non-officer employees at any time throughout the year within the terms allowed in the 2011 Stock Incentive Plan.

Benefits and Perquisites

We provide our executive officers with access to the same benefits we provide all of our full-time employees. We also provide our officers with perquisites and other personal benefits that we believe are reasonable and consistent with our compensation objectives, and with additional benefit programs that are not available to all employees throughout our company.

Perquisites are generally provided to help us attract and retain top performing employees for key positions, and in some cases perquisites are designed to facilitate our executive officers bringing maximum focus to what we believe to be demanding job duties. In addition to the perquisites identified in notes to the Summary Compensation Table below, we have occasionally allowed executive officers to be accompanied by a guest when

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Executive Officers and Compensation (continued)

traveling for business on an airplane owned or chartered by us. Executive officers have also used company-owned or chartered airplanes for personal trips; in those cases the executive officer has fully reimbursed us for the cost of personal use of the airplane. Our executive officers are also provided with personal administrative and other services by company employees from time to time, including scheduling of personal appointments, performing personal errands, and use of company-provided drivers. We believe that the perquisites we provide our executive officers are consistent with market practices, and are reasonable and consistent with our compensation objectives.

We also administer a non-qualified deferred compensation plan for our senior employees, including our executive officers. The plan allows participants to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. We offer an employer match on a portion of the contributions made by the employees. We believe this plan is an important retention and recruitment tool because it helps facilitate retirement savings and financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide a similar plan to their key employees.

Discussion of 2014 Executive Officer Compensation Decisions

Assessment of Company Performance

The committee sets the base salaries of, and makes long-term incentive awards to, the executive officers during the first quarter of each year, generally in February. In making these decisions, the committee references our company performance primarily by comparing our sales growth, net income growth and total shareholder return versus the restaurant peer group described above over the preceding one-year, three-year and five-year periods. In February 2014, the committee referred to these performance measures as of December 31, 2013, a summary of which is depicted below.

This assessment of company performance is only one factor used by the committee in making compensation decisions, as described in more detail below, but does play a significant role in the committee’s decision-making, consistent with our pay-for-performance philosophy. Because of our strong performance in 2013 and prior years relative to market-wide performance in our industry, the committee generally set compensation levels for our executive officers for 2014 at the upper end of the ranges that the committee believed to be appropriate for each executive officer.

Base Salaries

To set base salary levels for 2014 for our executive officers, the committee considered the existing base salary of each officer, as well as each officer’s contribution level and effectiveness in his role, and the range of base salaries at our peer companies. In order to preserve a heavy emphasis on “at-risk” elements of compensation as part of our pay-for-performance philosophy, for the second year in a row, the committee determined not to increase the base salaries of our Co-Chief Executive Officers during 2014. Base salaries for the other executive officers were increased based on our company performance versus the restaurant industry peer group as described above under “–Assessment of Company Performance,” and additionally based on the committee’s subjective determinations as to each officer’s individual performance and contribution to our significant growth. Base salaries for 2014 remained at $1,400,000 for Mr. Ells and $1,200,000 for Mr. Moran, and were increased to $700,000, for Mr. Hartung and

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Executive Officers and Compensation (continued)

$500,000 for Mr. Crumpacker. The difference in the base salaries of Mr. Moran and Mr. Ells is attributable to Mr. Moran serving in the office of Co-Chief Executive Officer only since the beginning of 2009, whereas Mr. Ells is our founder and Chairman of the Board, and has served as Chief Executive Officer since our inception. The differences in salary between the Co-Chief Executive Officers and the other executive officers are attributable to the committee’s belief in the tremendous importance of strong leadership at the chief executive officer level as well as to the level of impact of the contributions made by the Co-Chief Executive Officers to our success. The larger relative increase in Mr. Crumpacker’s base salary was in recognition of his expanded responsibilities as our Chief Marketing and Development Officer.

Annual Incentives—AIP Structure

The formula to determine payouts under the AIP consists of a company performance factor, a team performance factor, and an individual performance factor, each stated as a percentage by which an executive officer’s target payout amount will be adjusted to determine actual cash bonuses. The payout formula is as follows:

(AIP Bonus Target X Company Performance Factor) X 30% X Team Performance Factor + (AIP Bonus Target X Company Performance Factor) X 70% X Individual Performance Factor

In most years, each of the company, team and individual performance factors could be adjusted downward to zero based on company, team or individual performance, which could result in no AIP bonuses being paid or an individual’s AIP bonus being significantly reduced. While adjustments downward have generally been much less significant, the potential for one or more factors to be significantly reduced ensures that AIP bonuses will be significantly reduced or not paid at all if our performance falls far short of our expectations, and enables us to avoid unduly rewarding employees not contributing to our success.

We include the company performance factor in the calculation to reward participating employees when our company performs well, which we believe focuses employees on improving corporate performance and aligns the interests of our employees with those of our shareholders. We include the team performance factor to promote teamwork and to provide rewards based on the areas of the company in which a participant can make the most impact. We include the individual performance factor to incentivize individual performance and to ensure individual accountability. Each of these components can reduce award levels when we, one of our “team” units, or an employee participating in the AIP don’t perform well, which further promotes accountability. We believe that as a whole, this structure results in the AIP rewarding our top performers, consistent with our goal of building shareholder value.

To determine the company and team performance factors for each year, during the first quarter of the year the committee approves targeted performance levels for a number of financial or operating measures (on a company-wide basis for the company performance factor and for each of our operating regions for the team performance factor), and key initiatives for improving our company during the year. The AIP formulas are structured so that achievement at the targeted level of each financial and operating measure and achievement (as determined subjectively by the committee) of the key initiatives would result in company and team performance factors that would result in payout at 100 percent—in other words, at target. Achievement above or below the targeted financial and operating measures, and over- or under-achievement of the key initiatives as determined subjectively by the committee, results in adjustments upward or downward to the company and team performance factors, on a scale for each measure approved by the committee at the beginning of the year. The company and team performance factors to determine payouts are calculated after the conclusion of the year by referencing actual company and regional performance on each of the relevant financial and operating measures, and on the key initiatives, to the scales approved by the committee, and in unusual circumstances, following additional adjustments that the committee deems to be appropriate to account for unforeseen factors during the year. The company performance factor and the team performance factor for most corporate-level employees, including each of the executive officers, are capped at 150 percent. The team performance factor for most corporate-level employees, including each officer, is the average of the regional team performance factors, subject to adjustment based on other variables considered by the committee relating to our corporate employees.

The individual performance factor is a function of the individual employee’s performance rating for the year. The precise individual performance factor is set from zero to 130 percent following completion of the employee’s performance review, within a range of percentages associated with the employee’s performance rating. The committee evaluates the performance of the Co-Chief Executive Officers to determine each of their individual performance factors, and approves individual performance factors for each other executive officer after considering

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Executive Officers and Compensation (continued)

recommendations from the Co-Chief Executive Officers, in each case based on a subjective review of each officer’s performance for the year.

The committee also sets maximums each year for the company, team and individual performance factors. The committee may, in its discretion, authorize a deviation from the parameters set for any particular performance factor in order to account for exceptional circumstances and ensure that AIP bonuses further the objectives of our compensation programs.

Annual Incentives – 2014 AIP Payouts

The committee set the target annual AIP payouts for each executive officer during the first quarter of 2014, based in part by reference to the historical compensation of each officer, each officer’s performance during the year, and median target bonuses for comparable positions within the restaurant industry peer group. The AIP parameters allow for maximum payouts equal to 204 percent of the target award, which the committee believes is adequate to reward achievement of outstanding results and motivate our employees to drive superior performance.

For 2014, as with past years, the four measures the committee selected to be used in determining the company and team performance factors were income from operations (prior to accrual for AIP payouts), new restaurant average daily sales, comparable restaurant sales increases, and new restaurant weeks of operation. Targeted performance for each measure was set as follows:

Performance Measure	Target
Operating Income (before AIP)	$667.0 million
New Rest. Avg. Daily Sales	$4,858
Comparable Rest. Sales Increase	7.3%
New Weeks of Operations	5,185

Consistent with our pay-for-performance philosophy these targets represented stretch goals, the achievement of which would have generally resulted in our financial results exceeding the base-level forecast results in our 2014 operating plan and equaling or exceeding the full-year 2014 guidance we publicly issued to investors. Performance on operating income was weighted most heavily in the computation of the company performance factor, because we believe profitability is the most important measure of our success and driver of shareholder value.

In order to provide a strong incentive towards superior performance, the adjustment scales for the company performance factor were set such that overachievement against each goal would have resulted in upward adjustments at a higher rate than the rate at which equivalent levels of underachievement would have resulted in downward adjustments.

The targeted performance and adjustments for each of these measures on a regional level, other than new restaurant weeks of operation, were used to calculate the team performance factor for corporate-level employees as well. The regional performance targets and variance adjustments were set at the regional level consistent with the scales described above for the company performance factor.

The key initiatives targeted for 2014 were building Restaurateur cultures, setting salaried managers up for success, developing outstanding crew members, extraordinary customer service and throughput, and focusing on the fundamentals of our business. The committee’s subjective determination of our level of achievement against these initiatives results in a specified adjustment to the company performance factor, though the adjustment attributable to the key initiatives is set at a maximum of five percent in either direction, considerably less than most other metrics impacting the company performance factor.

Our actual results for the 2014 company performance factor exceeded the targeted operating income measure by about 10 percent, exceeded targeted new restaurant average daily sales by about 14 percent, exceeded our targeted comparable restaurant sales increases by 9.5 percentage points, and fell short of targeted new weeks of operation by about 12 percent. The committee also determined that achievement against the key initiatives would result in a four percent adjustment. Primarily as a result of the amounts by which we exceeded targeted comparable restaurant sales increases and operating income, 2014 AIP bonuses throughout the company were based on the maximum company performance factor of 150 percent.

With regard to the team performance factor, strong regional performance in most regions offset only moderate to weaker results in two regions, leading to a team performance factor at the maximum level of 150 percent for corporate employees.

The committee determined the individual performance factor for each executive officer in view of the performance

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Executive Officers and Compensation (continued)

we achieved versus our targets and relative to our peers during 2014, and taking into account our strong sales growth, particularly when many of our peer companies were struggling to maintain sales levels, as well as our continued growth in restaurant numbers and profitability even as our size has increased substantially. Using its subjective assessment of each executive’s performance and overall contributions to our results and to positioning us for continued success, the committee arrived at individual performance factors that were used to calculate the final AIP payouts.

As a result of the plan design and performance determinations described above, total 2014 AIP bonus payouts to the executive officers were 204 percent of targeted bonuses, the maximum payout level under the AIP. The actual bonuses paid to the executive officers under the AIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

Long-Term Incentives – SOSAR and Performance Share Awards

2014 SOSAR Awards

On February 3, 2014, prior to our 2014 annual meeting in May, the committee approved annual SOSAR grants to the executive officers as well as a broader population of key employees and top performers. The exercise price of the SOSARs is $543.20, the closing price of our common stock on the date the committee approved the grants.

To determine the number of SOSARs to award to each executive officer, the committee considered our performance versus the restaurant industry peer group on the basis of sales growth, net income growth and total shareholder return over the one, three and five year periods ended December 31, 2013, as well as our consistently strong performance over the duration of the officers’ tenures with Chipotle. The committee also considered each officer’s individual performance based on a subjective assessment of each executive officer’s impact on and value to our business.

Based on these determinations, our extraordinary performance over time, and taking into consideration the number of SOSARs awarded to each officer in recent years, the committee made a subjective determination to increase the number of SOSARs awarded to each officer versus prior years. In arriving at the size of SOSAR awards for 2014, the committee considered in particular that the economic value computed for these awards, which is used for the accounting expense to be recognized and the amount of compensation to be reported under the SEC’s rules in connection with the awards, would be above the top end of our restaurant industry peer group. The committee determined that awards at that level were appropriate in light of the remarkable period of profitable growth and sustained strong performance over which our executive officers have presided, and the committee’s belief that that growth was attributable substantially to the contributions of the officers. As a result of the committee’s analysis, it approved awards of 175,000 SOSARs to Mr. Ells and Mr. Moran, 60,000 SOSARs to Mr. Hartung, and 30,000 SOSARs to Mr. Crumpacker.

As with SOSARs granted since 2011 and to include an additional performance element to the SOSARs, the committee determined to impose performance vesting criteria on half of the SOSARs awarded to each executive officer. Vesting for these Performance SOSARs is contingent upon our achievement of stated levels of cumulative adjusted cash flow from operations prior to the fourth and fifth fiscal year-ends following the award date, with vesting to occur no sooner than the second and third anniversary of the grant date (with half of each Performance SOSAR subject to each such limit date). The committee believes that the cumulative adjusted cash flow from operations targets add an additional performance-based element to awards that, as discussed above, are already dependent on performance in order to return value to the recipient. This further reinforces the pay for performance philosophy on which our compensation programs are based.

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Executive Officers and Compensation (continued)

Vesting of Previously-Granted Performance SOSARs

As of December 31, 2013, the performance criteria on the second tranche of Performance SOSARs granted in 2011, and on the first tranche of Performance SOSARs granted in 2012, were satisfied. Accordingly in February 2014 the awards became subject only to time-based vesting. The performance criteria on these awards was the achievement of cumulative adjusted cash flow from operations as follows:

AWARD	PERFORMANCE PERIOD	CUM. ADJ. CASH FLOW FROM OPS
2011 Performance SOSARs	1/1/2011 to 12/31/2013	$1.529 billion
2012 Performance SOSARs	1/1/2012 to 12/31/2013	$956.1 million

As of December 31, 2014, the performance criteria on the second tranche of Performance SOSARs granted in 2012, and on the first tranche of Performance SOSARs granted in 2013, were satisfied. Accordingly in February 2015 the second tranche of the 2012 Performance SOSAR awards vested and the first tranche of the 2013 Performance SOSAR awards became subject only to time-based vesting. The performance criteria on these awards was the achievement of cumulative adjusted cash flow from operations as follows:

AWARD	PERFORMANCE PERIOD	CUM. ADJ. CASH FLOW FROM OPS
2012 Performance SOSARs	1/1/2012 to 12/31/2014	$1.472 billion
2013 Performance SOSARs	1/1/2013 to 12/31/2014	$1.158 billion

2013 Performance Share Awards

The end of the third quarter of 2014 represented conclusion of the first year of the three-year performance period for performance shares awarded in December of 2013. These performance share awards consist of a right to receive a pre-determined number of shares of our common stock based on our achievement of cumulative adjusted cash flow from operations over the performance period at a threshold, target or maximum level. These awards are reflected below in the Outstanding Equity Awards at December 31, 2014 table below.

2015 Performance Share Awards

In February 2015, in response to the say-on-pay vote at our 2014 annual meeting of shareholders and following extensive engagement with shareholders representing more than one-half of our shares outstanding, the committee made long-term incentive awards to each executive officer in the form of new performance share awards, in lieu of SOSARs. The performance share awards incorporate a three-year performance-contingent vesting period based on Chipotle’s relative performance, versus a restaurant industry peer group in average revenue growth, net income growth, and total shareholder return, with each performance measure to be weighted equally. The awards will pay out at the target number of shares set forth below if our relative achievement versus the peer group, averaged across the three performance measures, is at the 65th percentile; will pay out at two times the target number of shares set forth below if our averaged relative percentile achievement versus the peer group is at or above the 90th percentile; and will pay out at one-half the target number of shares set forth below if our averaged relative percentile achievement versus the peer group is at the 35th percentile. Payout for achievement in between the 35th and 65th, and between the 65th and 90th, percentiles will be interpolated linearly between the threshold and target payout levels or target and maximum payout levels, as applicable. Averaged relative achievement versus the peer group below the 35th percentile will result in expiration of the awards with no payout. The shares issuable at the threshold, target and maximum performance levels, and the reduction in grant date value of the awards versus total officer equity awards in 2013 and 2014, are set forth below.

OFFICER NAME	SHARES RECEIVED FOR PERFORMANCE BELOW THRESHOLD	SHARES RECEIVED AT THRESHOLD PERFORMANCE (35TH PERCENTILE)	SHARES RECEIVED AT TARGET PERFORMANCE (65TH PERCENTILE)	SHARES RECEIVED AT MAXIMUM PERFORMANCE (90TH PERCENTILE)	% REDUCTION FROM 2013 LTI VALUE	% REDUCTION FROM 2014 LTI VALUE
Steve Ells	0	7,444	14,887	29,774	40.6%	49.2%
Monty Moran	0	7,444	14,887	29,774	40.6%	49.2%
Jack Hartung	0	3,126	6,252	12,504	37.5%	37.8%
Mark Crumpacker	0	2,233	4,466	8,932	26.0%	11.2%

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Executive Officers and Compensation (continued)

Performance will be calculated over the three year period beginning January 1, 2015 and ending December 31, 2017. The peer group used to measure relative performance under these awards is the same peer group disclosed on page 55, updated to include Bloomin’ Brands, Inc., Dunkin’ Brands Group Inc., Fiesta Restaurant Group, Inc., and Ignite Restaurant Group, Inc., and to exclude Denny’s Corp. Vesting and payout of each award is subject to the recipient’s continued employment through the vesting date, subject to the potential pro-rata payout to the recipient or his estate in the event of termination due to death, disability or retirement, and to potential accelerated vesting in the event of certain terminations within two years of certain change in control transactions.

The committee believes that this departure from prior equity compensation award practices for the executive officers effectively continues our performance-based compensation programs and encourages our officers to continue to drive the creation of shareholder value, while addressing the principal points of concern for shareholders with our past compensation practices.

Executive Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our executive officers. These guidelines are intended to ensure that our executive officers retain ownership of a sufficient amount of Chipotle stock to align their interests in a meaningful way with those of our shareholders. Alignment of our employees’ interests with those of our shareholders is a principal purpose of the equity component of our compensation program.

The ownership guidelines, reflected as a targeted number of shares to be owned, are presented below. The guidelines are reviewed for possible adjustment each year and may be adjusted by the committee at any time.

OFFICER	# OF SHARES	ACTUAL OWNERSHIP
Steve Ells	31,000	246,802
Monty Moran	31,000	154,755
Jack Hartung	7,000	30,464
Mark Crumpacker	3,000	5,428

Shares underlying unvested restricted stock or restricted stock units count towards satisfaction of the guidelines, while shares underlying SOSARs (whether vested or unvested) and unearned performance shares do not count. Executive officers who do not meet the guidelines are allowed five years to acquire the requisite number of shares to comply. All of our executive officers meet the stock ownership guidelines. We also have adopted a policy prohibiting our directors and certain employees, including all of the executive officers, from hedging their Chipotle stock ownership or pledging their shares of Chipotle stock as collateral for loans.

Tax And Other Regulatory Considerations

Code Section 162(m)

Section 162(m) of the Internal Revenue Code provides that compensation of more than $1,000,000 paid to the chief executive officer or to certain other executive officers of a public company will not be deductible for federal income tax purposes unless amounts above $1,000,000 qualify for one of several exceptions. The committee’s primary objective in designing executive compensation programs is to support and encourage the achievement of our company’s strategic goals and to enhance long-term shareholder value. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that will be fully deductible under Section 162(m).

We have implemented the 2014 Cash Incentive Plan as an umbrella plan under which AIP bonuses are paid in order to meet requirements to deduct the amount of the payouts from our reported income under Section 162(m). Under the 2014 plan, the committee sets maximum bonuses for each executive officer and other key employees. If the bonus amount determined under the AIP for participants in the 2014 plan is lower than the maximum bonus set under the 2014 plan, the committee has historically exercised discretion to pay the lower AIP bonus rather than the maximum bonus payable under the 2014 plan. In instances where the committee has determined to pay bonuses in excess of those determined under the AIP, such additional bonuses were paid under the predecessor to the 2014 plan and, in combination with AIP bonuses, were less than the maximum bonuses fixed under the plan.

Accounting Rules

Various rules under generally accepted accounting principles determine the manner in which we account for equity-based compensation in our financial statements. The committee may consider the accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB Topic 718) of alternative grant proposals when determining the form and timing of equity compensation grants to our executive officers. The accounting treatment of such grants, however, is not generally determinative of the type, timing, or amount of any particular grant of equity-based compensation the committee determines to make.

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Executive Officers and Compensation (continued)

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The Compensation Committee.

Darlene J. Friedman, Chairperson

Patrick J. Flynn

2014 COMPENSATION TABLES

In reviewing the compensation information included below, it is important to bear in mind that consistent with past practice, compensation decisions for 2014 were made early in the year, before we filed our proxy statement for the 2014 annual meeting and received the say-on-pay vote at that meeting. Consequently, the amounts and awards reflected in the compensation tables below reflect decisions made before the 2014 say-on-pay vote.

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY	STOCK AWARDS (1)	OPTION AWARDS (2)	NON-EQUITY INCENTIVE PLAN COMPENSATION(3)	ALL OTHER COMPENSATION(4)	TOTAL
STEVE ELLS	2014	$1,400,000	—	$23,698,500	$3,570,000	$255,770	$28,924,270
Chairman and Co-Chief Executive Officer	2013	$1,400,000	$7,961,250	$12,304,500	$3,196,816	$254,305	$25,116,871
	2012	$1,380,769	—	$15,742,500	$2,404,864	$213,163	$19,741,296
MONTY MORAN	2014	$1,200,000		$23,698,500	$3,060,000	$194,702	$28,153,203
Co-Chief Executive Officer	2013	$1,200,000	$7,961,250	$12,304,500	$2,740,128	$191,176	$24,397,054
	2012	$1,180,769	—	$15,742,500	$2,061,312	$161,869	$19,146,450
JACK HARTUNG	2014	$700,000	—	$8,125,200	$1,213,800	$206,842	$10,245,842
Chief Financial Officer	2013	$645,719	$3,980,625	$4,101,500	$975,501	$179,004	$9,882,349
	2012	$597,888	—	$5,247,500	$781,402	$169,267	$6,796,057
MARK CRUMPACKER	2014	$500,000	—	$4,062,600	$663,000	$109,591	$5,335,191
Chief Creative and Development Officer	2013	$402,580	$3,184,500	$1,692,400	$506,328	$107,054	$5,892,862
	2012	$354,517	—	$1,679,200	$308,888	$110,995	$2,453,600

(1)	Amounts under “Stock Awards” represent the grant date fair value under FASB Topic 718 of performance shares awarded in 2013 and for which vesting was considered probable as of the grant date. See Note 5 to our audited consolidated financial statements for the year ended December 31, 2014, which are included in our Annual Report on Form 10-K filed with the SEC on February 4, 2015, for descriptions of the methodologies and assumptions we use to value stock awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718.

(2)	Amounts under “Option Awards” represent the grant date fair value under FASB Topic 718 of SOSARs awarded in the relevant year. See Note 5 to our audited consolidated financial statements for the year ended December 31, 2014, as referenced in footnote 1, for descriptions of the methodologies and assumptions we use to value SOSAR awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718.

(3)	Amounts under “Non-Equity Incentive Plan Compensation” represent the amounts earned under the AIP for the relevant year, as described under “Compensation Discussion and Analysis – Discussion of Executive Officer Compensation Decisions – Annual Incentives – AIP Structure” and “– 2014 AIP Payouts.”

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Executive Officers and Compensation (continued)

(4)	Amounts under “All Other Compensation” for 2014 include the following:

•

Matching contributions we made on the executive officers’ behalf to the Chipotle Mexican Grill, Inc. 401(K) plan as well as the Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan, in the aggregate amounts of $183,872 for Mr. Ells, $157,610 for Mr. Moran, $66,762 for Mr. Hartung, and $37,721 for Mr. Crumpacker. See “Non-Qualified Deferred Compensation for 2014” below for a description of the Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan.

•

Company car costs, which include the depreciation expense recognized on company-owned cars or lease payments on leased cars (in either case less employee payroll deductions), insurance premiums, and maintenance and fuel costs. Company car costs for Mr. Ells were $45,913, for Mr. Moran were $32,220, for Mr. Hartung were $28,529, and for Mr. Crumpacker were less than $25,000.

•	Housing costs, including monthly rent and utilities payments, of $36,499 for Mr. Hartung and $38,696 for Mr. Crumpacker.

•

$25,041 for Mr. Ells, $3,929 for Mr. Moran, $40,398 for Mr. Hartung, and $17,375 for Mr. Crumpacker for reimbursement of taxes payable in connection with taxable perquisites under rules of the Internal Revenue Service.

•	Commuting expenses, which include air fare, airport parking and ground transportation relating to travel between home and our company headquarters, for Mr. Hartung totaling $33,710.

GRANTS OF PLAN-BASED AWARDS IN 2014

			ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS(2)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/Sh)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(3)
NAME	GRANT DATE	AWARD DESCRIPTION	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)
STEVE ELLS
	2/3/14	AIP	$0	$1,750,000	$3,570,000
	2/3/14	SOSARs				87,500	$543.20	$11,849,250
	2/3/14	Performance SOSARs				87,500	$543.20	$11,849,250
MONTY MORAN
	2/3/14	AIP	$0	$1,500,000	$3,060,000
	2/3/14	SOSARs				87,500	$543.20	$11,849,250
	2/3/14	Performance SOSARs				87,500	$543.20	$11,849,250
JACK HARTUNG
	2/3/14	AIP	$0	$595,000	$1,213,800
	2/3/14	SOSARs				30,000	$543.20	$4,062,600
	2/3/14	Performance SOSARs				30,000	$543.20	$4,062,600
MARK CRUMPACKER
	2/3/14	AIP	$0	$325,000	$663,000
	2/3/14	SOSARs				15,000	$543.20	$2,031,300
	2/3/14	Performance SOSARs				15,000	$543.20	$2,031,300

(1)	Each executive officer was entitled to a cash award to be paid under our 2014 Cash Incentive Plan, although as a matter of practice the Compensation Committee exercises discretion to pay each executive officer a lesser amount determined under the AIP as described under “Compensation Discussion and Analysis – Components of Compensation – Annual Incentives.” Amounts under Threshold reflect that no payouts would be paid under the AIP if achievement against company targets under the AIP were sufficiently below target. Amounts under Target reflect the target AIP bonus, which would have been paid to the executive officer if each of the company performance factor, team performance factor and individual performance factor under the AIP had been set at 100 percent. Amounts under Maximum reflect the AIP bonus which would have been payable had each of the company performance factor, team performance factor and individual performance factor been at the maximum level. Actual AIP bonuses paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the table labeled Summary Compensation Table above.

(2)	All equity awards are denominated in shares of common stock, and were granted under the Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan. See “Terms of 2014 Equity-Based Awards” below for a description of the vesting terms for the SOSARs and Performance SOSARs granted during 2014.

(3)	See Note 5 to our audited consolidated financial statements for the year ended December 31, 2014, which are included in our Annual Report on Form 10-K filed with the SEC on February 4, 2015, for descriptions of the methodologies and assumptions we use to value SOSAR awards pursuant to FASB Topic 718. The grant date fair value of SOSAR awards is included in the “Option Awards” columns of the Summary Compensation Table above for each executive officer for 2014.

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Executive Officers and Compensation (continued)

Terms of 2014 Equity-Based Awards

Each SOSAR represents the right to receive shares of common stock in an amount equal to (i) the excess of the market price of the common stock at the time of exercise over the exercise price of the SOSAR, divided by (ii) the market price of the common stock at the time of exercise. The exercise price of the annual SOSARs granted in February, $543.20, is equal to the closing price of our common stock on the date the committee approved the grants. One half of the annual SOSARs granted to each officer are subject to vesting in equal amounts on the second and third anniversary of the grant date, and the remaining half are subject to vesting contingent upon our achievement of stated levels of cumulative adjusted cash flow from operations prior to the fourth and fifth fiscal year-ends following the award date, with vesting to occur no sooner than the second and third anniversary of the awards (with half of each Performance SOSAR subject to each such time-based vesting date). Vesting of all of the SOSARs granted in 2014 may accelerate as described in the footnotes to the Equity Award Vesting table appearing below under “Potential Payments Upon Termination or Change-in-Control.” We filed the form of SOSAR Agreements for these grants as an exhibit to our Quarterly Report on Form 10-Q filed with the SEC on April 20, 2012.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE		OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
STEVE ELLS
	—	37,500	(1)	$371.63	2/6/2019	5,000	(8)	$3,422,550	(9)
	—	37,500	(2)	$371.63	2/6/2019
	—	75,000	(3)	$318.45	2/7/2020
	—	75,000	(4)	$318.45	2/7/2020
	—	87,500	(5)	$543.20	2/3/2021
	—	87,500	(6)	$543.20	2/3/2021
MONTY MORAN
	70,000	—		$103.79	2/16/2017	5,000	(8)	$3,422,550	(9)
	75,000	—		$268.73	2/11/2018
	75,000	—		$268.73	2/11/2018
	37,500	37,500	(1)	$371.63	2/6/2019
	37,500	37,500	(2)	$371.63	2/6/2019
	—	75,000	(3)	$318.45	2/7/2020
	—	75,000	(4)	$318.45	2/7/2020
	—	87,500	(5)	$543.20	2/3/2021
	—	87,500	(6)	$543.20	2/3/2021
JACK HARTUNG
	12,500	—		$268.73	2/11/2018	2,500	(8)	$1,711,275	(9)
	12,500	—		$268.73	2/11/2018
	12,500	12,500	(1)	$371.63	2/6/2019
	12,500	12,500	(2)	$371.63	2/6/2019
	—	25,000	(3)	$318.45	2/7/2020
	—	25,000	(4)	$318.45	2/7/2020
	—	30,000	(5)	$543.20	2/3/2021
	—	30,000	(6)	$543.20	2/3/2021
MARK CRUMPACKER
	—	4,000	(1)	$371.63	2/6/2019	2,000	(8)	$1,369,020	(9)
	—	4,000	(2)	$371.63	2/6/2019
	—	8,000	(3)	$318.45	2/7/2020
	—	8,000	(4)	$318.45	2/7/2020
	—	4,000	(7)	$365.80	6/8/2020
	—	15,000	(5)	$543.20	2/3/2021
	—	15,000	(6)	$543.20	2/3/2021

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Executive Officers and Compensation (continued)

(1)	These SOSARs, which were subject to time-based vesting only, vested in full on February 6, 2015.

(2)	These Performance SOSARs, which were subject to performance-based vesting requiring our achievement following the grant date and prior to the fifth anniversary of the award of a stated level of cumulative adjusted cash flow from operations, subject to adjustments for stock-based compensation expense and for one-time or unusual items, vested in full following the Compensation Committee’s certification of satisfaction of the performance criteria, and expiration on February 6, 2015 of a time-based vesting requirement.

(3)	One half of these SOSARs, which were subject to time-based vesting only, vested on February 7, 2015.

(4)	Vesting of these Performance SOSARs is contingent upon our achievement of stated levels of cumulative adjusted cash flow from operations prior to the fourth and fifth fiscal year-ends following the award date, with vesting to occur no sooner than February 7, 2015 and 2016 (with half of each Performance SOSAR subject to each such time-based vesting date). Vesting of these Performance SOSARs may accelerate as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control.” One half of this award vested in full following the Compensation Committee’s certification of satisfaction of the performance criteria, and expiration on February 7, 2015 of the time-based vesting requirement applicable to that portion of the award.

(5)	These SOSARs will vest in equal amounts on February 3, 2016 and 2017, subject to potential accelerated vesting as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control.”

(6)	Vesting of these Performance SOSARs is contingent upon our achievement of stated levels of cumulative adjusted cash flow from operations prior to the fourth and fifth fiscal year-ends following the award date, with vesting to occur no sooner than February 3, 2016 and 2017 (with half of each Performance SOSAR subject to each such time-based vesting date). Vesting of these Performance SOSARs may accelerate as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control.”

(7)	These SOSARs will vest in equal amounts on June 8, 2015 and 2016, subject to potential accelerated vesting as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control.”

(8)	Represents shares issuable under 2013 performance share awards, assuming achievement at the threshold level of cumulative adjusted cash flow from operations, subject to certain adjustments for stock-based compensation expense and for one-time or unusual items, through September 30, 2016.

(9)	Based on the closing stock price of our common stock on December 31, 2014 of $684.51 per share.

OPTION EXERCISES AND STOCK VESTED IN 2014

The following table provides summary information about SOSARs exercised by our executive officers during 2014. No full-value shares of stock vested during 2014.

	OPTION AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE(1)
Steve Ells	150,000	$41,623,530
Monty Moran	—	—
Jack Hartung	20,000	$5,757,486
Mark Crumpacker	15,000	$4,907,556

(1)	Based on the amount by which the closing price of our common stock on the date of exercise exceeded the exercise price of the SOSARs.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2014

The Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan permits eligible management employees who elect to participate in the plan, including our executive officers, to make contributions to deferral accounts once the participant has maximized his or her contributions to our 401(k) plan. Contributions are made on the participant’s behalf through payroll deductions from 1 percent to 50 percent of the participant’s monthly base compensation, which are credited to the participant’s “Supplemental Account,” and from 1 percent to 100 percent of awards under the AIP, which are credited to the participant’s “Deferred Bonus Account.” We also match contributions at the rate of 100 percent on the first 3 percent of compensation contributed and 50 percent on the next 2 percent of compensation contributed. Amounts contributed to a participant’s deferral accounts are not subject to federal income tax at the time of contribution. Amounts credited to a participant’s deferral accounts fluctuate in value to track a variety of available investment choices selected by the participant (which may be changed by the participant at any time), and are fully vested at all times following contribution.

Participants may elect to receive distribution of amounts credited to either or both of the participant’s Supplemental Account or Deferred Bonus Account, in either (1) a lump sum amount paid from two to six years following the end of the year in which the deferral is made, subject to a one-

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Executive Officers and Compensation (continued)

time opportunity to postpone such lump sum distribution, or (2) a lump sum or installment distribution following termination of the participant’s service with us, with installment payments made in accordance with the participant’s election on a monthly, quarterly or annual basis over a period of up to 15 years following termination, subject to a one-time opportunity to change such distribution election within certain limitations. Distributions in respect of one or both of a participant’s deferral accounts are subject to federal income tax as ordinary income in the year the distribution is made.

Amounts credited to participants’ deferral accounts are unsecured general obligations of ours to pay the value of the accounts to the participants at times determined under the plan.

The table below presents contributions by each executive officer, and our matching contributions, to the Supplemental Deferred Investment Plan during 2014, as well as each executive officer’s earnings under the plan and ending balances in the plan on December 31, 2014.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY(1)	REGISTRANT CONTRIBUTIONS IN LAST FY(2)	AGGREGATE EARNINGS/ (LOSSES) IN LAST FY(3)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT LAST FYE(4)
Steve Ells	$216,840	$173,472	($13,589)	$172,670	$1,386,078
Monty Moran	$444,335	$147,218	$84,350	—	$2,749,913
Jack Hartung	$810,428	$64,834	$29,366	—	$4,707,014
Mark Crumpacker	$60,667	$29,293	$12,939	—	$232,495

(1)	These amounts are reported in the Summary Compensation Table as part of each executive’s “Salary” and “Non-Equity Incentive Plan Compensation” for 2014.

(2)	These amounts are reported in the Summary Compensation Table as part of each executive’s “All Other Compensation” for 2014.

(3)	These amounts are not reported as compensation in the Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

(4)	These amounts include amounts previously reported in the Summary Compensation Table as “Salary,” “Non-Equity Incentive Plan Compensation” or “All Other Compensation” for years prior to 2014 (ignoring for purposes of this footnote any investment losses on balances in the plan), in the following aggregate amounts: $1,509,400 for Mr. Ells, $1,879,462 for Mr. Moran, $3,307,918 for Mr. Hartung, and $111,943 for Mr. Crumpacker.

McDonald’s Excess Non-Qualified Plan and Non-Qualified Supplemental Plan

Prior to our separation from McDonald’s in October 2006, our executive officers and other key employees were permitted to participate in non-qualified deferred compensation plans maintained by McDonald’s. These plans provided substantially similar benefits to participants as our Supplemental Deferred Investment Plan, except that the investment and distribution options in the McDonald’s plans are different than those in our plan. Effective with our separation from McDonald’s, our employees’ service with McDonald’s was deemed to have terminated, and the balances in these plans were distributed in accordance with each participant’s distribution elections. Our employees are no longer permitted to contribute to these plans, but the balances remaining in the plans in respect of our executive officers are attributable in part to service as one of our employees.

The table below presents, for Mr. Hartung, our only executive officer with a balance remaining in any McDonald’s non-qualified deferred compensation plan, his aggregate earnings under and aggregate withdrawals from the McDonald’s plans during 2014, as well as his aggregate ending balance in the plans as of December 31, 2014.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY	REGISTRANT CONTRIBUTIONS IN LAST FY	AGGREGATE EARNINGS IN LAST FY(1)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT LAST FYE(2)
Jack Hartung	—	—	$33,013	$359,536	$738,932

(1)	This amount is not reported as compensation in the Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

(2)	This amount includes amounts previously reported in the Summary Compensation Table as “Salary” or “All Other Compensation” for 2006 (ignoring for purposes of this footnote any investment losses on balances in the plans), in the amounts of $140,647.

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Executive Officers and Compensation (continued)

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have not entered into written employment, change-in-control, severance or similar agreements with any of our employees, including our executive officers. Accordingly, we do not have any written agreements requiring that we make post-employment severance payments to the executive officers in the event their employment terminates. In addition, payouts under the AIP are conditioned on the employee being employed as of the payout date. We have in the past paid severance to executives or other key employees who have left us, and we may negotiate individual severance arrangements with any executive officer whose employment with us terminates, depending on the circumstances of the executive’s termination.

The terms of the equity-based awards made to our executive officers do provide for post-employment benefits in certain circumstances. The table below reflects the dollar value, based on the closing price of our common stock on December 31, 2014, of the value of each listed type of equity award that was not vested on December 31, 2014 and on which vesting would have been accelerated had the executive’s employment terminated, for the reasons identified in the table, as of December 31, 2014.

Potential Amounts Realizable Upon Termination Under Equity Awards

NAME	INVOLUNTARY TERMINATION(1)	VOLUNTARY RESIGNATION(1)	RETIREMENT(2)	QUALIFYING TERMINATION FOLLOWING CHANGE IN CONTROL(3)	DEATH/ DISABILITY(4)
STEVE ELLS
SOSARs(5)	—	—	$77,012,375	$103,104,250	$77,012,375
Performance Shares	—	—	$2,505,796	$6,845,100	$2,505,796
Total	$0	$0	$79,518,171	$109,949,350	$79,518,171
MONTY MORAN
SOSARs(5)	—	—	N/A	$103,104,250	$77,012,375
Performance Shares	—	—	N/A	$6,845,100	$2,505,796
Total	$0	$0	N/A	$109,949,350	$79,518,171
JACK HARTUNG
SOSARs(5)	—	—	$25,788,550	$34,603,600	$25,788,550
Performance Shares	—	—	$1,252,898	$3,422,550	$1,252,898
Total	$0	$0	$27,041,448	$38,026,150	$27,041,448
MARK CRUMPACKER
SOSARs(5)	—	—	N/A	$13,874,140	$10,290,250
Performance Shares	—	—	N/A	$2,738,040	$1,002,318
Total	$0	$0	N/A	$16,612,180	$11,292,568

(1)	Assumes the absence of a change in control as described in further detail in footnote 3 below.

(2)	Certain outstanding equity awards provide that the holder is eligible for retirement when the employee reaches a combined age and years-of-service with us (and with McDonald’s Corporation unless there was a break in service prior to joining us from McDonald’s) of 70. Of the executive officers, Mr. Ells and Mr. Hartung were eligible for retirement as of December 31, 2014.

In the event the employment of a holder of SOSARs terminates as a result of the holder’s retirement, provided we receive six months’ prior written notice of the retirement and the holder executes an agreement not to engage in any competitive activity with us for a period of at least two years following retirement, service-based vesting conditions on the SOSARs are deemed satisfied immediately. In such event, SOSARs subject to performance conditions remain outstanding and subject to vesting based on achievement of the performance conditions, and SOSARs without performance conditions are immediately vested. All such SOSARs remain outstanding and exercisable (following vesting) for the original duration of the SOSAR. The amounts reflected in the table as realizable upon retirement in respect of SOSARs reflects amounts attributable to the portion of SOSARs granted in 2011 and 2012 subject to performance conditions for which the performance conditions were satisfied as of December 31, 2013, notwithstanding that the Compensation Committee had not yet certified the satisfaction of the performance conditions as of that date as is required for the awards to vest, but does not reflect any amounts in respect of performance SOSARs for which the performance conditions were not yet satisfied as of December 31, 2014, due to the ongoing vesting conditions that would be in effect at the time of the holder’s retirement.

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Executive Officers and Compensation (continued)

In the event the employment with us of a holder of performance shares terminates as a result of the holder’s retirement, the performance shares will be paid out on the payout date, with the number of shares issuable to be based on actual performance over the performance period and pro-rated in an amount equal to the period of the holder’s service with us following the grant of the award as a percentage of the time period from the grant of the award until the end of the performance period. The amounts reflected in the table as realizable in respect of the performance shares in connection with retirement assume that the performance shares actually paid out at target. These amounts would not be realizable until following completion of the performance period.

(3)	The award agreements for SOSARs provide that in the event of a change in control under our 2011 Stock Incentive Plan, unless the SOSARs are replaced with an award meeting the criteria described below under “–Equity Award Vesting Upon Change in Control,” the SOSARs immediately vest. One of the provisions required to be included in a replacement award in order to avoid vesting of the SOSARs immediately upon occurrence of a change in control is that the replacement award must provide that if the employment of the holder is terminated without cause or by the holder for good reason, in each case as defined in the plan, the award will vest.

A change in control would generally be deemed to occur under the plan in the event any person or group acquires shares of our common stock representing greater than 25 percent of the combined voting power of our outstanding common stock, or in the event our current directors, or persons we nominate to replace current directors, do not constitute at least a majority of our Board, or in the event of certain mergers, liquidations, or sales of substantially all of our assets by us.

The award agreement for our outstanding performance shares provides that in the event of a change in control under the plan that also constitutes a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” under applicable U.S. Treasury Regulations, the performance shares remain outstanding and vesting will accelerate (with payout at target level performance) in the event the employment of the holder is terminated without cause or by the holder for good reason within two years following the change in control. In the event of a change in control under the plan that also constitutes a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” under applicable U.S. Treasury Regulations, unless the performance shares are replaced with an award meeting the criteria described below under “– Equity Award Vesting Upon Change in Control,” the performance shares immediately vest at target level performance. One of the provisions required to be included in a replacement award in order to avoid vesting of the performance shares immediately upon occurrence of such a change in control is that the replacement award must provide that if the employment of the holder is terminated without cause or due to death or disability of the holder, or by the holder for good reason, in each case as defined in our 2011 Stock Incentive Plan, the award will vest.

(4)	In the event the employment with us of a holder of SOSARs granted prior to 2012, or a holder of SOSARs without performance conditions granted in 2012 and thereafter, terminates as a result of the holder’s death or disability (that is, a medically diagnosed permanent physical or mental inability to perform his or her job), all of the holder’s unvested SOSARs will vest and become immediately exercisable, and will remain outstanding and exercisable for a period of three years following the holder’s death or disability.

In the event the employment with us of a holder of SOSARs subject to performance conditions granted in 2012 and thereafter terminates as a result of the holder’s death or disability, service-based vesting conditions on such SOSARs are deemed satisfied immediately. In such event, the SOSARs remain outstanding and subject to vesting based on achievement of the performance conditions, with vesting to be prorated for the time period of the holder’s service prior to death and disability as a proportion of the period from the grant date to the satisfaction of the performance condition. The amounts reflected in the table as realizable upon death or disability in respect of SOSARs reflects amounts attributable to the portion of SOSARs granted in 2011 and 2012 subject to performance conditions for which the performance conditions were satisfied as of December 31, 2014, notwithstanding that the Compensation Committee had not yet certified the satisfaction of the performance conditions as of that date as is required for the awards to vest, but does not reflect any amounts in respect of performance SOSARs for which the performance conditions were not yet satisfied as of December 31, 2014, due to the ongoing vesting conditions that would be in effect at the time of the holder’s death or disability.

In the event the employment with us of a holder of performance shares terminates as a result of the holder’s death or disability, the performance shares will be paid out on the payout date, with the number of shares issuable to be based on actual performance over the performance period and pro-rated in an amount equal to the period of the holder’s service with us following the grant of the award as a percentage of the time period from the grant of the award until the end of the performance period. The amounts reflected in the table as realizable in respect of the performance shares as a result of the death or disability of each executive officer assumes that the performance shares actually paid out at target. These amounts would not be realizable until following completion of the performance period.

(5)	The dollar values reflected in the table are based on the excess of the closing price of our common stock on December 31, 2014 over the exercise price of the applicable SOSARs.

70	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT

Executive Officers and Compensation (continued)

Equity Award Vesting Upon Change in Control

In addition to the provisions described above relating to equity-based awards for which vesting may accelerate in connection with a termination of the holder’s employment following certain changes in control of Chipotle, our outstanding SOSARs and performance shares have provisions providing for the immediate acceleration of vesting in connection with certain changes in control in some circumstances, as described in more detail below.

SOSARs

The award agreement for outstanding SOSARs provides that in the event of a change in control under our 2011 Stock Incentive Plan, any unvested SOSARs will automatically vest as of the date of the change in control, unless the SOSARs are replaced with an award meeting the following criteria:

•	the replacement award must be denominated in securities listed on a national securities exchange;

•

the replacement award must have a value equal to the SOSARs being replaced, including an aggregate exercise price equal to the aggregate exercise price of such SOSARs, an aggregate spread equal to the aggregate spread of such SOSARs as determined immediately prior to the relevant change in control, and a ratio of exercise price to the fair market value of the securities subject to such replacement award that is equal to the ratio of exercise price of such SOSARs to the price of our common stock at the time of the change in control;

•

the vesting date(s) of the replacement award must be the same as the vesting date(s) of the performance-contingent restricted stock, subject to full acceleration of vesting of the replacement award in the event that the holder’s employment is terminated by the surviving or successor entity without cause or by the holder for good reason, in each case as defined in the plan; and

•

the replacement award must provide for immediate vesting upon any transaction with respect to the surviving or successor entity (or parent or subsidiary company thereof) of substantially similar character to a change in control as defined in the plan, or upon the securities constituting such replacement award ceasing to be listed on a national securities exchange.

In the event of a change in control under the plan as of December 31, 2014, if SOSARs outstanding on that date were not replaced with replacement awards meeting the criteria specified above, the executive officers as of that date would have had vesting accelerated on awards with the following dollar values:

EXECUTIVE OFFICER	VALUE OF VESTED AWARD
Steve Ells	$103,104,250
Monty Moran	$103,104,250
Jack Hartung	$34,603,600
Mark Crumpacker	$13,874,140

Performance Shares

The award agreement for our outstanding performance share awards provides that in the event of a change in control under our 2011 Stock Incentive Plan that also constitutes a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” under applicable U.S. Treasury Regulations, the performance share awards remain outstanding and vesting will only accelerate in the event the employment of the holder is terminated without cause or by the holder for good reason within two years following the change in control.

In the event of a change in control under the plan that also constitutes a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” under applicable U.S. Treasury Regulations, the performance share awards immediately vest at target unless they are replaced with an award meeting the following criteria:

•	the replacement award must consist of securities listed on a national securities exchange;

•

the replacement award must have a value equal to the value of the unvested performance share award assuming the target level of performance, calculated as if each unvested share were exchanged for the consideration (including all stock, other securities or assets, including cash) payable for one share of common stock in the change in control transaction;

•

the vesting date of the replacement award must be September 30, 2016, subject to full acceleration of vesting of the replacement award in the event that the holder’s employment is terminated by the surviving or successor entity without cause or by the holder for good reason, in each case as defined in the plan, or the holder’s employment terminates due to the holder’s medically diagnosed permanent physical or mental inability to perform his or her job duties; and

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Executive Officers and Compensation (continued)

•

the replacement award must provide for immediate vesting upon any transaction with respect to the surviving or successor entity (or parent or subsidiary company thereof) of substantially similar character to a change in control as defined in the plan, or the securities constituting such replacement award ceasing to be listed on a national securities exchange.

In the event of such a change in control under the plan as of December 31, 2014, if the outstanding performance share awards were not replaced with a replacement award meeting the criteria specified above, the executive officers as of that date would have had vesting accelerated on awards with the following dollar values:

EXECUTIVE OFFICER	VALUE OF VESTED AWARD
Steve Ells	$6,845,100
Monty Moran	$6,845,100
Jack Hartung	$3,422,550
Mark Crumpacker	$2,738,040

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and holders of greater than 10 percent of our outstanding common stock to file initial reports of their ownership of our equity securities and reports of changes in ownership with the SEC. Based solely on a review of the copies of such reports furnished to us and written representations from our officers and directors, we believe that all Section 16(a) filing requirements were complied with on a timely basis in 2014.

72	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT

Certain Relationships and Related Party Transactions

Agreements with Sequence LLC

Mark Crumpacker, our Chief Creative & Development Officer, served as Creative Director for Sequence, LLC, a strategic design and marketing consulting firm he co-founded in 2002, prior to joining us in January 2009. In connection with his departure to join us, Sequence issued Mr. Crumpacker a promissory note and agreed to license certain intellectual property from him. Sequence provided us with a variety of marketing consulting services during 2014 under a master services agreement, for which we paid total fees of $1,751,456, and we paid Sequence total fees of $411,200 for services in the first two months of 2015. Effective November 2014, the promissory note issued by Sequence to Mr. Crumpacker was repaid in full, and the intellectual property licensed from Mr. Crumpacker was assigned to Sequence. As a result, Sequence will no longer be treated as a related party. The Audit Committee of our Board of Directors has reviewed and approved our relationship with Sequence pursuant to the policy described on page 16.

Registration Rights

Prior to our initial public offering, certain of our current shareholders, including Steve Ells, our Chairman and Co-Chief Executive Officer, Monty Moran, our Co-Chief Executive Officer and member of our Board of Directors, and Albert S. Baldocchi and Darlene J. Friedman, members of our Board, entered into a registration rights agreement with us relating to shares of common stock they held at the time the agreement was executed. Under the agreement, these directors are entitled to piggyback registration rights with respect to registration statements we file under the Securities Act of 1933, as amended, subject to customary restrictions and pro rata reductions in the number of shares to be sold in an offering. We would be responsible for the expenses of any such registration.

Director and Officer Indemnification

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our company, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT	73

Other Business and Miscellaneous

The Board and our management do not know of any other matters to be presented at the annual meeting. If other matters do properly come before the annual meeting, it is intended that the persons named in the accompanying proxy vote the proxy in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2016 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules

Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2016 annual meeting of shareholders pursuant to SEC Rule 14a-8 must be received by us no later than November 27, 2015, unless the date of our 2016 annual meeting is more than 30 days before or after May 13, 2016, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. All proposals must be addressed to Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, CO 80202, Attn: Corporate Secretary.

Bylaw Requirements for Shareholder Submission of Nominations and Proposals

A shareholder nomination of a person for election to our Board of Directors or a proposal for consideration at our 2016 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposals included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or nomination must be received by our corporate Secretary at the above address no earlier than the close of business on January 14, 2016, and no later than the close of business on February 13, 2016, unless the date of the 2016 annual meeting is more than 30 days before or 60 days after May 13, 2016. If the date of the 2016 annual meeting is more than 30 days before or 60 days after May 13, 2016, we must receive the proposal or nomination no earlier than the 120th day before the meeting date and no later than the 90th day before the meeting date, or if the date of the meeting is announced less than 100 days prior to the meeting date, no later than the tenth day following the day on which public disclosure of the date of the 2016 annual meeting is made.

AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODE OF CONDUCT, CODES OF ETHICS AND COMMITTEE CHARTERS

Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports filed with the SEC, our Code of Conduct, Codes of Ethics, Corporate Governance Guidelines, the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10 percent of the outstanding shares of either class of our common stock are posted on and may be obtained on the Investors page of our website at www.chipotle.com without charge, or may be requested (exclusive of exhibits), at no cost by mail to Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, CO 80202, Attn: Corporate Secretary.

DELIVERY OF MATERIALS TO SHAREHOLDERS WITH SHARED ADDRESSES

Beneficial holders who own their shares through a broker, bank or other nominee and who share an address with another such beneficial owner are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact Chipotle investor relations by phone at (303) 605-1042, by writing to Investor Relations, Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, Colorado, or by email to ir@chipotle.com.

74	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT

Other Business and Miscellaneous (continued)

MISCELLANEOUS

If you request physical delivery of these proxy materials, we will mail along with the proxy materials our 2014 Annual Report, including our Annual Report on Form 10-K for fiscal year 2014 (and the financial statements included in that report) as filed with the SEC; however, it is not intended that the Annual Report or Form 10-K be a part of the proxy statement or a solicitation of proxies.

You are respectfully urged to enter your vote instruction via the Internet as explained on the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you are a holder of record and have received a proxy card, via telephone as explained on the proxy card. We will appreciate your prompt response.

By order of the Board of Directors

/s/ Monty Moran

Co-Chief Executive Officer, Secretary and Director

March 26, 2015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2015 PROXY STATEMENT	75

Appendix A

AMENDED AND RESTATED

CHIPOTLE MEXICAN GRILL, INC.

2011 STOCK INCENTIVE PLAN

1.	Effective Date; Purpose of the Plan

Chipotle Mexican Grill, Inc. established, effective as of March 6, 2011, the Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, which is hereby amended and restated effective as of May 14, 2015, subject to stockholder approval, and shall remain in effect as provided in Section 19 below. The Plan is intended to promote the interests of the Company and its shareholders by providing current and prospective directors, officers, employees, consultants and advisors of the Company and its Subsidiaries, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company. The Plan is designed to meet this intent by providing Eligible Persons (as defined below) with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

2.	Definitions

As used in the Plan or in any instrument governing the terms of any Incentive Award, the following definitions apply to the terms indicated below:

(a) “Board of Directors” means the Board of Directors of Chipotle.

(b) “Business Combination” means a merger, consolidation, reorganization or similar transaction.

(c) “Cause” means, when used in connection with the termination of a Participant’s employment with the Company, unless otherwise provided in the Participant’s award agreement with respect to an Incentive Award or effective employment agreement or other written agreement with respect to the termination of a Participant’s employment with the Company, the termination of the Participant’s employment with the Company on account of: (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence which is materially injurious to the Company; (iii) a breach by a Participant of the Participant’s fiduciary duty or duty of loyalty to the Company; (iv) the Participant’s unauthorized removal from the premises of the Company of any document (in any medium or form) relating to the Company or the customers of the Company; or (v) the commission by the Participant of any felony or other serious crime involving moral turpitude. Any rights the Company may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company may have under any other agreement with the Participant or at law or in equity. If, subsequent to a Participant’s termination of employment, it is discovered that such Participant’s employment could have been terminated for Cause, the Participant’s employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(d) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of one or more of the following events:

(i) Any Person becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act, a “Beneficial Owner”), directly or indirectly, of twenty-five percent or more of the combined voting power of Voting Securities; provided, however that a Change in Control shall not be deemed to occur by reason of an acquisition of Voting Securities by the Company or by an employee benefit plan (or a trust forming a part thereof) maintained by the Company. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person becomes the Beneficial Owner of twenty-five percent or more of the outstanding Voting Securities (A) in connection with a Business Combination that is not a Change in Control pursuant to sub-clause (iii), below, or (B) as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities deemed to be outstanding, increases the proportional number of shares Beneficially Owned by such Person, provided, however, that if a Change in Control would have occurred (but for the operation of this proviso) as a result of the acquisition of Voting Securities by the Company and at any time after such acquisition such Person becomes the Beneficial Owner of any additional Voting Securities following which such Person is the Beneficial Owner of twenty-five percent or more of the outstanding Voting Securities, a Change in Control shall occur;

APPENDIX A TO 2015 PROXY STATEMENT	A-1

Appendix A (continued)

(ii) The individuals who, as of March 16, 2011 are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board of Directors; provided, however that if the election or appointment, or nomination for election by Chipotle’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, thereafter be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii) The consummation of:

(A) a Business Combination with or into the Company or in which securities of Chipotle are issued, unless such Business Combination is a Non-Control Transaction;

(B) a complete liquidation or dissolution of the Company; or

(C) the sale or other disposition of all or substantially all of the assets of the Company (on a consolidated basis) to any Person other than the Company or an employee benefit plan (or a trust forming a part thereof) maintained by the Company or by a Person which, immediately thereafter, will have all its voting securities owned by the holders of the Voting Securities immediately prior thereto, in substantially the same proportions.

For purposes of the Plan, a “Non-Control Transaction” is Business Combination involving the Company where:

(x) the holders of Voting Securities immediately before such Business Combination own, directly or indirectly immediately following such Business Combination more than fifty percent of the combined voting power of the outstanding voting securities of the parent corporation resulting from, or the corporation issuing its voting securities as part of, such Business Combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Business Combination by reason of their prior ownership of Voting Securities;

(y) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Business Combination constitute a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning a majority of the voting securities of the Surviving Corporation; and

(z) no Person other than the Company or any employee benefit plan (or any trust forming a part thereof) maintained immediately prior to such Business Combination by the Company immediately following the time at which such transaction occurs, is a Beneficial Owner of twenty-five percent or more of the combined voting power of the Surviving Corporation’s voting securities outstanding immediately following such Business Combination.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Incentive Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in (i), (ii), or (iii) above with respect to such Incentive Award must also constitute a “change in control event,” as defined in Treasury Regulation § 1.409A-3(i)(5) to the extent required by Section 409A of the Code. The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred for purposes of this Section 1(d), and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

(e) “Chipotle” means Chipotle Mexican Grill, Inc., a Delaware corporation, and any successor thereto.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(g) “Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(h) “Common Stock” means Chipotle’s Common Stock, $0.01 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 9 of the Plan.

A-2	APPENDIX A TO 2015 PROXY STATEMENT

Appendix A (continued)

(i) “Company” means Chipotle and all of its Subsidiaries, collectively.

(j) “Director” means a member of the Board of Directors who is not at the time of reference an employee of the Company.

(k) “Dividend Equivalent” means a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock. Dividend Equivalents may be granted based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Incentive Award is granted to a Participant and such date or dates as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. In addition, Dividend Equivalents with respect to an Incentive Award with performance-based vesting that are based on dividends paid prior to the vesting of such Incentive Award shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and such award vests. No Dividend Equivalent shall be payable with respect to any Incentive Award unless specified by the Committee in the agreement evidencing the Incentive Award.

(l) “Eligible Person” means any (i) individual employed by the Company or any of its Subsidiaries; (ii) director of the Company or any of its Subsidiaries; (iii) consultant or advisor to the Company or any of its Subsidiaries who may be offered securities registrable on Form S-8 under the Securities Act or pursuant to Rule 701 of the Securities Act, or any other available exemption, as applicable; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Subsidiaries (and would satisfy the provisions of clauses (i) through (iii) above once such person begins employment with or providing services to the Company or its Subsidiaries).

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” or “FMV” means, as of any date, the value of a share of Common Stock as determined by the Committee, in its discretion, subject to the following:

(i) If, on such date, Common Stock is listed on the New York Stock Exchange (“NYSE”) (or such other national securities exchange as may at the time be the principal market for the Common Stock), then:the Fair Market Value of a share shall be the closing price of a share of Common Stock as quoted on such exchange, as reported in The Wall Street Journal or such other source as the Company deems reliable (or, if no such closing price is reported, the closing price on the last preceding date on which a sale of Common Stock occurred); provided, however, that the Committee may, in its discretion, determine the Fair Market Value of a share of Common Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Common Stock on such date or the preceding trading day, the actual sale price of a Share, any other reasonable basis using actual transactions involving shares of Common Stock as reported on an established U.S. national or regional securities exchange, or on any other basis consistent with the requirements of Section 409A of the Code.

(ii) If the Common Stock is not then listed and traded on the NYSE or other national securities exchange, Fair Market Value shall be what the Committee determines in good faith to be 100% of the fair market value of a share of Common Stock on that date, using such criteria as it shall determine, in its sole discretion, to be appropriate for valuation.

(iii) The Committee may vary in its discretion the method of determining Fair Market Value as provided in this Section for purposes of different provisions under the Plan. The Committee may delegate its authority to establish Fair Market Value for purposes of determining whether sufficient consideration has been paid to exercise Options or SARs or for purposes of any other transactions involving outstanding Incentive Awards.

(o) “Full Value Award” means any Incentive Award other than an Option or stock appreciation right.

(p) “Good Reason” means, unless otherwise provided in any award agreement entered between the Company and the Participant with respect to an Incentive Award or effective employment agreement or other written agreement between the Participant and the Company with respect to the termination of a Participant’s employment with the Company, the Participant’s termination of employment on account of: (i) a material diminution in a Participant’s duties and responsibilities other than a change in such Participant’s duties and responsibilities that results from becoming part of a larger organization following a Change in Control, (ii) a decrease in a Participant’s base salary, bonus opportunity or benefits other than a decrease in bonus opportunity or benefits that applies to all employees of the Company otherwise eligible to participate in

APPENDIX A TO 2015 PROXY STATEMENT	A-3

Appendix A (continued)

the affected plan or (iii) a relocation of a Participant’s primary work location more than 30 miles from the Participant’s work location on the date of grant of a Participant’s Incentive Awards under the Plan, without the Participant’s prior written consent; provided that, within thirty days following the occurrence of any of the events set forth herein, the Participant shall have delivered written notice to the Company of his or her intention to terminate his or her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant’s right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within thirty days following the Company’s receipt of such notice.

(q) “Incentive Award” means an Option or Other Stock-Based Award granted to a Participant pursuant to the terms of the Plan.

(r) “Option” means an option to purchase shares of Common Stock granted to a Participant pursuant to Section 6.

(s) “Other Stock-Based Award” means an equity or equity-related award granted to a Participant pursuant to Section 7.

(t) “Participant” means a Director, consultant, advisor or employee of the Company who is eligible to participate in the Plan and to whom one or more Incentive Awards have been granted pursuant to the Plan and, following the death of any such Person, his successors, heirs, executors and administrators, as the case may be.

(u) “Performance-Based Compensation” means any Full Value Award designated by the Committee as Performance-Based Compensation under Section 8 of the Plan.

(v) “Performance Goals” mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Measures.

(w) “Performance Measures” means such measures as are described in Section 8 on which Performance Goals are based in order to qualify certain awards granted hereunder as Performance-Based Compensation.

(x) “Performance Period” means the period of time during which the Performance Goals must be met in order to determine the degree of payout and/or vesting with respect to a Full Value Award that is intended to qualify as Performance-Based Compensation.

(y) “Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

(z) “Plan” means this Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, as it may be amended from time to time.

(aa) “Qualifying Termination” means a Participant’s termination of employment by the Company Without Cause or for Good Reason, in either case during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control.

(bb) “Securities Act” means the Securities Act of 1933, as amended.

(cc) “Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.

(dd) “Voting Securities” means, at any time, Chipotle’s then outstanding voting securities.

(ee) “Without Cause” means a termination of a Participant’s employment with the Company other than: (i) a termination of employment by the Company for Cause, (ii) a termination of employment as a result of the Participant’s death or Disability or (iii) a termination of employment by the Participant for any reason.

3.	Stock Subject to the Plan

(a)	In General

Subject to adjustment as provided in Section 9 and the following provisions of this Section 3, the maximum number of shares of Common Stock that may be issued pursuant to Incentive Awards granted under the Plan shall be increased from 3,360,000 to 5,560,000 shares of Common Stock in the aggregate, of which 960,000 shares of Common Stock were available for issuance but were not issued under the Company’s Amended and Restated 2006 Stock Incentive Plan. Out of

A-4	APPENDIX A TO 2015 PROXY STATEMENT

Appendix A (continued)

such aggregate, the maximum number of shares of Common Stock that may be covered by Options that are designated as “incentive stock options” within the meaning of Section 422 of the Code shall not exceed 3,000,000 shares of Common Stock, subject to adjustment as provided in Section 9 and the following provisions of this Section 3. Shares of Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares, or both, at the discretion of the Committee. Any shares of Common Stock subject to Options or stock appreciation rights shall be counted against the maximum share limitation of this Section 3(a) as one share of Common Stock for every share of Common Stock subject thereto. Any shares of Common Stock subject to Full Value Awards shall be counted against the maximum share limitation of this Section 3(a) as two shares of Common Stock for every share of Common Stock subject thereto.

For purposes of the preceding paragraph, shares of Common Stock covered by Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan. For purposes of clarification, if shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the Company, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan. Shares of Common Stock covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual or any successor provision) shall not count as used under the Plan for purposes of this Section 3. Notwithstanding the foregoing, the following shares of Common Stock may not again be made available for issuance as Incentive Awards under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Option or stock appreciation right, (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding Incentive Award, or (iii) shares of Common Stock reacquired by the Company with the amount received upon exercise of an Option.

Subject to adjustment as provided in Section 9, the maximum number of shares of Common Stock subject to Incentive Awards which may be granted under the Plan to any single Participant in any fiscal year of the Company shall not exceed 700,000 shares per fiscal year.

(b)	Prohibition on Substitutions and Repricings

Except as provided in this Section 3(b) in no event shall any new Incentive Awards be issued in substitution for outstanding Incentive Awards previously granted to Participants, nor shall any repricing (within the meaning of US generally accepted accounting practices or any applicable stock exchange rule) of Incentive Awards issued under the Plan be permitted at any time under any circumstances, in each case unless the shareholders of the Company expressly approve such substitution or repricing. Notwithstanding the foregoing, the Committee may authorize the issuance of Incentive Awards in substitution for outstanding Full Value Awards, provided such substituted Incentive Awards are for a number of shares of Common Stock no greater than the number included in the original award, have an exercise price or base price (if applicable) at least as great as the exercise price or base price of the substituted award, and the effect of the substitution is (A) solely to add restrictions (such as performance conditions) to the award or (B) to provide a benefit to the Company (and not the Participant) (which, for the avoidance of doubt, shall include substitutions performed for the purpose of permitting the Incentive Awards to qualify as “performance based compensation” for purposes of Section 162(m) of the Code).

4.	Administration of the Plan; Certain Restrictions on Incentive Awards

The Plan shall be administered by a Committee of the Board of Directors designated by the Board of Directors consisting of two or more persons, at least two of whom qualify as non-employee directors (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act), and as “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3) and as “independent” within the meaning of the rules of any applicable stock exchange or similar regulatory authority. The Committee shall, consistent with the terms of the Plan, from time to time designate those employees and non-employee directors who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange on which the Company’s shares are traded, the Committee may (i) allocate all or any portion of its responsibilities and powers to any one or more of its members and (ii) delegate all or any part of its responsibilities and

APPENDIX A TO 2015 PROXY STATEMENT	A-5

Appendix A (continued)

powers to any person or persons selected by it, provided that no such delegation may be made that would cause any Incentive Awards or other transactions under the Plan to fail to or cease to be exempt from Section 16(b) of the Exchange Act, or cause an Incentive Award designated as Performance-Based Compensation not to qualify for, or to cease to qualify for, any exemption from non-deductibility under Section 162(m) of the Code. Any such allocation or delegation may be revoked by the Committee at any time.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Incentive Award (and any agreement evidencing any Incentive Award) granted thereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate (including without limitation the adoption or amendment of rules or regulations applicable to the grant, vesting or exercise of Incentive Awards issued to employees located outside the United States). Without limiting the generality of the foregoing, (i) the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment and (ii) the employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee specifically determines otherwise in writing. Decisions of the Committee shall be final, binding and conclusive on all parties.

On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment with or services as a Director of the Company during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Incentive Award (iv) provide for the payment of dividends or Dividend Equivalents with respect to any such Incentive Award; or (v) otherwise amend an outstanding Incentive Award in whole or in part from time-to-time as the Committee determines, in its sole and absolute discretion, to be necessary or appropriate to conform the Incentive Award to, or otherwise satisfy any legal requirement (including without limitation the provisions of Section 409A of the Code), which amendments may be made retroactively or prospectively and without the approval or consent of the Participant to the extent permitted by applicable law; provided, that the Committee shall not have any such authority to the extent that the grant or exercise of such authority would cause any tax to become due under Section 409A of the Code.

Notwithstanding anything herein to the contrary, in no event shall a Full Value Award not subject to performance-based conditions have a vesting schedule resulting in such Full Value Award vesting in full prior to the third anniversary of the grant date, provided, however, that this restriction will be inapplicable to awards representing no more than 5% of the total shares of Common Stock authorized for issuance under the Plan. For purposes of clarity, this restriction will not prohibit any Full Value Award from (i) having partial vesting dates prior to the third anniversary of the grant date in accordance with a proportionate vesting schedule determined at the discretion of the Committee, so long as such award does not vest in full prior to the third anniversary of the grant date, or (ii) having provisions for acceleration of the vesting date within the limitations set forth in the following paragraph.

Also notwithstanding anything herein to the contrary, in no event shall any Incentive Award provide for acceleration of the vesting date of such award other than in connection with the death, disability or retirement of the Participant holding such Incentive Award or a Change in Control, provided, however, that this restriction will be inapplicable to awards representing no more than 5% of the total shares of Common Stock authorized for issuance under the Plan.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and Chipotle shall indemnify and hold harmless each member of the Committee and each other Director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

A-6	APPENDIX A TO 2015 PROXY STATEMENT

Appendix A (continued)

5.	Eligibility

The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those employees, consultants and advisors of the Company and Directors whom the Committee shall select from time to time. All Incentive Awards granted under the Plan shall be evidenced by a separate written agreement entered into by the Company and the recipient of such Incentive Award.

6.	Options

The Committee may from time to time grant Options, subject to the following terms and conditions:

(a)	Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Option is granted. The agreement evidencing the award of each Option shall clearly identify such Option as either an “incentive stock option” within the meaning of Section 422 of the Code or as not an incentive stock option.

(b)	Term and Exercise of Options

(1) Each Option shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option is granted (including without limitation in accordance with terms and conditions relating to the vesting or exercisability of an Option set forth in any employment, severance, change in control or similar agreement entered into by the Company with a Participant on or after the date of grant) and subject to the restrictions set forth in Section 4; provided, however that no Option shall be exercisable after the expiration of ten years from the date such Option is granted; and, provided, further, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such Option. In addition, except as otherwise determined by the Committee at or after the time of grant, unless an Option becomes vested or exercisable pursuant to Sections 6(c) or 6(d) hereof, an Option may not become vested or exercisable in whole or in part during the twelve-month period commencing with the date on which the Option was granted.

(2) Each Option may be exercised in whole or in part; provided, however that the Committee (or its delegatee) may impose a minimum size for a partial exercise of an Option in its discretion from time to time. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(3) An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise. With respect to any Participant who is a member of the Board or an officer (as defined under SEC Rule 16a-1), a tender of shares of Common Stock or, a cashless or net exercise shall be a subsequent transaction approved as part of the original grant of an Option for purposes of the exemption under Rule 16b-3 of the Exchange Act.

(4) Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however that the Committee may permit Options to be pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine, except that Options may not be sold for consideration or transferred for value (provided further that transfers described in Section A.1.(a)(5) of the general instructions to Form S-8 shall not be deemed transfers for value for purposes of this section).

(5) If the exercise of the Option following the termination of the Participant’s employment or service (other than upon the Participant’s death or disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, or any other requirements of applicable law, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option and (ii) the expiration of a period of 30 days after the termination of the Participant’s employment or service during which the exercise of the Option would not be in violation of such registration requirements or other applicable requirements.

APPENDIX A TO 2015 PROXY STATEMENT	A-7

Appendix A (continued)

(6) Notwithstanding the foregoing, the Committee may, in its sole discretion, implement a provision in existing and future grants of Options and stock appreciation rights providing that if, on the last day that an Option or stock appreciation right may be exercised, the Participant has not then exercised such Option, such Option shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment to such Participant after applying minimum required tax withholding. The Committee may delegate this authority to one or more of the Company’s officers, who may implement this provision by including it in grant agreements or including it in the Plan’s administrative rules, provided that such officers may not implement it in Incentive Awards to persons (i) who are Directors or otherwise subject to Section 16 of the Exchange Act or (ii) who are, or are reasonably expected to be, individuals the deductibility of whose compensation is limited by Section 162(m) of the Code.

(c)	Effect of Termination of Employment or other Relationship

The agreement evidencing the award of each Option shall specify the consequences with respect to such Option of the termination of the employment, service as a director or other relationship between the Company and the Participant holding the Option, subject to the restrictions set forth in Section 4, provided, however, that except as expressly provided to the contrary in the agreement evidencing the award of a particular Option, where continued vesting or exercisability of an Option terminates in connection with the termination of a Participant’s employment relationship with the Company, such Participant’s employment relationship with the Company will be deemed, for purposes of such Option, to continue so long as Participant serves as either an employee of the Company or as a member of the Board. Notwithstanding the foregoing sentence, a Participant’s employment will be deemed to terminate immediately upon such Participant’s termination for Cause, regardless of whether Participant remains on the Board following such termination.

(d)	Effect of Qualifying Termination

If a Participant experiences a Qualifying Termination or a Director’s service on the Board terminates in connection with or as a result of a Change in Control, each Option outstanding immediately prior to such Qualifying Termination or termination of a Director’s service shall become fully and immediately vested and exercisable as of such Qualifying Termination or termination of a Director’s service and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan and the agreement evidencing such Option.

(e)	Special Rules for Incentive Stock Options

(1) The aggregate Fair Market Value of shares of Common Stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company (or any “subsidiary” as such term is defined in Section 424 of the Code of Chipotle) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such incentive stock option is granted. In the event that the aggregate Fair Market Value of shares of Common Stock with respect to such incentive stock options exceeds $100,000, then incentive stock options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations) (“Regulations”), automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged. In the absence of such Regulations (and authority), or in the event such Regulations (or authority) require or permit a designation of the options which shall cease to constitute incentive stock options, incentive stock options granted hereunder shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged.

(2) No incentive stock option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of Chipotle or any of its “subsidiaries” (within the meaning of Section 424 of the Code), unless (i) the exercise price of such incentive stock option is at least one hundred and ten percent of the Fair Market Value of a share of Common Stock at the time such incentive stock option is granted and (ii) such incentive stock option is not exercisable after the expiration of five years from the date such incentive stock option is granted.

A-8	APPENDIX A TO 2015 PROXY STATEMENT

Appendix A (continued)

7.	Other Stock-Based Awards

(a)	Authorization of Other Stock-Based Awards

The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may, subject to the restrictions set forth in Section 4 (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of cash-settled stock appreciation rights, stock-settled stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, or share-denominated performance units (iv) be designed to comply with applicable laws of jurisdictions other than the United States, and (v) be designed to qualify as Performance-Based Compensation. Notwithstanding the foregoing, any Other Stock-Based Award that is a stock appreciation right (i) shall have a base price of not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such stock appreciation right is granted, (ii) shall not have an expiration date greater than ten years from the date on which such stock appreciation right is granted and (iii) shall be subject to deemed exercise rule under Section 6(b)(6) using a settlement method similar to a net exercise for an Option.

(b)	Effect of Qualifying Termination; Other Termination Provisions

Except as may be expressly provided to the contrary by the Committee in an agreement evidencing the grant of an Other Stock-Based Award or any employment, severance, change in control or similar agreement entered into with a Participant, if a Participant experiences a Qualifying Termination or a Director’s service on the Board terminates in connection with or as a result of a Change in Control, each Other Stock-Based Award outstanding immediately prior to such Qualifying Termination or termination of Director’s service shall become fully and immediately vested and, if applicable, exercisable as of such Qualifying Termination or termination and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan and the agreement evidencing such Other Stock-Based Award.

Furthermore, except as expressly provided to the contrary in the agreement evidencing the award of a particular Other Stock-Based Award, where continued vesting or exercisability of an Other Stock-Based Award terminates in connection with the termination of a Participant’s employment relationship with the Company, such Participant’s employment relationship with the Company will be deemed, for purposes of such Other Stock-Based Award, to continue so long as Participant serves as either an employee of the Company or as a member of the Board. Notwithstanding the foregoing sentence, a Participant’s employment will be deemed to terminate immediately upon such Participant’s termination for Cause, regardless of whether Participant remains on the Board following such termination.

8.	Performance Measures

(a)	Performance Measures

The Committee shall have the authority, at the time of grant of any Full Value Award, to designate it as a Performance-Based Compensation intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary in the Plan, the Committee shall not be obligated to grant any Incentive Award in the form of “performance-based compensation” under Section 162(m) of the Code.

The Performance Measures that will be used to establish Performance Goals shall be based on attaining specific levels of performance (either alone or in any combination, and may be expressed with respect to the Company (and/or one or more of its Subsidiaries, divisions or operating units or groups or any combination of the foregoing), and may include any of the following as the Committee may determine: revenue growth; cash flow; cash flow from operations; net income; net income before equity compensation expense; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; capital expenditures; income from operations; income from operations excluding non-cash related entries; income from operations excluding non-cash

APPENDIX A TO 2015 PROXY STATEMENT	A-9

Appendix A (continued)

adjustments; income from operations before equity compensation expenses; income from operations excluding equity compensation expense and lease expense; operating cash flow from operations; income before income taxes; gross or operating margin; restaurant-level operating margin; profit margin; assets; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on revenue; net or gross revenue; comparable restaurant sales; new restaurant openings; market share; economic value added; cost of capital; expense reduction levels; safety record; stock price; productivity; customer satisfaction; employee satisfaction; and total shareholder return. For any Plan Year, Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in years prior to such Plan Year or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures.

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such alterations, the Committee shall have sole discretion to make such alterations without obtaining stockholder approval. The Committee is authorized at any time during the first ninety (90) days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter to the extent the exercise of such authority at such time would not cause the Performance-Based Compensation granted to any Participant for such Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code, in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) events of an “unusual nature” or of a type that indicates “infrequency of occurrence”, both as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; and (ix) a change in the Company’s fiscal year.

Performance Periods may be equal to or longer than, but not less than, one fiscal year of the Company and may be overlapping. Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish (a) Performance Goals for such Performance Period, (b) target awards for each Participant, and (c) schedules or other objective methods for determining the applicable performance percentage to be applied to each such target award.

To the extent determined by the Committee at the time the Performance Measures are established, the measurement of any Performance Measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. To the extent determined by the Committee at the time the Performance Measures are established, any Performance Measure(s) may be used to measure the performance of the Company or a Subsidiary as a whole or any business unit of the Company or any Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its discretion, deems appropriate.

Nothing in this Section 8 is intended to limit the Committee’s discretion to adopt conditions with respect to any Incentive Award that is not intended to qualify as Performance-Based Compensation that relate to performance other than the Performance Measures. In addition, the Committee may, subject to the terms of the Plan, amend previously granted Incentive Awards in a way that disqualifies them as Performance-Based Compensation.

(b)	Committee Discretion

In the event that the requirements of Section 162(m) of the Code and the regulations thereunder change to permit Committee discretion to alter the Performance Measures without obtaining shareholder approval of such changes, the Committee shall have discretion to make such changes without obtaining shareholder approval.

A-10	APPENDIX A TO 2015 PROXY STATEMENT

Appendix A (continued)

9.	Adjustment Upon Changes in Common Stock

(a)	Shares Available for Grants

In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards to any individual Participant in any year shall be equitably adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other similar event or transaction, the Committee may, but need not, make such adjustments in the number and class of shares of Common Stock with respect to which Incentive Awards may be granted as the Committee may deem appropriate.

(b)	Increase or Decrease in Issued Shares Without Consideration

Subject to any required action by the shareholders of Chipotle, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company or the payment of an extraordinary cash dividend, the number of shares of Common Stock subject to each outstanding Incentive Award and the exercise price per share of Common Stock of each such Incentive Award shall be adjusted as necessary to prevent the enlargement or dilution of rights under such Incentive Award.

(c)	Certain Mergers

Subject to any required action by the shareholders of Chipotle, in the event that Chipotle shall be the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of such surviving corporation, the Committee shall adjust each Incentive Award outstanding on the date of such merger or consolidation to the extent deemed appropriate by the Committee so that it pertains to and applies to the securities which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such merger or consolidation.

(d)	Certain Other Transactions

In the event of (i) a dissolution or liquidation of Chipotle, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a Business Combination in which Chipotle is not the surviving corporation, (iv) a Business Combination in which Chipotle is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, or (v) a Business Combination that is a Change in Control, the Committee shall, in its discretion, have the power to:

(i) cancel, effective immediately prior to the occurrence of such event, each Incentive Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Incentive Award was granted an amount in cash, for each share of Common Stock subject to such Incentive Award equal to the value, as determined by the Committee in its discretion, of such Incentive Award, provided that with respect to any outstanding Option or stock appreciation right such value shall be equal to the excess of (A) the value, as determined by the Committee in its discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price (with respect to an Option) or the base price (with respect to a stock appreciation right);

(ii) provide for the exchange of each Incentive Award (whether or not then exercisable or vested) for an incentive award with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its discretion in the exercise price of the incentive award, or the number of shares or amount of property subject to the incentive award or, if appropriate, provide for a cash payment to the Participant to whom such Incentive Award was granted in partial consideration for the exchange of the Incentive Award; or

APPENDIX A TO 2015 PROXY STATEMENT	A-11

Appendix A (continued)

(iii) a combination of the foregoing, which may vary among Participants.

(e)	Other Changes

In the event of any change in the capitalization of Chipotle or corporate change other than those specifically referred to in paragraphs (b), (c) or (d), the Committee may, in its discretion, make such adjustments in the number and class of shares subject to Incentive Awards outstanding on the date on which such change occurs and in such other terms of such Incentive Awards as the Committee may consider appropriate.

(f)	No Other Rights

Except as expressly provided in the Plan or the agreement evidencing the grant of an Option or Other Stock-Based Award, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of Chipotle or any other corporation. Except as expressly provided in the Plan or the agreement evidencing the grant of an Option or Other Stock-Based Award, no issuance by Chipotle of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to any Incentive Award.

(g)	Code Section 409A

(i) To the extent applicable and notwithstanding any other provision of the Plan, the Company intends to administer, operate and interpret the Plan and all Incentive Awards granted thereunder in a manner that complies with Code Section 409A, however, the Company and its Subsidiaries (including their respective employees, officers, directors or agents) shall not have any liability to any Participant (or any other person) that is related to a Section 409A violation, nor will the Company indemnify or otherwise reimburse Participant (or any other person) for any liability incurred as a result of a violation of Code Section 409A.

(ii) Notwithstanding any provision in Section 14 of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code prior to the payment and/or delivery to such Participant of such amount, the Company may (A) adopt such amendments to the Plan and related agreement, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and awards hereunder and/or (B) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Section 409A of the Code. No action shall be taken under this Plan which shall cause an award to fail to comply with Section 409A of the Code, to the extent applicable to such Award.

(iii) With respect to any Incentive Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Incentive Award granted under the Plan are designated as separate payments.

(iv) Notwithstanding any payment provision in the Plan or an agreement evidencing an Incentive Award to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Incentive Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum, without interest, on the earliest date permitted under Section 409A of the Code that is also a business day.

A-12	APPENDIX A TO 2015 PROXY STATEMENT

Appendix A (continued)

10.	Rights as a Stockholder

No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Incentive Award granted pursuant to the Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 9 hereof, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

11.	No Special Employment Rights; No Right to Incentive Award

(a) Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

(b) No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

12.	Securities Matters

(a) Chipotle shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, Chipotle shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until Chipotle is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

(b) The exercise of any Option granted hereunder shall only be effective at such time as counsel to Chipotle shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. Chipotle may, in its discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award pending or to ensure compliance under federal or state securities laws or the rules or regulations of any exchange on which the Shares are then listed for trading. Chipotle shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

13.	Withholding Taxes

(a)	Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant or vesting of an Incentive Award, Chipotle shall have the right to require the Participant to remit to Chipotle in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, attributable to such exercise, grant or vesting prior to the delivery of any certificate or certificates for such shares or the effectiveness of the lapse of such restrictions. In addition, upon the exercise or settlement of any Incentive Award in cash, Chipotle shall have the right to withhold from any cash payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise or settlement.

APPENDIX A TO 2015 PROXY STATEMENT	A-13

Appendix A (continued)

(b)	Stock Remittance

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Incentive Award, the Participant may tender to Chipotle a number of shares of Common Stock (subject to any minimum holding period as the Committee may determine) having a fair market value at the tender date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than such minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 13(a) hereof, if any.

(c)	Stock Withholding

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Incentive Award, Chipotle shall withhold a number of such shares having a fair market value at the exercise date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than such minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 13(a) hereof, if any.

(d)	Section 16 Approval

With respect to any Participant who is a member of the Board or an officer (as defined under SEC Rule 16a-1), a withholding or tender of shares of Common Stock shall be a subsequent transaction approved as part of the Incentive Award for purposes of the exemption under Rule 16b-3 of the Exchange Act.

14.	Amendment or Termination of the Plan

The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent any applicable law, regulation or rule of a stock exchange requires shareholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4, which discretion may be exercised without amendment to the Plan. No provision of this Section 14 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any previously granted and outstanding Incentive Award. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

15.	No Obligation to Exercise

The grant to a Participant of an Incentive Award shall impose no obligation upon such Participant to exercise such Incentive Award.

16.	Transfers Upon Death

Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind Chipotle unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

A-14	APPENDIX A TO 2015 PROXY STATEMENT

Appendix A (continued)

17.	Expenses and Receipts

The expenses of the Plan shall be paid by Chipotle. Any proceeds received by Chipotle in connection with any Incentive Award will be used for general corporate purposes.

18.	Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

19.	Duration of Plan

Effective with this amendment and restatement of the Plan, unless sooner terminated as provided herein, the Plan shall terminate on March 16, 2021. After the Plan is terminated, no new Incentive Awards may be granted but Incentive Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

20.	Company Recoupment of Incentive Awards

The rights contained in this Plan shall be subject to (i) any right that the Company may have under any other Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the recovery of “incentive-based compensation” under Section 10D of the Exchange Act, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission) or other applicable law. The Committee may determine, as late as the time of such recoupment or recovery, regardless of whether such method is stated in the Incentive Award agreement, whether the Company shall effect any such recoupment or recovery: (i) by seeking repayment from the Participant; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, (iv) by holdback or escrow (before or after taxation) of part or all the Common Stock, payment or property received upon exercise or satisfaction of an Incentive Award or (v) by any combination of the foregoing.

21.	International Participants.

With respect to Participants who reside or work outside of the United States of America and subject to Section 8 above, the Committee may in its sole discretion grant Incentive Awards on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions and/or to obtain more favorable tax or other treatment for a Participant, the Company or its Subsidiaries. For avoidance of doubt, the Committee may delegate its authority under this Section 21 with respect to any Participant; provided, however that only the Committee (or a subcommittee) thereof shall be authorized to grant Incentive Awards or otherwise provide additional benefits to a member of the Board or officer (as defined under SEC Rule 16a-1).

APPENDIX A TO 2015 PROXY STATEMENT	A-15

Appendix B

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHIPOTLE MEXICAN GRILL, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Chipotle Mexican Grill, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting the first paragraph of Section 3 of Article V thereof and inserting the following in lieu thereof:

“Until the 2016 Annual Meeting, any director or the entire Board may be removed from office at any time, but only for cause and only by a majority of the voting power of the outstanding Common Stock. From and after the election of directors at the 2016 Annual Meeting, any director or the entire Board may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of not less than a majority of the voting power of the outstanding Common Stock.”

2. The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting Article XIII thereof and inserting the following in lieu thereof:

“The Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board of Directors at which there is a quorum (as defined from time to time in the Certificate of Incorporation) or by written consent. The shareholders of the Corporation may not adopt, amend or repeal any Bylaw, and no provision inconsistent herewith shall be adopted by the shareholders, unless such action is approved by the affirmative vote of the holders of not less than a majority of the voting power of the outstanding Common Stock.”

The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Chipotle Mexican Grill, Inc. has caused this Certificate to be executed by its duly authorized officer on this      day of                 , 2015.

CHIPOTLE MEXICAN GRILL, INC.

By:
Name:
Office:

APPENDIX B TO 2015 PROXY STATEMENT	B-1

Appendix C

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHIPOTLE MEXICAN GRILL, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Chipotle Mexican Grill, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting the seventh paragraph of Section 1 of Article V thereof and inserting the following in lieu thereof:

“Each director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.”

The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Chipotle Mexican Grill, Inc. has caused this Certificate to be executed by its duly authorized officer on this      day of                 , 2015.

CHIPOTLE MEXICAN GRILL, INC.

By:
Name:
Office:

APPENDIX C TO 2015 PROXY STATEMENT	C-1

Appendix D

Appendix D—Proposed Amendment to Bylaws

If Proposal 7 is approved by shareholders, Sections 9 through 12 of Article II of the Company’s Bylaws will be amended and restated as set forth below. Proposed additions are indicated by double underline.

Section 9. Notice of Shareholder Business and Nominations.

(a) Annual Meetings of Shareholders.

(i) Except as provided in Section 12 of this Bylaw, ~~N~~nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the shareholders may be made at an annual meeting of shareholders (A) pursuant to the notice of meeting given by or at the direction of the Board of Directors, (B) by or at the direction of the Board of Directors, or (C) by any shareholder of the Corporation who: (1) was a shareholder of record at the time of giving of notice provided for in this Bylaw and at the time of the annual meeting, (2) is entitled to vote at the meeting, and (3) complies with the notice procedures set forth in this Bylaw as to such business or nomination. Clause (C) or Section 12 of this Bylaw shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Corporation’s notice of meeting) before an annual meeting of shareholders. Only persons who are nominated in accordance with Section 9(a) or Section12 of this Bylaw will be eligible for election at an annual meeting of shareholders as Directors of the Corporation.

(ii) Without qualification, for any nominations or any other business to be properly brought before an annual meeting by a shareholder pursuant to Section 9 (a)(i)(C) or Section 12 of this Bylaw, the shareholder must have given timely notice thereof in writing to the Secretary and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above. To be in proper form, a shareholder’s notice (whether given pursuant to this Section 9(a)(ii), ~~or~~ Section 9(b) or Section 12) to the Secretary must: (A) set forth, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, (2) (x) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such shareholder and such beneficial owner, (y) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (z) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any shares of any security of the Corporation, (xx) any short interest in any security of the Corporation (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (yy) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder that are separated or separable from the underlying shares of the Corporation, (zz) any

APPENDIX D TO 2015 PROXY STATEMENT	D-1

Appendix D (continued)

proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (xxx) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (yyy) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (B) if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, set forth (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, in such business and (2) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder; (C) set forth, as to each person, if any, whom the shareholder proposes to nominate for election or reelection to the Board of Directors (1) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (2) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (3) with respect to each nominee for election or reelection to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Section 10 of this Bylaw. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

(iii) Notwithstanding anything in the second sentence of Section 9(a)(ii) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to (i) the notice of meeting given by or at the direction of the Board of Directors, or (ii) the instruction of the Board of Directors. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (A) by or at the direction of the Board of Directors or (B) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who (1) is a shareholder of record at

D-2	APPENDIX D TO 2015 PROXY STATEMENT

Appendix D (continued)

the time of giving of notice provided for in this Bylaw and at the time of the special meeting, (2) is entitled to vote at the meeting, and (3) complies with the notice procedures set forth in this Bylaw as to such nomination. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice required by Section 9(a)(ii) of this Bylaw with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 10 of this Bylaw) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

(c) General.

(i) Only such persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded.

(ii) For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(iii) Notwithstanding the foregoing provisions of this Bylaw, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 9(a)(i)(C), ~~or~~ Section 9(b) or Section 12 of this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights (A) of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of the holders of any series of Preferred Stock if and to the extent provided for under law, the Certificate of Incorporation or these Bylaws.

(iv) Notwithstanding the foregoing provisions of this Bylaw, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual or special meeting of shareholders of the Corporation to present a nomination or item of business, such proposed business shall not be transacted and such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

Section 10. Submission of Questionnaire, Representation and Agreement.

To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 9 of this Bylaw, or, in the case of a Shareholder Nominee, the time periods prescribed for delivery of a Notice of Proxy Access Nomination Section 12 of this Bylaw) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or

APPENDIX D TO 2015 PROXY STATEMENT	D-3

Appendix D (continued)

assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

Section 11. Opening of Polls. The date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of shareholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting.

Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants.

The presiding person at any meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 12. Proxy Access for Director Nominations.

(a)	Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of the shareholders, subject to the provisions of Section 12 of this Bylaw, the Corporation shall include in its proxy statement for such annual meeting, in addition to any person nominated for election by the Board of Directors or any committee thereof, the name, together with the Required Information, of any person or persons, as applicable, nominated for election (the “Shareholder Nominee(s)”) to the Board of Directors by a shareholder or group of no more than twenty (20) shareholders that satisfies the requirements of Section 12(d) (the “Eligible Shareholder”) of this Bylaw, and who expressly elects at the time of providing the notice required by Section 12 (the “Notice of Proxy Access Nomination”) of this Bylaw to have its nominee or nominees, as applicable, included in the Corporation’s proxy materials pursuant to Section 12 of this Bylaw. For purposes of Section 12 of this Bylaw, the “Required Information” that the Corporation will include in its proxy statement is the information provided to the Secretary concerning the Shareholder Nominee(s) and the Eligible Shareholder that is required to be disclosed in the Corporation’s proxy statement by Section 14 of the Exchange Act, and rules and regulations promulgated thereunder, and, if the Eligible Shareholder so elects, a written statement, not to exceed 500 words, in support of the Shareholder Nominee(s)’ candidacy (the “Statement”). Notwithstanding anything to the contrary contained in Section 12 of this Bylaw, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation.

D-4	APPENDIX D TO 2015 PROXY STATEMENT

Appendix D (continued)

(b)	To be timely for purposes of Section 12 of this Bylaw, the Notice of Proxy Access Nomination must be addressed to the Secretary and delivered to or mailed to and received at the principal executive offices of the Corporation no more than 150 calendar days and not less than 120 calendar days prior to the anniversary date of the date (as specified in the Corporation’s proxy materials for its immediately preceding annual meeting of shareholders) on which the Corporation first mailed its proxy materials for its immediately preceding annual meeting of shareholders. In no event will an adjournment or postponement of an annual meeting of shareholders or the announcement thereof commence a new time period for the giving of a Notice of Proxy Access Nomination as provided above.

(c)	The maximum number of Shareholder Nominees nominated by all Eligible Shareholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of shareholders shall not exceed the greater of (i) one director or (ii) 20% of the number of directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with Section 12 of this Bylaw (the “Final Proxy Access Nomination Date”), or if such amount is not a whole number, the closest whole number below 20%. In the event that one or more vacancies for any reason occurs on the board after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board in connection therewith, the maximum number of Shareholder Nominees included in the Corporation’s proxy materials shall be calculated based on the number of directors in office as so reduced. Any individual nominated by an Eligible Shareholder for inclusion in the Corporation’s proxy materials pursuant to Section 12 of this Bylaw whom the Board of Directors decides to nominate as a nominee for Director shall be counted as one of the Shareholder Nominees for purposes of determining when the maximum number of Shareholder Nominees provided for in Section 12 of this Bylaw has been reached. Any Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the Corporation’s proxy materials pursuant to Section 12 of this Bylaw shall rank such Shareholder Nominees based on the order that the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the Corporation’s proxy statement in the event that the total number of Shareholder Nominees submitted by Eligible Shareholders in the Corporation’s proxy statement pursuant to Section 12 of this Bylaw exceeds the maximum number of nominees provided for in Section 12 of this Bylaw. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to Section 12 of this Bylaw exceeds the maximum number of nominees provided for in Section 12 of this Bylaw, the highest ranking Shareholder Nominee who meets the requirements of this Section 12 from each Eligible Shareholder will be selected for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of common stock of the Corporation each Eligible Shareholder disclosed as owned in its respective Notice of Proxy Access Nomination submitted to the Corporation. If the maximum number is not reached after the highest ranking Shareholder Nominee who meets the requirements of Section 12 of this Bylaw from each Eligible Shareholder has been selected, this process will continue as many times as necessary, following the same order each time, until the maximum number is reached. Notwithstanding anything to the contrary contained in Section 12 of this Bylaw, if the Corporation receives notice pursuant to Section 9(c) of this Bylaw that a shareholder intends to nominate for election at such meeting a number of nominees greater than or equal to a majority of the total number of directors to be elected at such meeting, no Shareholder Nominees will be included in the Corporation’s proxy materials with respect to such meeting pursuant to Section 12 of this Bylaw.

(d)

For purposes of Section 12 of this Bylaw, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of common stock of the Corporation as to which the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided, that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, in any such case which instrument or agreement has, or its intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or its affiliates’ full right to vote or direct the

APPENDIX D TO 2015 PROXY STATEMENT	D-5

Appendix D (continued)

voting of any such shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such shareholder or affiliate. For purposes of Section 12 of this Bylaw, a shareholder shall “own” shares held in the name of nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during any period in which the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the shareholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the Corporation are “owned” for these purposes shall be determined by the Board of Directors or any committee thereof. For purposes of Section 12 of this Bylaw, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

(e)	In order to make a nomination pursuant to Section 12 of this Bylaw, an Eligible Shareholder must have owned the Required Ownership Percentage of the Corporation’s outstanding common stock (the “Required Shares”) continuously for the Minimum Holding Period as of both the date of the Notice of Proxy Access Nomination is delivered to or mailed to and received by the Secretary in accordance with Section 12 of this Bylaw and the record date for determining the shareholders entitled to vote at the annual meeting, and must continue to own the Required Shares through the meeting date. For purposes of Section 12 of this Bylaw, the “Required Ownership Percentage” is 5% or more, and the “Minimum Holding Period” is 3 years. Within the time period specified in Section 12 of this Bylaw for Delivering the Notice of Proxy Access Nomination, an Eligible Shareholder must provide the following information in writing to the Secretary: (i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date of the Notice of Proxy Access Nomination is delivered to or mailed to and received by the Secretary, the Eligible Shareholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Shareholder’s agreement to provide, within five business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date; (ii) a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act; (iii) the information, representations and agreements that are the same as those that would be required to be set forth in a shareholder’s notice of nomination pursuant to Section 9(a)(ii) of this Bylaw; (iv) the consent of each Shareholder Nominee to being named in the proxy statement as a nominee and to serving as a Director if elected; (v) a representation that the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent, (B) presently intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting, (C) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(1) under the Exchange Act in support of the election of any individual as a Director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors, (D) agrees to comply with all applicable laws and regulations applicable to the use, if any, of soliciting material, and (E) will provide facts, statements and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; (vi) a representation as to the Eligible Shareholder’s (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) intentions with respect to maintaining qualifying ownership of the Required Shares for at least one year following the annual meeting; (vii) an undertaking that the Eligible Shareholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the Corporation or out of the information that the Eligible Shareholder provided to the Corporation and (B) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to Section 12 of this Bylaw.

D-6	APPENDIX D TO 2015 PROXY STATEMENT

Appendix D (continued)

(f)	Within the time period specified in Section 12 of this Bylaw for delivering the Notice of Proxy Access Nomination, each Shareholder Nominee must deliver to the Secretary the representations, agreements and other information required by Section 10 of this Bylaw.

(g)	In the event that any information or communications provided by the Eligible Shareholder or any Shareholder Nominees to the Corporation or its shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of any defect in such previously provided information and of the information that is required to correct any such defect.

(h)	The Corporation shall not be required to include, pursuant to Section 12 of this Bylaw, a Shareholder Nominee in its proxy materials for any meeting of shareholders (i) for which the Secretary receives a notice that a shareholder has nominated such Shareholder Nominee for election to the Board of Directors pursuant to the advance notice requirements for shareholder nominees for director set forth in Section 9(a) of this Bylaw, (ii) if the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) that has nominated such Shareholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(1) under the Exchange Act in support of the election of any individual as a Director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors, (iii) if the Shareholder Nominee is or becomes a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, or is receiving or will receive any such compensation or other payment from any person or entity other than the Corporation, in each case in connection with service as a Director of the Corporation, (iv) who is not independent under the listing standards of each principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors, (v) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, as amended, the rules and listing standards of the principal U.S. exchanges upon which the common stock of the Corporation is traded, or any applicable state or federal law, rule or regulation, (vi) who is or has been within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (vii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offense) or has been convicted in such a criminal proceeding within the past 10 years, (viii) who is subject to any order of the type specific in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (ix) if such Shareholder Nominee or the applicable Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any committee thereof, or (x) the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) or applicable Shareholder Nominee fails to comply with its obligations pursuant to Section 12 of this Bylaw.

(i)	Notwithstanding anything to the contrary set forth herein, the Board of Directors or the chairman of the annual meeting shall declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if (i) the Shareholder Nominee(s) and/or the applicable Eligible Shareholder (or any member of any group of shareholders that together is an Eligible Shareholder) shall have breached its or their obligations under Section 12 of this Bylaw as determined by the Board of Directors or the chairman of the annual meeting or (ii) the Eligible Shareholder (or a qualified representative thereof) does not appear at the annual meeting to present any nomination pursuant to Section 12 of this Bylaw. In the event of any such declaration by the Board of Directors or the chairman of the annual meeting, the Eligible Shareholder (and any member of any group of shareholders that together is an Eligible Shareholder) whose nomination(s) was/were subject to such declaration will be ineligible to be an Eligible Shareholder (or a member of any group of shareholders that together is an Eligible Shareholder) pursuant to, Section 12 of this Bylaw for the next two annual meetings.

APPENDIX D TO 2015 PROXY STATEMENT	D-7

Appendix D (continued)

(j)	Any Shareholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of Shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least 25% of the votes cast in favor of such Shareholder Nominee’s election, will be ineligible to be a Shareholder Nominee pursuant to this Article II, Section 12 for the next two annual meetings. For the avoidance of doubt, the immediately preceding sentence shall not prevent any shareholder from nominating any person to the Board of Directors pursuant to and in accordance with Section 9 of this Bylaw.

(k)	This Section 12 of this Article shall be the exclusive method for shareholders to include nominees for Director in the Corporation’s proxy materials.

D-8	APPENDIX D TO 2015 PROXY STATEMENT

*CHIPOTLE MEXICAN GRILL, INC.*
*1401 WYNKOOP ST, STE 500*
*DENVER, CO 80202*

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M86620-P62628

KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

DETACH AND RETURN THIS PORTION ONLY

**CHIPOTLE MEXICAN GRILL, INC.**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Six Directors | ☐ | ☐ | ☐ |

**Nominees:**

01) John Charlesworth
02) Kimbal Musk
03) Monty Moran
04) Pat Flynn
05) Steve Ells
06) Stephen Gillett

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

________________________________

**The Board of Directors recommends you vote FOR the following proposals:**

**The Board of Directors recommends you vote AGAINST the following proposals:**

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement, Annual Report to Shareholders and Form 10-K are available at www.proxyvote.com.

M86621-P62628

**SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**
**ANNUAL MEETING OF SHAREHOLDERS**
**May 13, 2015**

The shareholder(s), revoking all prior proxies, hereby appoint(s) Steve Ells, Monty Moran, and Jack Hartung, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Chipotle Mexican Grill, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M., Mountain Time, on May 13, 2015, at The Westin Denver Downtown, 1672 Lawrence Street, Denver, Colorado, and any adjournment or postponement thereof.

**THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.**

**PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.**

**Address Changes/Comments:** ______________________________

______________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

**CONTINUED AND TO BE SIGNED ON REVERSE SIDE**